UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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F.N.B. Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2017

Dear Shareholder:

We will hold our Annual Meeting of Shareholders at 3:00 p.m., Eastern Daylight Time, on Wednesday, May 17, 2017, in the Great Room at The Regional Learning Alliance located at 850 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066.

At our Annual Meeting, our shareholders will act on the following matters: (i) election of fourteen (14) director nominees named in the accompanying proxy statement to our Board of Directors; (ii) adoption of an advisory (non-binding) resolution to approve the 2016 compensation of our named executive officers; (iii) adoption of an advisory (non-binding) resolution on the frequency of future shareholder advisory votes to approve compensation of our named executive officers; (iv) ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017; and (v) any other matter that is properly presented at our Annual Meeting in compliance with our bylaws.

Your vote is important regardless of how many shares of F.N.B. Corporation stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each.

Whether or not you plan to attend our Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope we have provided to insure that your shares are represented at our Annual Meeting. Alternatively, you may vote via the Internet or by telephone by following the instructions on your proxy card. By voting now, your vote will be counted even if you are unable to attend our Annual Meeting.

Please indicate on the card whether you plan to attend our Annual Meeting. If you attend and wish to vote in person, you may withdraw your proxy at that time.

As always, our directors, management and staff thank you for your continued interest in and support of F.N.B. Corporation.

Vincent J. Delie, Jr.

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 17, 2017

Time:	3:00 P.M. (Eastern Daylight Time)

Place:	Great Room at The Regional Learning Alliance
850 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066

Record Date:	March 8, 2017

Proposals:

1.

Election of the fourteen (14) nominees for directors named in the accompanying proxy statement (namely, William B. Campbell, James D. Chiafullo, Vincent J. Delie, Jr., Laura E. Ellsworth, Stephen J. Gurgovits, Robert A. Hormell, David J. Malone, D. Stephen Martz, Robert J. McCarthy, Jr., Frank C. Mencini, David L. Motley, Heidi A. Nicholas, John S. Stanik and William J. Strimbu), each to serve as a director for a term of one year and until the election of his or her successor;

2.	Adoption of an advisory (non-binding) resolution to approve the 2016 compensation of our named executive officers;

3.	Adoption of an advisory (non-binding) resolution on the frequency of future shareholder advisory votes to approve compensation of our named executive officers;

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017; and

5.	Any other matter that is properly presented at our Annual Meeting in compliance with our bylaws.

Only shareholders of record as of the close of business on March 8, 2017, are entitled to notice of and to vote at our Annual Meeting.

How to Vote

By Telephone	By Internet	By Mail	In Person
You may vote by calling 1-800-690-6903	You can vote online at www.proxyvote.com	You can vote by completing and returning the enclosed proxy card.	All Shareholders are cordially invited to attend the Annual Meeting in person.

It is important that your shares be represented and voted at our Annual Meeting. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or vote via the Internet at www.proxyvote.com (and entering the Control Number provided on your proxy card) or by telephone at 1-800-690-6903, whether or not you expect to attend our Annual Meeting in person.

We have included our 2016 annual report to shareholders with this notice and accompanying proxy statement.

BY ORDER OF OUR BOARD OF DIRECTORS, James G. Orie Chief Legal Officer and Corporate Secretary

March 31, 2017

Pittsburgh, Pennsylvania

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2017:

THE F.N.B. CORPORATION PROXY STATEMENT AND 2016 ANNUAL REPORT TO SHAREHOLDERS

ARE AVAILABLE AT http://www.proxyvote.com.

2017 Proxy Statement | i

ii | F.N.B. Corporation

One North Shore Center 12 Federal Street Pittsburgh, PA 15212

Proxy Statement

Our proxy statement contains information relative to our Annual Meeting of Shareholders to be held on Wednesday, May 17, 2017, beginning at 3:00 p.m., Eastern Daylight Time, in the Great Room at The Regional Learning Alliance located at 850 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066 (our “Annual Meeting”). This proxy statement also relates to any adjournment of our Annual Meeting. This proxy statement was prepared under the direction of the F.N.B. Corporation Board of Directors to solicit your proxy for use at the Annual Meeting. On March 31, 2017, we commenced the distribution of our proxy statement and the accompanying proxy card to our shareholders of record as of March 8, 2017. We will bear all costs of preparing and distributing our proxy materials to our shareholders. We will, upon request, reimburse brokers, nominees, fiduciaries, custodians and other record holders for their reasonable expenses in forwarding our proxy materials to beneficial owners.

We use the following terms in this proxy statement:

•	“We,” “us,” “our,” “F.N.B.,” “Company,” or “Corporation” mean F.N.B. Corporation;

•	“Board” means the joint F.N.B. Corporation and First National Bank of Pennsylvania Boards of Directors;

•	“FNBPA” or “Bank” means First National Bank of Pennsylvania;

•	“FNTC” means First National Trust Company;

•	“F.N.B. Capital” means F.N.B. Capital Corporation, LLC; and

•	“CEO” means Chief Executive Officer.

About Our Annual Meeting

What is a proxy?

Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three of our employees, who are called “proxy holders” (or “proxies” for short) and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card.

Why are you soliciting a proxy from me?

Our Board of Directors is soliciting your proxy to make sure that your vote is properly submitted and received on time, and to improve the efficiency of the Annual Meeting. We may ask for, or solicit, proxies using several methods.

We may solicit proxies by mail, personal interviews, telephone or fax. We may also use the Internet to solicit proxies. F.N.B. officers or employees may solicit proxies, but will not receive any special compensation for doing so. We have engaged the firm of Laurel Hill Advisory Group, LLC to assist us with soliciting proxies.

What will our shareholders vote on at our Annual Meeting?

Our shareholders will act upon the following proposals at our Annual Meeting:

•	Election of the fourteen (14) nominees for directors named in this proxy statement, each to serve for a term of one year and until the election of their successors (Proposal 1);

•	Adoption of an advisory (non-binding) resolution to approve the 2016 compensation of our named executive officers (Proposal 2);

2017 Proxy Statement | 1

•	Adoption of an advisory (non-binding) resolution on the frequency of future shareholder advisory votes to approve executive compensation (Proposal 3);

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 (Proposal 4); and

•

Any other business that may come before our Annual Meeting in compliance with the advance notice and other applicable provisions of our bylaws (described in the Shareholder Proposals discussion in this Proxy Statement).

Voting

Who is entitled to vote at our meeting?

Our Board has set March 8, 2017, as the record date for our Annual Meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at our Annual Meeting and any adjournment of our Annual Meeting. F.N.B. shareholders who plan to attend our Annual Meeting may obtain driving directions to the meeting location by contacting our shareholder services representative at (888) 981-6000 and asking to be connected to extension 4944.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“For” the election of each of the fourteen (14) nominees for election as directors named in this proxy statement for a term of one year and until the election of their successors (Proposal 1);

•	“For” adoption of the advisory (non-binding) resolution to approve the 2016 compensation of our named executive officers (Proposal 2);

•	“Every Year” as the frequency for conducting future advisory (non-binding) shareholder votes to approve compensation of our named executive officers (Proposal 3); and

•	“For” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017 (Proposal 4).

What is a quorum?

On March 8, 2017, our record date, we had 211,310,919 shares of common stock outstanding. Under Pennsylvania law, we must have a quorum before we can consider proposals at our Annual Meeting. A quorum is the number of shares that must be present at the meeting. In determining if a quorum exists, we count the number of shares represented by shareholders in person as well as the number of shares represented by proxies. If you return a signed and dated proxy card, vote via the Internet, vote by telephone or vote in person at our Annual Meeting, you will be considered present for purposes of establishing a quorum.

To have a quorum, we need the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast. If you return a proxy, whether you vote for or against a proposal, abstain from voting or only sign and date your proxy card, your holdings will be counted toward the quorum.

Although a quorum may be achieved, not all proposals will be subject to the same voting or approval requirement. Street name holders may need to take additional precautions to ensure that their vote counts. We discuss the vote required to approve each proposal under the question immediately below.

What vote is required to approve each matter?

In general, if you abstain from voting, it will not count as a vote “cast.” However, please see the summaries below for more specific information about how abstentions will be counted with respect to each proposal. With respect to Proposals 1, 2, 3 and 4, if you desire to abstain, you must check the “Abstain” box on your proxy card, or select the appropriate option when voting by Internet or telephone.

2 | F.N.B. Corporation

Proposal 1. Election of Directors

Our bylaws provide that in the circumstance of an uncontested director election, which is the case for this year’s directors’ election, our directors are elected by a majority of the votes cast in person or by proxy at our Annual Meeting. Our Articles of Incorporation do not authorize cumulative voting for the election of directors. To receive a majority of votes cast means that the shares voted for a director’s election exceed the number of votes cast against that director’s election. Moreover, our bylaws provide that any incumbent director who does not receive a majority of votes cast will promptly tender his or her resignation to the Board. Upon recommendation of the Nominating and Corporate Governance Committee, the Board shall determine whether to accept the resignation. The directors’ election is considered a non-routine item and, as such, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the director election results. If there is a contested election (which is not the case in 2017), directors are elected by a plurality of votes cast at the meeting.

Proposal 2. “Say on Pay” Advisory Vote on Executive Compensation

A majority of the votes cast will be required to approve the advisory vote on executive compensation. Because your vote is advisory, it will not be binding on the Board or the Corporation. This matter is considered a non-routine matter and, as a result, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

Proposal 3. Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

The frequency (i.e., Every Year, Every Two Years or Every Three Years) which receives the highest number of votes cast by shareholders will be considered by us as the shareholders’ recommendation as to the frequency of future shareholder advisory votes to approve the compensation of our named executive officers. This matter is considered a non-routine matter and, as a result, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

Proposal 4. Ratification of Auditor

A majority of the votes cast will be required to approve the ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2017. This matter is considered a routine item and brokers have the discretion to vote uninstructed shares on behalf of clients. As a routine item, there will be no broker non-votes, although brokers may fail to submit a vote. Any failure by brokers to vote or any abstentions will not be included in the total votes cast and will not affect the results.

What are the voting rights of our shareholders?

The only class of our securities that is outstanding and entitled to vote at our Annual Meeting is our common stock. As of the March 8, 2017, record date, we had 210,790,974 shares of our common stock entitled to one vote per share with respect to each matter to be voted on at our Annual Meeting.

How do I vote?

You can vote either in person at our Annual Meeting or by proxy whether or not you attend our Annual Meeting. When you or your authorized attorney-in-fact grants us your proxy, you authorize us to vote your shares of our common stock in the manner you specify on your proxy card. Giving a proxy allows your shares to be voted at our Annual Meeting even if you do not attend the Annual Meeting in person. If your shares are in an account at a bank or brokerage firm (that is, in “street name”), you will receive a separate card from your bank or brokerage firm with instructions about the manner in which you may vote your shares.

If you hold your shares directly, to vote by proxy you must do one of the following:

•

Vote by mail. Complete, sign, date and return the enclosed proxy card in the envelope provided (the envelope requires no postage if mailed in the United States) or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

2017 Proxy Statement | 3

•

Vote at the Annual Meeting. If you are a registered shareholder and attend our Annual Meeting, you may deliver your completed proxy card in person or request a voting ballot to vote in person at the meeting. Even if you returned a proxy to us before our Annual Meeting, you may revoke it and vote in person.

•	Vote via the Internet* at www.proxyvote.com — instructions are provided on your proxy card. If you vote via the Internet, you should not return your proxy card.

•	Vote via telephone* at 1-800-690-6903 — instructions are provided on your proxy card. If you vote via telephone, you should not return your proxy card.

*Proxies submitted via the Internet or telephone must be received by 11:59 p.m., Eastern Time on May 16, 2017, in order to be counted in the vote.

If you hold your F.N.B. shares in an account at a bank or brokerage firm, and you want to vote in person at our Annual Meeting, you will need to obtain a signed proxy card from the brokerage firm or the bank that holds your F.N.B. stock. If your F.N.B. stock is registered in the name of a bank or brokerage firm, you also may be eligible to vote your shares electronically via the Internet or by telephone. Many banks and brokerage firms participate in programs such as the Broadridge Financial Solutions, Inc. online program. These programs provide eligible shareholders who receive a paper copy of this proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in one of these programs, your proxy card will contain instructions for voting online or by telephone. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the enclosed self-addressed, postage-paid envelope.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you sign, date and return your proxy card, but do not provide voting instructions, or if you do not provide voting instructions when voting over the Internet, we will vote your shares represented by that proxy as recommended by our Board of Directors (see “What are the Board’s voting recommendations?” above), and this vote will count as a vote cast.

Who can attend our Annual Meeting?

All shareholders as of the close of business on March 8, 2017 (the record date), or their duly appointed proxies, may attend our Annual Meeting. Even if you currently plan to attend our Annual Meeting, we recommend that you vote by any of the applicable methods described above so that your vote will be counted at our Annual Meeting if you later decide not to attend.

If your shares are held in “street name” by your bank or brokerage firm, you will need to bring a copy of a brokerage statement reflecting your ownership of F.N.B. stock as of the March 8, 2017, record date, and check in at the registration desk at our Annual Meeting.

What are the requirements for admittance to the Annual Meeting?

Only shareholders as of the record date have a right to attend the Annual Meeting. In order to be admitted to the Annual Meeting, you will need to present a government-issued photo identification (such as a driver’s license or passport) and, if you hold your shares in an account at a bank or brokerage firm, evidence of ownership of our common stock as of the record date (such as a brokerage account statement). Entrance after the Annual Meeting has commenced will be prohibited. If you are representing an entity that is a shareholder, you must also present documentation showing your authority to attend and act on behalf of the entity (such as a power of attorney, written proxy to vote or letter of authorization on the entity’s letterhead). We reserve the right to limit the number of representatives for any entity that may be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting. The use of cell phones, smart phones, tablets and other personal communication devices during the Annual Meeting is also prohibited.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before it is voted at our Annual Meeting. You may change your vote by delivering a written notice of revocation to our Corporate Secretary at F.N.B.

4 | F.N.B. Corporation

Corporation, One North Shore Center, 12 Federal Street, Suite 503, Pittsburgh, PA 15212, by signing and returning a new proxy card with a later date, by voting via the Internet or by telephone at a later date, or by attending the Annual Meeting and voting in person. Only your latest instruction will be counted. However, your attendance at our Annual Meeting will not automatically revoke your proxy unless you vote again at our Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to our Annual Meeting to our Corporate Secretary at F.N.B. Corporation, One North Shore Center, 12 Federal Street, Suite 503, Pittsburgh, Pennsylvania 15212.

How do I vote if my shares are held in “street name”?

If you hold your shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. Instead, your bank or brokerage firm will forward our proxy materials to you and tell you how to give them instructions for voting your F.N.B. shares.

Please ensure that you instruct your bank or brokerage firm how to vote your shares. Under New York Stock Exchange (“NYSE”) rules applicable to brokers, your broker has discretionary authority to vote your shares without receiving your instructions on “routine” matters. The only routine matter before our Annual Meeting will be the ratification of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2017. All of the other proposals that will be considered at our Annual Meeting are “non-routine” matters. Your bank or brokerage firm does not have discretionary authority to vote on a non-routine matter unless you provide them with your voting instructions. Therefore, please ensure that you instruct your bank or brokerage firm how to vote your shares with respect to election of our directors, the advisory non-binding resolution to approve the 2016 compensation of our named executive officers and the advisory non-binding resolution on the frequency of future shareholder advisory votes to approve compensation of our named executive officers.

How do I vote my 401(k) Plan shares?

If you participate in the F.N.B. Corporation Progress Savings 401(k) Plan (“401(k) Plan”), you may vote the number of shares of common stock credited to your account as of the record date. You may vote by instructing T. Rowe Price, the trustee of our 401(k) Plan, pursuant to the voting instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed voting instruction card, provided that the trustee receives it by 3:00 a.m., Eastern Daylight Time, on Friday, May 12, 2017.

In the case of the 401(k) Plan, if you do not return your voting instruction card, the shares credited to your plan account will be voted by the trustee in the same proportion that it votes the shares for which it timely received voting instruction cards.

You may also revoke a previously given proxy card until 3:00 a.m., Eastern Daylight Time, on Friday, May 12, 2017, by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card or Internet vote or telephone vote having a later date.

How will we conduct the business of our Annual Meeting?

Our bylaws govern the organization and conduct of business at our shareholder meetings. Our bylaws specify that our Board Chairman shall preside at our shareholder meetings. Our Board Chairman, Mr. Stephen J. Gurgovits, will serve as Chair of our Annual Meeting and call the meeting to order. As Chair of our Annual Meeting, Board Chairman Gurgovits will determine, at his discretion, the order of the business to be conducted at our Annual Meeting and the procedure for our Annual Meeting. Board Chairman Gurgovits will announce the opening and closing of the polls for each matter on which our shareholders will vote at our Annual Meeting.

Who can answer my questions?

Should you have questions concerning these proxy materials or our Annual Meeting or should you wish to request additional copies of this proxy statement or proxy card, you may contact Mr. James G. Orie, our Chief Legal Officer and Corporate Secretary, at (888) 981-6000 and ask to be connected to extension 3435.

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How can I avoid receiving more than one set of proxy materials in future years?

If two or more registered shareholders live in your household or if a registered shareholder maintains two or more shareholder accounts, you may have received more than one set of our proxy materials. At your request, we will “household” your proxy materials, i.e., only one annual report and one proxy statement will be delivered to your address; however, a separate proxy card will be delivered for each account. Please refer to the section titled, “Other Matters — Householding of Proxy Materials” at the end of this proxy statement for more information regarding “householding.”

Is my vote confidential?

We process proxy instructions, ballots and voting tabulations that identify individual shareholders in a manner that protects your voting privacy. We will not disclose your vote either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards. At our discretion, we may forward your comments to our management or the Board.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at our Annual Meeting. The judges of election will tally the final voting results and we will include the final voting results in a Form 8-K, which we will file with the Securities and Exchange Commission (“SEC”) by May 23, 2017.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company has retained Laurel Hill Advisory Group, LLC to assist in obtaining proxies by mail, facsimile or email from registered holders, brokerage firms, bank nominees and other institutions for the Annual Meeting. The estimated cost of such service is $17,500 including out-of-pocket expenses. Laurel Hill Advisory Group, LLC may be contacted at 888-742-1305.

The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares held in “street name” for their reasonable costs associated with:

•	Forwarding the Notice of our Annual Meeting to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf personally or by telephone, facsimile or email.

6 | F.N.B. Corporation

PROPOSAL 1. ELECTION OF DIRECTORS

General Information Regarding Director Nominees

Our Board determines the number of directors to nominate for election each year. The F.N.B. bylaws provide that our Board shall consist of not fewer than five nor more than 25 persons, the exact number to be determined from time to time by the Board.

Acting on the recommendation of the Nominating and Corporate Governance Committee, our Board fixed the number of directors as of the Annual Meeting date at fourteen (14).

Directors

The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated for election as directors the nominees identified in the table titled, “Current Directors and Nominees for Election at Our Annual Meeting.” Each nominee is discussed in more detail in the Section titled “Biographical Information Concerning Director Nominees” of this proxy statement. If elected, the Company’s nominees will hold office for a one-year term until the next annual meeting of shareholders and the election and qualification of his or her successor. All of our nominees are currently directors.

Identification and Evaluation of Director Nominees

Our Nominating and Corporate Governance Committee identifies potential director nominees primarily through recommendations made by current or former Company Directors and contacts in business, civic, academic and non-profit communities. Also, our Company shareholders may propose persons to be nominated for election to our Board (see later discussions under “Shareholder Proposals and Nominations for the 2018 Annual Meeting”).

At least annually, in consultation with the Nominating and Corporate Governance Committee, our Board assesses the skills, qualifications and experience of our Board and decides whether to recommend an incumbent director for reelection. In evaluating existing directors or new candidates (including any candidates who may be recommended by a shareholder), our Nominating and Corporate Governance Committee and Board assess the incumbent director’s performance (including evaluation of annual director self-assessment results), the needs of the Board, the conduct of each Director’s financial affairs and the other relevant qualifications of each director candidate. Moreover, in evaluating the suitability of prospective Board members, our Nominating and Corporate Governance Committee and Board take into account many factors, including those in our Company bylaws and Corporate Governance Guidelines (e.g., each director candidate’s general understanding of banking, finance and other disciplines relevant to the success of a publicly traded financial services company in today’s business and regulatory environment; compatibility with our culture; understanding of our business; educational and professional background; personal accomplishment; adherence to the standards set forth in the F.N.B. Corporate Governance Guidelines and Code of Conduct; and geographic, gender, age, racial, ethnic and other diversity considerations). Please see the section titled “Biographical Information Concerning Director Nominees” for more information on each of our director nominees.

Since the 2016 Annual Meeting, the F.N.B. Board elected Scott M. Custer to the Board. Mr. Custer was formerly the Chairman of the Board, President and Chief Executive Officer of Yadkin Financial Corporation (“Yadkin”). Mr. Custer was identified as a candidate for election to the F.N.B. Board through the Nominating and Corporate Governance Committee’s evaluation of the members of the Yadkin Board who expressed interest in joining the F.N.B. Board as provided under the terms of the Agreement and Plan of Merger between F.N.B. and Yadkin, dated as of July 20, 2016 (the “Merger Agreement”). Under the Merger Agreement, F.N.B. had agreed to elect one current member of the Yadkin Board to the F.N.B. and FNBPA Boards of Directors.

F.N.B. CEO Delie initially reviewed the qualifications of each Yadkin Board member who expressed an interest in being elected to the F.N.B. Board and consulted with the Nominating and Corporate Governance

2017 Proxy Statement | 7

Committee in connection with recommending Mr. Custer to the committee. The Nominating and Corporate Governance Committee reviewed Mr. Custer’s qualifications and conducted an in-person interview with Mr. Custer. On October 17, 2016, Mr. Custer was evaluated by the Nominating and Corporate Governance Committee under the above-described criteria and this committee unanimously voted to recommend the election of Mr. Custer to the Board. On October 19, 2016, the F.N.B. and FNBPA Boards reviewed the committee’s recommendation and unanimously voted to elect Mr. Custer to the F.N.B. and FNBPA Boards, effective upon the consummation of the F.N.B.-Yadkin merger. Mr. Custer joined the F.N.B. and FNBPA Boards upon completion of the merger on March 11, 2017.

CURRENT DIRECTORS AND NOMINEES FOR ELECTION AT OUR ANNUAL MEETING

Name	Age as of the Annual Meeting	Director Since	Independent	Committee Memberships
William B. Campbell (Lead Director)	78	1975	Yes	2
James D. Chiafullo	59	2012	Yes	2
Scott M. Custer(1)	60	2017	No	1
Vincent J. Delie, Jr. (CEO)	52	2012	No	1
Laura E. Ellsworth	58	2013	Yes	1
Stephen J. Gurgovits (Chairman)	73	1981	No	2
Robert A. Hormell	70	2015	Yes	2
David J. Malone	62	2005	Yes	3
D. Stephen Martz	74	2008	Yes	3
Robert J. McCarthy, Jr.	74	2012	Yes	2
Frank C. Mencini	52	2016	Yes	3
David L. Motley	58	2013	Yes	3
Heidi A. Nicholas	62	2015	Yes	2
John S. Stanik	63	2013	Yes	1
William J. Strimbu	56	1995	Yes	3

(1)	Mr. Custer declined to stand for re-election at our 2017 annual meeting.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOURTEEN (14) NOMINEES

IDENTIFIED IN THE ABOVE TABLE AS OUR BOARD OF DIRECTORS’ CANDIDATES FOR

ELECTION AS DIRECTORS (PROPOSAL 1 ON THE PROXY CARD).

Each of our director nominees has consented to being named in this proxy statement and to serve if elected.

Proxies submitted to us, unless indicated to the contrary, will be voted “For” the election of Mses. Ellsworth and Nicholas and Messrs. Campbell, Chiafullo, Delie, Gurgovits, Hormell, Malone, Martz, McCarthy, Mencini, Motley, Stanik and Strimbu with terms expiring at our 2018 Annual Meeting and upon election and qualification of their respective successors.

8 | F.N.B. Corporation

Biographical Information Concerning Director Nominees

Relevant biographical information concerning each of our director nominees for election at our Annual Meeting may be found below, including a brief discussion of the specific experience, qualifications, attributes or skills that led to our Board’s conclusion regarding each director nominee’s qualification to serve on our Board in light of our business and structure. As a result of a corporate governance and risk management initiative undertaken in 2015, which included the creation of a combined board structure, or interlocking directorate, for the Company and FNBPA, each of our director nominees also serves on the board of directors of our principal bank subsidiary, FNBPA.

WILLIAM B. CAMPBELL

William B. Campbell is our independent Lead Director. Mr. Campbell served as Chairman of our Board from 2009 until January 2012 and has been a director of F.N.B. since it commenced operations in 1975. Mr. Campbell is the Chair of our Nominating and Corporate Governance Committee and serves on our Executive Committee. Mr. Campbell chaired the F.N.B. Succession Committee during the Company’s CEO succession planning in 2006 and 2007. Mr. Campbell was a director of FNBPA from 1973 until 2012, and re-joined our FNBPA Board in January 2015. Mr. Campbell is a former Chair of FNBPA’s Building Committee and a former member of FNBPA’s Executive and Loan Committees. Mr. Campbell served on the boards of Southwest Banks, Inc. (“Southwest”), a bank holding company in Naples, Florida, and its subsidiary, First National Bank of Naples, from 1997 to 2003, and served on Southwest’s Executive Committee. Mr. Campbell’s successful professional career included his ownership of Shenango Steel Erectors, Inc., a commercial building construction company, and as a partner in Campbell-Kirila Realty, which developed and leased commercial property. After more than 30 years of developing high-level executive experience in the manufacturing, steel, commercial development and construction industries, Mr. Campbell retired in 1992. During his career, Mr. Campbell also served in leadership capacities with a number of regional and national trade associations representing the steel, construction and manufacturing industries. Mr. Campbell served 14 years as director of the Shenango Valley Industrial Development Authority in Sharon, Pennsylvania and served on the Board of Trustees of Westminster College located in New Wilmington, Pennsylvania. Mr. Campbell’s background provides him with the decision-making experience, knowledge of best corporate practices and understanding of Board responsibilities to help him, as our Lead Director, assist the Board to act as a cohesive and effective team. Mr. Campbell’s work experience in the steel, construction and manufacturing industries, his extensive experience in commercial real estate development, and his lengthy experience on our Board, qualify him to serve as a member of our Board, as Chair of our Nominating and Corporate Governance Committee, and as a member of our Executive Committee.

JAMES D. CHIAFULLO

James D. Chiafullo joined our Board in October 2012 and is a member of our Nominating and Corporate Governance Committee and the FNBPA Credit Risk and CRA (Community Reinvestment Act) Committee. Mr. Chiafullo is a shareholder/director with the Cohen & Grigsby, P.C. law firm in Pittsburgh, Pennsylvania. Mr. Chiafullo is a member of the Cohen & Grigsby Business Group and chairs the firm’s Commercial Finance Group. Earlier in his tenure with Cohen & Grigsby, Mr. Chiafullo served for three years as the firm’s Vice President-Technology during which time he was principally responsible for the development and implementation of the firm’s technology services, business continuity plans and cybersecurity protective measures. In this role, Mr. Chiafullo had oversight of the development and implementation of fully redundant servers in a hardened site outside of the firm’s principal office location. Mr. Chiafullo led a team of twelve IT specialists who regularly conducted specialized testing and retesting for vulnerability from outside incursions. In addition to leading his firm’s technology and cybersecurity efforts, Mr. Chiafullo worked with law enforcement agencies and security specialists in connection with his firm’s representation of major U.S. retailers who have experienced significant data breaches, and regularly advises corporate clients on matters related to data privacy and cybersecurity threats. Prior to joining the Cohen & Grigsby law firm, Mr. Chiafullo was a partner for over ten years with the Thorp Reed & Armstrong, LLP law firm in Pittsburgh (now known as Clark Hill PLC), and was in-house counsel with Gulf Oil Corporation in Houston, Texas. The focus of Mr. Chiafullo’s law practice is finance, corporate governance, general corporate, securities,

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commercial and real estate law, shareholder disputes, lender liability, mergers and acquisitions, and Sarbanes-Oxley compliance, regulatory requirements that apply to publicly traded companies. Mr. Chiafullo’s clients operate in a variety of industries, including financial institutions, general contractors, real estate developers, physicians, manufacturers, specialty contractors, television stations, geotechnical engineers, franchisors and franchisees.

Since 2004, Mr. Chiafullo has received recognition numerous times from The Best Lawyers in America publication for his accomplishments in corporate law and mergers and acquisitions. Moreover, in 2013, Mr. Chiafullo was selected as a “leader in law” practitioner in the area of commercial finance by the prestigious Chambers USA which uses a rigorously independent methodology to identify the best lawyers in the United States by practice area. Mr. Chiafullo frequently lectures and publishes articles on various current issues concerning corporate, finance and franchise law.

Mr. Chiafullo was the Chairman of the Board of the National Association of Corporate Directors (NACD) Three Rivers Chapter from 2008 to June 2015. He continues to serve on the Board of NACD Three Rivers. He has served on the Board of Directors of the Epilepsy Foundation of Western/Central Pennsylvania since 1998 and is the chair of the governance and nominating committee. Mr. Chiafullo is active with the Pittsburgh Foundation as Director of The Chiafullo Family Fund, and with the Verland Foundation as counsel, and through committee service work and fundraising activities, as well as in service leadership roles with various other social and non-profit organizations related to his profession and his community.

The breadth of Mr. Chiafullo’s corporate and transactional legal experience along with his particular focus in the areas of corporate governance, regulatory compliance and finance provide him the necessary background to assist the F.N.B. Board with the myriad of challenges faced by publicly traded financial services companies in today’s economic and regulatory environment. With his extensive hands-on experience working with sophisticated technology systems and his legal work involving a major U.S. retailer in connection with cybersecurity threats and breaches, Mr. Chiafullo possesses the requisite background to offer the Board insight into these critical issues facing the industry. Mr. Chiafullo’s extensive and varied legal experience provides the F.N.B. Board and its Nominating and Corporate Governance Committee and FNBPA Credit Risk and CRA Committee with the essential experience and background to help it to properly evaluate the governance, business, financial, regulatory and risk issues that the Corporation confronts on a regular basis.

VINCENT J. DELIE, JR.

Vincent J. Delie, Jr. is President and CEO of F.N.B. Corporation and First National Bank. F.N.B. is a diversified financial services company based in Pittsburgh, Pennsylvania, with total combined assets of nearly $30 billion and more than 400 locations.

F.N.B. and its affiliates provide a full range of products and services including commercial and consumer banking, trust, wealth management, insurance and brokerage. As a result of the recent Yadkin acquisition, the Company is one of the 50 largest banks and thrifts in the United States and operates in eight states and seven major metropolitan statistical areas.

Mr. Delie joined F.N.B. in 2005 as President and CEO of the Company’s Pittsburgh Region. Beginning in 2008, he was promoted into a number of key executive leadership roles, including Chief Revenue Officer; President of the Banking Group, where he was largely responsible for all revenue-producing lines of business including commercial banking, consumer banking and wealth management; and President and CEO of First National Bank. In 2011, Mr. Delie became President of F.N.B. and in 2012 he was additionally named CEO and elected to the Board of Directors. Mr. Delie serves as Chair of our Executive Committee and as ex officio of the FNBPA Credit Risk and CRA Committee.

Under Mr. Delie’s leadership, the Company has experienced unprecedented growth, tripling its market capitalization and producing significant revenue growth and expanded profitability. Despite the difficult economic environment, this was accomplished in large part through the execution of a unique business model centered on organic growth, strategic acquisitions and strong risk management. In the Pittsburgh metropolitan statistical area, F.N.B. has grown to a number three retail deposit market share position and a leading market share position in Small Business and Middle Market Banking. Today, F.N.B. is the second largest bank based in the city of Pittsburgh by total assets.

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An industry-leading expert on mergers and acquisitions, Mr. Delie has played a significant role in the completion and seamless integration of 14 bank acquisitions for F.N.B. Upon assuming the role of President and CEO, F.N.B. expanded into major metropolitan markets and has completed seven acquisitions since April 2013. F.N.B. maintains a significant retail deposit market share position in Baltimore, Maryland, Cleveland, Ohio, and Pittsburgh, Pennsylvania, and, with the completion of the Yadkin acquisition, now holds top retail deposit share in Raleigh-Durham, the Piedmont Triad and Charlotte in North Carolina.

Mr. Delie has nearly 30 years of extensive experience in the financial services industry which includes executive roles at National City Bank in addition to capital markets and investment banking positions held at several prominent financial institutions. Mr. Delie earned a degree in Business Administration and Finance from the Penn State Smeal College of Business.

Active in the community and the financial services industry, he currently serves as Chairman of the Advisory Board for the Watson Institute and as a member of the Board of Directors of the Pennsylvania Economy League of Southwestern Pennsylvania, Team Pennsylvania, the United Way of Allegheny County and the Allegheny Conference on Community Development. Mr. Delie is also involved in a number of trade associations including the Pennsylvania, Maryland, and West Virginia Bankers Associations; the American Bankers Association, where he serves on the American Bankers Council and the Government Relations Council Administrative Committee; and the Pennsylvania Business Council.

Mr. Delie has received a number of honors, including the Society of Industrial and Office Realtors® Industrialist of the Year Award in recognition of his contributions to economic, cultural and civic development in Western Pennsylvania. He also received the prominent Adam Smith Distinguished Leadership Award in 2015 from EconomicsPennsylvania. Under Mr. Delie’s leadership, FNB has been a recipient of Greenwich Associates Excellence in Banking Awards for six consecutive years, receiving ten national and regional awards in 2016 for client satisfaction in Middle Market and Small Business Banking. Also, under Delie’s leadership, F.N.B. has been honored as a leading workplace a total of 14 times based on employee feedback, and in 2016 he was recognized for leadership in the large company category by the Pittsburgh Post-Gazette Top Workplaces. Mr. Delie has also made multiple appearances on Pennsylvania Business Central’s ranking of the Top 100 People in Central Pennsylvania.

LAURA E. ELLSWORTH

Laura E. Ellsworth joined our Board in January 2013, and is a member of our Compensation Committee. Ms. Ellsworth is the former Partner-In-Charge of the Jones Day law firm’s Pittsburgh, Pennsylvania office and currently serves as the firm’s Partner-In-Charge of Global Community Service Initiatives. Ms. Ellsworth has practiced law for over 30 years, during which she developed a highly regarded reputation for her legal accomplishments across a wide range of complex litigation matters, including her involvement in landmark decisions involving toxic torts, commercial disputes, product liability, insurance, intellectual property, employment and the Employment Retirement Income Security Act of 1974 (ERISA). Ms. Ellsworth is listed in The Best Lawyers in America for her commercial litigation skills, was recognized by the prestigious Chambers USA in 2009 as a “leader in law,” and has been recognized as one of the top female litigators in Pennsylvania by the Pennsylvania Law Weekly. Moreover, Ms. Ellsworth has published articles and legal treatises and has been a featured speaker on a wide variety of legal topics including litigation, disclosure, Sarbanes-Oxley and the regulatory environment. In view of Ms. Ellsworth’s considerable achievements, the United States District Court for the Western District of Pennsylvania appointed her to its Advisory Committee for the Study of Rules and Practice, and she also served as co-chair of the Federal Judicial Selection Commission for the United States District Court for the Western District of Pennsylvania. In addition, Ms. Ellsworth was appointed by the Federal Third Circuit Court of Appeals to serve as a member of the judicial selection committee for the U.S. Bankruptcy Court for the Western District of Pennsylvania.

Ms. Ellsworth is also actively involved in a wide range of important community, civic and non-profit activities, including as Chair of the Chamber of Commerce of Greater Pittsburgh and past Vice Chair of the Allegheny Conference on Economic Development. Ms. Ellsworth’s non-profit board service includes the Senator John Heinz

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History Center, the McCune Foundation, Imani Christian Academy, and the Magee Women’s Research Institute and Foundation. Ms. Ellsworth chaired the American Heart Association’s “Go Red for Women” campaign in 2010 and chaired the United Way’s Women’s Leadership Council in 2011.

Ms. Ellsworth’s extensive legal experience, especially with respect to complex and challenging legal issues, coupled with her high-level advisory role with the federal courts and her dedication to important civic and community initiatives, provides her with the necessary background to make significant contributions to the Corporation’s Board and its Compensation Committee.

STEPHEN J. GURGOVITS

Stephen J. Gurgovits was elected Chairman of our Board in January 2012, and has been a director on our Board since 1981. Mr. Gurgovits served as our CEO in every year from 2004 until January 2012, and is a member of our Executive Committee and the FNBPA Credit Risk and CRA Committee. Throughout his lengthy tenure with the Company, Mr. Gurgovits has served the Company and FNBPA in various retail, commercial banking and executive capacities. Under Mr. Gurgovits’ leadership as CEO, the Company grew from approximately $4 billion in asset size in 2004 to $11.6 billion by the time he retired as CEO in 2012. In view of Mr. Gurgovits’ extensive knowledge of, and experience with the Company and FNBPA, he has served as an important “sounding board” for senior management and provided a valuable perspective in connection with our acquisition and growth strategies. From 2013 until August 2014, Mr. Gurgovits served on the Board of Directors of Hampton Roads Bankshares, Norfolk, Virginia (publicly-held bank holding company), and served as a member of its Compensation Committee and the Nominating and Governance Committee.

Mr. Gurgovits authored a well-recognized lending primer, “Financing Small Business.” Mr. Gurgovits’ leadership experience includes his service as the chairman of the Pennsylvania Bankers Association (“PBA”) from 2003 to 2004, a director of the American Bankers Association (“ABA”) from 2005 through 2008, and a member of the American Bankers Council. In leading the PBA and ABA, Mr. Gurgovits gained valuable experience working with large financial institutions and community banks, along with national and state policymakers, legislators and regulators, for the purpose of vigorously advocating that financial regulations serve the competitive interests of banks and other financial institutions and their customers. Mr. Gurgovits’ leadership positions with the PBA and the ABA are indicative of his reputation in the financial industry. This experience, coupled with his Board and executive leadership experience with F.N.B., make him an integral component of our Board. Mr. Gurgovits completed the Graduate School of Banking at the University of Wisconsin. In addition, Mr. Gurgovits is a recognized leader in regional economic development and currently serves or previously served on the boards of various educational, developmental and health care organizations, including Penn-Northwest Development Corporation and as a director on the Boards of the Christian Buhl Legacy Trust and the Community Foundation of Western Pennsylvania and Eastern Ohio. Mr. Gurgovits is President of the F.H. Buhl Trustees, a community-centered non-profit organization offering recreational, social, fitness and educational programs for families in Mercer County, Pennsylvania. Mr. Gurgovits is a member of the Board of Trustees of the Youngstown State University Foundation, which is dedicated to promoting the university’s endowment and supporting its educational mission, and also serves as a member of its Investment Committee. Mr. Gurgovits also serves on the Board of Directors and as a member of the Compensation Committee of the Joy Cone Company. Mr. Gurgovits’ lengthy and significant experience with F.N.B. and its affiliates for more than five decades, including his operational, financial, executive and industry leadership roles, qualify him for service as our Board Chairman, and as a member of our Executive Committee and the FNBPA Credit Risk and CRA Committee.

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ROBERT A. HORMELL

Robert A. Hormell joined the Corporation Board and re-joined the FNBPA Board in January 2015 (he previously served on the FNBPA Board from 2008 through October 2014). Mr. Hormell serves as a member of our Nominating and Corporate Governance Committee and on the FNBPA Credit Risk and CRA Committee. Mr. Hormell possesses over 35 years of experience in regional, economic and community development, having worked from 1973-2006 with the Susquehanna Economic Development Association (SEDA)-Council of Governments, a large public development organization which serves 11 counties located in central Pennsylvania and an aggregate population of close to one million people. The focus of Mr. Hormell’s work with the SEDA-Council of Governments included promoting and assisting the development of comprehensive initiatives designed to create jobs, promote small businesses, enhance public transportation and procure financing for large public infrastructure and regional projects, including water, sewer, rail lines and industrial parks. During his tenure with the SEDA-Council of Governments, Mr. Hormell developed an extensive and significant network of governmental, municipal, business, community and civic contacts and established relationships with various communities and government leaders across the Commonwealth of Pennsylvania. Mr. Hormell authored a significant report titled, “New Frontiers for Pennsylvania’s Heartland,” which has contributed to community and governmental policy-related discussions regarding Pennsylvania’s aging infrastructure. In addition, Mr. Hormell has extensive experience serving financial institutions including as a director of Omega Financial Corporation, a publicly-held bank holding company based in State College, Pennsylvania, and its principal subsidiary Omega Bank (2004-2008; acquired by F.N.B. in 2008), where he also served on the Executive, Compensation and Loan Committees of the holding company, and as a director of Sun Bancorp, Inc., a publicly-held bank holding company based in Sunbury, Pennsylvania (1994-2004), where he also served as Chairman of the Board of Directors and on the company’s Executive and Compensation Committees.

From 2003-2016, Mr. Hormell was a member of the Board of Trustees of Presbyterian Senior Living (PSL), a large multi-faceted senior care organization with facilities serving 4,100 individuals in three states. He served as the PSL Board Chair from 2010-2011 and served on a number of related PSL corporate boards. Additionally, Mr. Hormell served on the National Policy Congress for Leading Age, a national advocate for improved senior care. Mr. Hormell’s vital contributions to local communities include his past service with the Delaware Township Planning Commission, Union-Snyder Agency of Aging, Inc., the Lycoming County Health Improvement Coalition, Pennsylvania Rural Development Council Board of Directors and Executive Committee, Milton Area YMCA Board and the Central Pennsylvania Health Systems Agency Board.

Mr. Hormell offers the Corporation a unique background, which includes not only previous financial institution board service and community and governmental advisory experience, but also his cultivation of numerous and varied governmental, community and civic contacts. In addition, Mr. Hormell serves as an advocate on issues related to senior housing and medical care, and has a fundamental understanding of challenges attendant to economic and regional development within Pennsylvania. Mr. Hormell’s background positions him to make significant contributions to the continued success of F.N.B., particularly within the central Pennsylvania communities in which the Corporation’s principal subsidiary, FNBPA, operates. Mr. Hormell’s extensive knowledge and leadership experience qualifies him for service on our Board and our Nominating and Corporate Governance Committee and the FNBPA Credit Risk and CRA Committee.

DAVID J. MALONE

David J. Malone has been a director since 2005, is Chair of our Compensation Committee and is a member of our Audit Committee and Executive Committee. Mr. Malone has been the President and CEO of Gateway Financial Group, Inc. (“Gateway Financial”), a financial services firm located in Pittsburgh, Pennsylvania, that specializes in administering and designing insurance portfolios for high net worth persons and businesses, since January 2005. Prior to Mr. Malone’s appointment as President and CEO of Gateway Financial, he served as that company’s chief financial officer from January 1, 1994 to December 31, 2004. Mr. Malone’s many years of executive leadership and financial experience with Gateway Financial provide him with substantial experience in analyzing and performing financial strategic planning, which in turn, enhances his value to our Board and our Audit and Compensation Committees.

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Mr. Malone was a former board member of Pennsylvania Capital Management, Inc., a board member of Highmark, Inc. (healthcare insurer located in Pittsburgh, Pennsylvania), including having served on Highmark’s Compensation and Audit Committees, and a former board member of NSD Bancorp, Inc. (publicly held bank holding company based in Pittsburgh, Pennsylvania; acquired by F.N.B. in 2005), including serving as a member of that company’s Audit and Executive Committees. In addition, during his career, Mr. Malone has been extensively involved in civic, academic, healthcare, cultural and community organizations whose principal mission is to improve business, medical care, educational and cultural opportunities in Western Pennsylvania. Mr. Malone’s experience in the financial sector and his prior board experience, along with his demonstrated community involvement, qualify him for our Board, and specifically for our Executive and Audit Committees and to lead our Compensation Committee.

D. STEPHEN MARTZ

D. Stephen Martz has been a director since 2008. He is Chair of our Audit Committee and serves on our Executive Committee and Risk Committee. Mr. Martz was an FNBPA director from 2008 until 2012 and re-joined the FNBPA Board in January 2015. Mr. Martz has spent more than 50 years in the banking and financial services industry and, more significantly, he spent more than 40 years in multiple director and executive roles with banks and financial institutions. Mr. Martz’s high-level executive and director experience includes positions at Omega Financial Corporation, a publicly-held bank holding company in State College, Pennsylvania (acquired by F.N.B. in 2008), where he was Director, President and Chief Operating Officer; Hollidaysburg Trust Company, where he was Chairman, President and CEO; and Penn Central Corporation, a bank holding company, where he was Director, President and CEO. After 40 years of board service, Mr. Martz retired as Chairman of the Board of Nason Hospital (over 400 employees) located in Roaring Spring, Pennsylvania. Mr. Martz continues to chair the Nason Hospital Foundation. In addition, Mr. Martz serves as a trustee of Lycoming College in Williamsport, Pennsylvania, and for over 30 years has been chair of that college’s Investment and Nominating Committees. Mr. Martz has been a key participant in the Lycoming College fundraising leadership team and is primarily responsible for the continued success of the growth of the college’s endowment fund. Since 1976, Mr. Martz has been on the Board of the John R. Wald Company, Inc., a manufacturer of digitized license plate systems, and currently serves as its Chairman. He previously served as a member of the Hollidaysburg Boro Planning Commission. Mr. Martz’s executive experience, his extensive career in the banking industry and his lengthy board service in the health care, manufacturing, civic and educational sectors, have prepared him well to advise our Board, Executive Committee and Risk Committee, as well as to lead our Audit Committee, in light of the broad range of complex financial, operational, risk, regulatory and business challenges faced by F.N.B. and its affiliates.

ROBERT J. McCARTHY, JR.

Robert J. McCarthy, Jr. joined our Board in January 2012, and serves as Chair of our Risk Committee and is a member of the Executive Committee. Mr. McCarthy had served as the President and CEO and as a director of Parkvale Financial Corporation (“Parkvale”), a publicly held savings and loan holding company, formerly located in Monroeville, Pennsylvania, since 1989 (and as Vice Chairman of Parkvale’s Board since 2002) and as the President and CEO and as a director of Parkvale’s principal subsidiary, Parkvale Savings Bank, since 1984 until their acquisition by F.N.B. in January 2012. Mr. McCarthy also served as Chairman and President of each of the following former Parkvale Savings Bank’s subsidiary corporations: Parkvale Mortgage Corporation; PV Financial Services, Inc.; and Renaissance Corporation.

Mr. McCarthy’s banking and financial services career spans more than four decades in various retail, financial, accounting and executive capacities, including serving as Chief Executive Officer of one of the largest financial institutions in the Pittsburgh, Pennsylvania market. Mr. McCarthy’s executive responsibilities at Parkvale included oversight of the company’s strategic planning, risk management and business development. Mr. McCarthy’s prior leadership experience includes his service as a Director and Chairman of the Pennsylvania Association of Community Bankers to which he was inducted into their Hall of Fame in September, 2013, as well as a Director, Vice Chairman and Finance Committee Chairman with the Federal Home Loan Bank of Pittsburgh. In addition to his extensive business and financial experience, Mr. McCarthy was also a licensed Certified Public Accountant

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and earned his MBA degree from George Washington University in Washington, D.C. Mr. McCarthy’s extensive operational, financial, executive and industry experience (including as a long-time board member) in the financial services industry, as well as his knowledge of director responsibilities, qualifies him for service on our Board, the Executive Committee, and to lead our Risk Committee.

FRANK C. MENCINI

Frank C. Mencini joined our Board effective January 1, 2016. Mr. Mencini is a member of our Audit Committee, Risk Committee and Nominating and Corporate Governance Committee. Mr. Mencini, a CPA by background (since 1988), is a strategic business consultant and has nearly 30 years of leadership experience in accounting, finance and business. Mr. Mencini now leads Mencini Healthcare Associates, from which he provides strategic consulting and advisory services to clients across the country. Mr. Mencini began his career in 1988 in Arthur Andersen’s Washington, D.C. office and gained valuable accounting, audit, transaction, and financial advisory experience, including extensive work with many publicly traded SEC companies. Following a two-year stint at Harvard Business School (1991-1993), he returned to Arthur Andersen and helped initiate the firm’s Mid-Atlantic Strategy and Operational Consulting Practice, focused principally on the financial services and healthcare industries. He was then instrumental in helping to structure and initiate industry-focused practices within Arthur Andersen, with primary involvement in the financial services and healthcare industries. He gained a rapid promotion to Partner, and served as the Partner-in-Charge of Arthur Andersen’s Mid-Atlantic Healthcare Consulting Practice, with responsibility for leading more than 300 professionals and serving many of the firm’s top clients. Following his Arthur Andersen experience, he served as a key member of the leadership team of Patient Financial Services, Inc. (July 2002 — July 2012), a healthcare revenue cycle and financial services outsourcing and technology company. His principal responsibilities included business development and margin growth, client service and relationship management, and strategic partnerships. Mr. Mencini was instrumental in collaborating with operations, technology, finance, and company leadership in developing successful strategies to diversify and expand the client base and the company’s service offerings, streamline the business model, and promote enhanced profitability. Following the 2012 sale of Patient Financial Services, Inc. to private-equity backed Optimum Outcomes, Inc., Mr. Mencini honored a two-year retention commitment and assisted with the eventual recapitalization and subsequent merger of the successor company with Adreima, Inc., which was also a private equity portfolio company.

Mr. Mencini is active in the Washington, D.C. metro area with several non-profit boards and committees. He is an active volunteer with Inova Health System ($3 billion non-profit healthcare system), Team Ashburn Synchronized Skating (Washington Figure Skating Club), United Way, Special Olympics, and the Loudoun County Public Schools. Mr. Mencini earned his Bachelor of Science Degree in Accounting and Finance from The Pennsylvania State University, and his Master of Business Administration Degree from Harvard Business School.

As an experienced CPA with extensive audit, regulatory compliance, and business consulting experience, coupled with significant experience growing and leading an entrepreneurial business enterprise, including developing strategies to grow customers and profits, Mr. Mencini is uniquely qualified to serve on our Board and, specifically, to serve as a vital resource for our Audit Committee, Nominating and Corporate Governance Committee and Risk Committee. His deep and varied public accounting experience and his background in internal controls and regulatory compliance matters are extremely valuable to F.N.B. as the company becomes increasingly complex. Likewise, Mr. Mencini’s in-depth experience with providing direction to heavily-regulated financial and healthcare firms relative to assessing data security risks and developing effective response and remediation plans, enable him to offer our Board knowledgeable and strategic insight to F.N.B. regarding the dynamic and ever-increasing focus on the cybersecurity environment. His long career and many business contacts and relationships in the Mid-Atlantic market (including Baltimore, Maryland, one of F.N.B.’s important growth markets), will also be of great value to the Company. Additionally, Mr. Mencini’s strategic advisory perspective, along with his extensive experience advising businesses on operational, technological, financial, and client development matters, provides him with practical experience to assist with many of the broader challenges currently confronting the industry. As we move forward, Mr. Mencini will be a key resource for F.N.B. in overseeing and providing counsel on critical risk management, audit and Board governance matters.

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DAVID L. MOTLEY

David L. Motley joined our Board in August 2013 and is a member of our Audit Committee, Compensation Committee and Risk Committee. Mr. Motley is currently Senior Managing Director of the Life Sciences Practice of Headwaters SC (“HWSC”) headquartered in Sewickley, Pennsylvania, a position he has held since 2011. HWSC offers advice and counsel to privately-held life sciences companies on strategic and executive development initiatives.

Mr. Motley is also a General Partner with BlueTree Venture Fund (a venture fund based in Pittsburgh, Pennsylvania, focused on early-stage life science and IT-related opportunities at the Series B stage of funding) and a General Partner with Acclivity Development, LLC (a real estate development company focused on Pittsburgh’s urban infill opportunities). During Mr. Motley’s 30-year corporate career, he held positions of progressive responsibility, including most recently in 2009 as Vice President and General Manager at Covidien, Inc. (a medical device company) located in Mansfield, Massachusetts, where his principal responsibilities were franchise management, portfolio management and strategy for its $2 billion portfolio of surgical products. Mr. Motley served as Vice President and General Manager at Respironics, Inc. (medical device company) located in Pittsburgh, Pennsylvania, from 2006 through 2008, securing white space opportunities via acquisitions, equity/convertible debt investments and licensing. During his tenure with Respironics, Mr. Motley was Director, Corporate Strategic Planning, leading the strategic planning process for all of Respironics’ businesses and, during that time, the company grew from $800 million to $1.4 billion prior to its acquisition by Philips in 2008. Prior to 2006, Mr. Motley held various executive and management positions with large multinational corporations. Mr. Motley was the recipient of the University of Pittsburgh Swanson Engineering School 2016 Distinguished Alumni Award.

In addition, Mr. Motley has significant experience serving as a director on various non-profit, charitable, foundation and educational organizations, including: Vice Chair, Strategy Committee for Heritage Valley Health Systems, a $400 million community hospital system based in Sewickley, Pennsylvania; University of Pittsburgh Coulter Foundation Oversight Committee, Commercialization Initiative; University of Pittsburgh Swanson School of Engineering; Manchester Craftsman’s Guild (Pittsburgh-based community organization); and the National Center for Arts and Technology (Pittsburgh-based arts foundation).

With over three decades of working and consulting with corporate and business leaders regarding strategic development and implementation and executive counseling for more than 40 businesses in the United States across multiple industry sectors, Mr. Motley offers a unique perspective for the Corporation’s strategic planning processes and executive leadership development. Moreover, since the previous ten years of Mr. Motley’s career have been spent in the heavily regulated life sciences sector, he is specially positioned to be sensitive to the heightened financial services regulatory environment that F.N.B. must navigate in order to succeed. Mr. Motley’s background and experience enables him to make significant contributions to our Board and the Audit, Compensation and Risk Committees.

HEIDI A. NICHOLAS

Heidi A. Nicholas joined our Board in January 2015 (she previously served on the FNBPA Board from 2012 through October 2014). Ms. Nicholas is a member of our Audit Committee and Risk Committee. Ms. Nicholas is a Principal (since 2001) in Nicholas Enterprises, a State College, Pennsylvania, firm that engages in the development and management of commercial and multi-tenant residential real estate in Central Pennsylvania. Ms. Nicholas began her business career in the Financial Institutions Group at Dean Witter Reynolds and has also held positions at Cargill, Inc., Houlihan, Lokey, Howard & Zukin, and Pacific Telesis Group, where she was Executive Director of Corporate Development. Her responsibilities involved structuring and negotiating mergers, acquisitions and divestitures, investor relations, communications with institutional investors, oversight of finance and accounting operations, coordinating transactional activities, financial advisory and valuation analysis, and the development and structuring of complex transactions. Ms. Nicholas’ broad and extensive financial and residential real estate experience offers the Corporation a valuable perspective and a solid foundation with which to advise and assist our Board and management with respect to the valuation of mergers and acquisitions, shareholder relations, the

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commercial and residential real estate industry, and critical finance and accounting considerations. Also, Ms. Nicholas has been involved in various civic and community organizations in the State College, Pennsylvania area, including Board positions with the Girl Scouts in the Heart of PA and the Centre County Community Foundation, where she previously served as Chair, and Chair of the Finance and Audit Committees. We believe that Ms. Nicholas’ experience in the commercial and multi-family residential real estate industry, and her significant and comprehensive finance and complex transaction experience and skills, make her an important contributor to our Board and enable her to be a strong contributor and provide significant insight to the Audit Committee and Risk Committee.

JOHN S. STANIK

John S. Stanik joined our Board in January 2013 and also serves as a member of our Compensation Committee. Also, since January 1, 2015, Mr. Stanik has served on the board and as CEO of Ampco-Pittsburgh Corporation, a publicly-held international company, which specializes in manufacturing forged and cast rolls for the metals industry and other specialty industrial equipment for its customers. From February 2003 until 2012, Mr. Stanik was CEO and a director, including four years as Board Chairman, on the Board of Directors of Calgon Carbon Corporation, also a publicly-held international company, with multiple manufacturing and sales offices throughout the world with over 1,000 employees, headquartered in Pittsburgh, Pennsylvania. During his 22-year tenure with Calgon Carbon Corporation, Mr. Stanik served as CEO and in various senior-level executive and managerial roles and developed extensive business leadership experience and core competencies which enable him to make significant contributions to the Corporation’s Board, especially in the areas of organizational leadership, investor and analyst relations, risk management, corporate strategy development and deployment, succession planning and mergers and acquisitions. Additionally, since 2011, Mr. Stanik has served as a director on the management board of the Engineered & Materials Division of J. M. Huber Corporation (engineering), one of the largest privately-held companies in the United States, with operations in more than 20 countries.

Mr. Stanik is actively engaged in the Greater Pittsburgh American Heart Association. Mr. Stanik was also selected by Ernst and Young LLP as a national judge for its 2012 Entrepreneur of the Year.

Mr. Stanik’s extensive CEO, senior-level executive and board experience with large public companies enables him to offer the Corporation and its Board a unique combination of leadership, strategic and business planning and risk management skills. Moreover, Mr. Stanik’s prior experience as a public-company CEO and director adds further benefit to the Board and its Compensation Committee in view of his extensive experience with investors, risk management and his full understanding of strategic considerations attendant to the Corporation’s expanding business growth opportunities and investment thesis.

WILLIAM J. STRIMBU

William J. Strimbu has been a member of our Board since 1995 and serves as Chair of the FNBPA Credit Risk and CRA Committee and as a member of our Executive and Nominating and Corporate Governance Committees. Mr. Strimbu is President of Nick Strimbu, Inc., a trucking company with common carrier authority. Mr. Strimbu’s responsibilities with Nick Strimbu, Inc. include strategic, financial and business planning and negotiations with customers, vendors and the Teamsters Union. He manages and responds to a myriad of financial and operational challenges faced by a company in a highly-competitive and rapidly changing industry. He also manages a real estate holding company. Mr. Strimbu has been a member of the board of directors of a regional community foundation since 1994 and is its Vice President. He has assisted the foundation’s management in growing the endowment of approximately 400 individual funds and $82 million in assets. From 1997 to 2014, Mr. Strimbu was a director and served on the Audit Committee and as Chairman of the Board for Sharon Regional Health System, a regional health care facility that employed over 1,800 professionals. Mr. Strimbu was instrumental in negotiating the transaction to sell the Health System at a favorable price for his community. He now serves on the Christian H. Buhl Legacy Trust, which was formed to wind-down the operations and protect the proceeds from the sale of the institution. He is also a trustee of Teamsters #261 and Employer’s Welfare Fund, an entity which provides healthcare benefits for approximately 50 companies that insure over 1,500 lives. He also served as Chairman of the “Voyager” Offshore Captive

2017 Proxy Statement | 17

Insurance Group advisory board from 2013 through 2015, and still remains a board member. The captive is a group consisting of approximately 50 trucking companies located throughout the United States. The group is underwritten by National Interstate Insurance Company, one of the largest truck and bus insurance companies in the country. Mr. Strimbu is also involved in numerous charitable organizations as well as various regional and national trade groups in the trucking industry. Mr. Strimbu’s executive and leadership experience in regional transportation, healthcare and philanthropic entities provide him a valuable perspective from which to contribute to our Board. We believe that Mr. Strimbu’s executive, operational, economic development, philanthropic and financial experience qualifies him to serve as a member of our Board, Chair of the FNBPA Credit Risk and CRA Committee, and as a member of our Executive Committee and Nominating and Corporate Governance Committee.

18 | F.N.B. Corporation

Security Ownership of Directors and Executive Officers

The following table sets forth certain information as of the March 8, 2017, record date with respect to beneficial ownership of our common stock by: (i) each director and nominee; (ii) each currently employed Named Executive Officer (“NEO”) listed in the table entitled, “2016 Summary Compensation Table” under the section of this proxy statement entitled, “Executive Compensation and Other Proxy Disclosure,” and (iii) all directors and executive officers as a group. As of the record date, we had 211,310,919 shares of common stock issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
William B. Campbell	85,372	(1)	*
James D. Chiafullo	40,651		*
Scott M. Custer	0		*
Vincent J. Delie, Jr.#	241,764		*
Laura E. Ellsworth	26,835		*
Stephen J. Gurgovits	301,398	(2)	*
Robert A. Hormell	55,272		*
David J. Malone	74,256		*
D. Stephen Martz	136,833	(3)	*
Robert J. McCarthy, Jr.	309,979	(4)	*
Frank C. Mencini	13,408		*
David L. Motley	20,950		*
Heidi A. Nicholas	223,805	(5)	*
John S. Stanik	29,174		*
William J. Strimbu	95,781	(6)	*
Vincent J. Calabrese, Jr.#	118,783		*
Gary L. Guerrieri#	92,298	(7)	*
Robert M. Moorehead#	22,438		*
Barry C. Robinson#	39,508		*
All executive officers and directors as a group (21 persons)	2,112,472		1.00	(8)

#	Denotes a person who served as an executive officer of the Corporation during 2016.

*	Unless otherwise indicated, represents less than 1% of all issued and outstanding common stock.

(1)	Includes 2,072 shares owned by Mr. Campbell’s wife.

(2)	Includes 220 shares held in an IRA for Mr. Gurgovits.

(3)	Includes 9,264 shares held in an IRA for Mr. Martz.

(4)	Includes 39,204 shares that Mr. McCarthy has the right to acquire within 60 days upon exercise of his vested stock options.

(5)	Includes 121,936 shares owned by the Fred Nicholas Marital Trust (Ms. Nicholas is Co-Trustee) and 90,990 shares owned by Nicholas Family Limited Partnership.

(6)	Includes 1,900 shares owned by Mr. Strimbu’s children.

(7)	Includes 649 shares held in a custodial account for Mr. Guerrieri’s daughter.

(8)

As of March 11, 2017, the date of the completion of the F.N.B.-Yadkin merger, the inclusion of Director Custer’s stock ownership would have resulted in a total percentage owned by executive officers and directors as a group of 1.21%.

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Executive Officers

The table below lists the name of each current Executive Officer together with his position with the Company and his age. The table below does not include this information for CEO Vincent J. Delie, Jr. whose information is in the section of this proxy statement entitled “Biographical Information Concerning Director Nominees.”

Name	Position with Company	Age as of the Annual Meeting
Vincent J. Calabrese, Jr.	Chief Financial Officer	54
Gary L. Guerrieri	Chief Credit Officer	57
Robert M. Moorehead	Chief Wholesale Banking Officer	62
Barry C. Robinson	Chief Consumer Banking Officer	54
Timothy G. Rubritz	Corporate Controller and Principal Accounting Officer	63
James G. Orie	Chief Legal Officer and Corporate Secretary	58

Vincent J. Calabrese, Jr. has served as our Chief Financial Officer since 2009. Mr. Calabrese joined the Company in 2007, serving as our Corporate Controller from 2007 to 2009. Prior to joining the Company, Mr. Calabrese was Senior Vice President, Controller and Chief Accounting Officer of People’s Bank, Connecticut, from 2003 to 2007. During his 19-year tenure at People’s Bank, Mr. Calabrese’s principal responsibilities included financial planning and reporting, accounting policies, general accounting operations and investor relations.

Gary L. Guerrieri became our Chief Credit Officer in April of 2011. Prior to his promotion, Mr. Guerrieri had been an Executive Vice President and the Chief Credit Officer of FNBPA since 2005. In his role as Chief Credit Officer of the Company, Mr. Guerrieri is responsible for managing the entire credit function for the Company, including commercial and retail underwriting, credit administration, credit policy and credit risk management. He also has oversight of FNBPA’s special assets, loan servicing and indirect lending functions. Prior to joining FNBPA in 2002, Mr. Guerrieri was an Executive Vice President of commercial banking with Promistar Financial Corporation, a bank holding company that had been acquired by F.N.B. in 2002.

Robert M. Moorehead became our Chief Wholesale Banking Officer in September 2015. From 2011 through 2015, Mr. Moorehead served as President of FNBPA’s Pittsburgh Region. In his role as Chief Wholesale Banking Officer of the Company, Mr. Moorehead is responsible for managing Commercial Banking, Treasury Management, Investment Real Estate, Wealth Management, Private Banking, Insurance and International and Capital Markets. Prior to joining FNBPA, Mr. Moorehead was Senior Vice President and Regional Chief Credit Officer for First Niagara Bank from 2009 through 2011. Mr. Moorehead began his 43-year career at Equibank and, subsequently, joined National City Bank, where he served as Executive Vice President and Group Manager of Corporate Banking.

Barry C. Robinson has served as our Chief Consumer Banking Officer since August 2015. As Chief Consumer Banking Officer, Mr. Robinson is responsible for leading the team which provides the full range of consumer financial products and services to our customers. Mr. Robinson joined our Company in July 2010 as Executive Vice President of our Consumer Banking operations, for which he had principal responsibilities for strategic planning and oversight of the Company’s consumer retail operations, including leading the development of our digital banking platform. Mr. Robinson held several key leadership and executive positions with large regional banks, including being a regional leader in Cleveland, Ohio, of wealth management and private banking for PNC Bank (January 2009 — June 2010) and National City Bank (August 2005 — December 2008), and head of corporate banking in Kentucky & Tennessee for National City Bank (February 2003 — August 2005).

Timothy G. Rubritz joined F.N.B. in November 2009 and has since served as our Corporate Controller, Senior Vice President and Principal Accounting Officer. Mr. Rubritz is responsible for oversight and management of the Corporation’s accounting, purchasing, SEC and regulatory reporting and income tax activities. Mr. Rubritz has over 30 years of accounting and financial experience with financial institutions. Prior to joining F.N.B. Corporation, Mr. Rubritz was the Senior Vice President, Treasurer and Chief Financial Officer of Parkvale Financial Corporation and Parkvale Savings Bank from 1989 to November 2009. Mr. Rubritz’s public accounting career was with Coopers & Lybrand (now Pricewaterhouse Coopers), where he was employed from 1976 to 1985.

20 | F.N.B. Corporation

James G. Orie has been our Chief Legal Officer since 2004 and became Corporate Secretary in January 2015. Mr. Orie is principally responsible for the Corporation’s legal, regulatory, transactional and governance matters. Prior to joining F.N.B. as Corporate Counsel in 1996, Mr. Orie began his 30-year career as a financial services counsel with the Office of the Comptroller of the Currency (1984-1989), the Federal Home Loan Bank of Pittsburgh (1989-1991), Office of Thrift Supervision (1991-1993) and, prior to joining F.N.B., as business leader of the Financial Services Practice Group of a Pittsburgh-based law firm.

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Our Board of Directors and its Committees

Board Leadership Structure, Role in Risk Oversight and Corporate Governance

Based on an evaluation of its governance needs and the composition, skills and qualifications of the current directors, the Board believes that an appropriate leadership structure should include the following important characteristics: (i) the Board is comprised of a majority of independent directors (the current Board has only three non-independent directors out of fifteen); (ii) the Board includes a lead independent director with specific duties since the current Board Chairman does not qualify as independent; (iii) regular executive sessions at periodic intervals consisting of independent and/or non-management directors (without management present) which are regularly conducted after F.N.B. Board meetings; and (iv) a robust annual Board, committee and individual director self-assessment process. The Board believes that its current leadership structure includes these four characteristics. The Board also believes that its leadership structure is flexible enough to adapt to evolving circumstances so that the Board may continue to maintain an effective role in the oversight of the Company’s risk management processes. The Board annually evaluates its structure and this assessment includes an evaluation of the Board, Board committees and individual directors.

Our Board is led by Mr. Gurgovits, who has served as our non-executive Board Chairman since January 2012. Upon determining that Mr. Gurgovits does not qualify as independent under the applicable NYSE rules by virtue of his prior service as the Corporation’s CEO, the Board also decided to designate an independent Lead Director. As provided in the Corporate Governance Guidelines, the independent directors designate the Lead Director for a one-year term. By election of the independent directors of the Board at each annual reorganization meeting of the Board, Mr. Campbell has served as the independent Lead Director since January 2012. The duties and responsibilities of the Lead Director are more fully described in our Corporate Governance Guidelines and include, but are not limited to, the following:

•

Facilitate the Board’s oversight of the strategic plan by ensuring that the Board periodically reviews, evaluates and monitors the Corporation’s strategic plan and remains knowledgeable regarding the status of such plan;

•

When necessary, act as a liaison to and facilitate communications among the Corporation’s Chairman, directors and CEO for the purpose of coordinating information flow among the parties with the goal of optimizing the effectiveness of the Corporation’s Board and Board Committees;

•	Serve as a conduit of information and feedback among the Corporation’s Chairman, directors and CEO between Board meetings;

•	Coordinate the review and resolution of conflict of interest issues with respect to members of the Corporation’s Board as they may arise;

•	Collaborate with the Board Chair and CEO in developing the Board meeting agendas; and

•	Coordinate and develop the agenda for, and preside at, executive session meetings of the Corporation’s Board.

The Board oversees the Company’s CEO and other senior management in the competent and ethical day-to-day operation of the Company and ensures that our officers are serving the long-term interests of the shareholders. We expect each director to take a proactive and focused approach to his or her position, and to assist in setting standards to ensure that the Company is committed to business success through the maintenance of high standards of responsibility, fiduciary conduct and ethics, as embodied in our Statement of Directors’ Duties and Responsibilities, Code of Ethics, Code of Conduct and Corporate Governance Guidelines. Our Statement of Directors’ Duties and Responsibilities describes the legal, regulatory and fiduciary duties which our directors must adhere to in the conduct of their Board responsibilities. Our Code of Conduct applies to all of the Company’s employees and directors and our Code of Ethics applies to senior officers and employees. Our Corporate Governance Guidelines outline the key practices and procedures that our Board follows. These codes and standards may be found on our website at www.fnbcorporation.com under the tab, “About Us — Investor Relations & Shareholder Services” and then clicking on the Corporate Governance link.

22 | F.N.B. Corporation

Our Board met eight times in 2016. Each director attended at least 95.14% of the aggregate number of meetings of the Board and the respective committees on which such director served. We expect the members of our Board to attend our Annual Meeting as a matter of policy and all of our current Board members attended our 2016 Annual Meeting, with the exception of Mr. Custer who was not a director in 2016.

Board Committees

Our principal Board committees serve as joint committees for both the Corporation and FNBPA and consist of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (“Nominating Committee”) (collectively, “Standing Committees”). The Board has determined that all directors who served as members of the Standing Committees (including their Chairs) during 2016 are independent under the applicable NYSE standards and SEC rules and otherwise meet the specific eligibility requirements for these committees. The Corporation also has an Executive Committee and a Risk Committee. Each member of our Executive Committee has been determined by our Board to be independent except for Mr. Gurgovits (former CEO) and Mr. Delie (current CEO). Each of our Risk Committee members has been determined by our Board to be independent, except for former Director Gary L. Nalbandian (former CEO and Chair of Metro Bancorp, Inc.) who served on Risk Committee from March 1, 2016, until his resignation from the Boards of the Company and FNBPA on February 28, 2017. FNBPA has a Credit Risk and CRA Committee. Each member of FNBPA’s Credit Risk and CRA Committee has been determined by our Board to be independent except for Mr. Gurgovits (former CEO), Mr. Delie (current CEO) and Director Custer (former Yadkin Chair and CEO) (see “Director Independence Determinations” discussed later in this proxy statement). We identify the current members and chairs of our Board and FNBPA committees in the table below.

Director	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee	Credit Risk and CRA Committee
William B. Campbell	X			Chair
James D. Chiafullo				X		X
Scott M. Custer						X
Vincent J. Delie, Jr.	Chair					X (ex officio)
Laura E. Ellsworth			X
Stephen J. Gurgovits	X					X
Robert A. Hormell				X		X
David J. Malone	X	X	Chair
D. Stephen Martz	X	Chair			X
Robert J. McCarthy, Jr.	X				Chair
Frank C. Mencini		X		X	X
David L. Motley		X	X		X
Heidi A. Nicholas		X			X
John S. Stanik			X
William J. Strimbu	X			X		Chair

Executive Committee

The Executive Committee, consistent with Pennsylvania law, our bylaws and the committee charter, assists the Board by offering an efficient means of considering significant matters and issues including during intervals between regular meetings of our Board. The Executive Committee met four times in 2016.

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Audit Committee

In accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, the Audit Committee is responsible primarily for selecting and overseeing the services performed by our independent registered public accounting firm and internal audit department, evaluating our accounting policies and system of internal controls and reviewing significant financial transactions and compliance matters. In addition, the Audit Committee approves all audit services and permitted non-audit services, as well as all engagement fees and terms related thereto. The Audit Committee met nine times during 2016. The Board has determined that each member of the Audit Committee, Ms. Nicholas and Messrs. Malone, Martz, Mencini and Motley, qualifies as being “financially literate,” and each of these Audit Committee members also qualifies as an “audit committee financial expert” as defined by the SEC. The determination that each of the Audit Committee members qualifies as an “audit committee financial expert” included an evaluation of each person’s qualifications and other relevant experience under applicable SEC rules and definitions, including consideration of each person’s work, financial, business and professional experience. (For more detail regarding the business and professional experience and financial background of Ms. Nicholas and Messrs. Malone, Martz, Mencini and Motley, see the section titled, “Biographical Information Concerning Director Nominees.”) Each Audit Committee member also meets the additional criteria for independence of audit committee members set forth under the SEC rules, NYSE listing standards and the applicable federal bank regulatory requirements. We refer you to the Report of Audit Committee in this proxy statement.

Compensation Committee

The Compensation Committee (also referred to as the “Committee” in the Executive Compensation and Other Proxy Disclosure discussion of this proxy statement) is responsible primarily for reviewing the compensation arrangements for our executive officers, including the CEO, administering our equity compensation plans, and reviewing the compensation of the Board. For a description of the Compensation Committee’s processes and procedures, including the roles of our executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, we refer you to “Executive Compensation and Other Proxy Disclosure” elsewhere in this proxy statement. The Compensation Committee met eight times in 2016. The F.N.B. Board has affirmatively determined that each member of the Compensation Committee, Ms. Ellsworth and Messrs. Malone, Motley and Stanik, qualifies under the NYSE and Dodd-Frank compensation committee “independence” rules and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (“Code”).

Nominating and Corporate Governance Committee

The Nominating Committee assists in the development of standards concerning the qualifications and composition of our Board and conducts succession planning for our Board. In addition, the Nominating Committee recommends director candidates to stand for election to our Board and seeks to promote the best interests of the Company and its shareholders through implementation of prudent and sound corporate governance principles and practices. We refer you to the discussions under Identification and Evaluation of Director Candidates located elsewhere in this proxy statement. The Nominating Committee met ten times in 2016. Each member of the Nominating Committee, Messrs. Campbell, Chiafullo, Hormell, Mencini and Strimbu, meets the criteria for independence under the NYSE rules.

Risk Committee

The Risk Committee’s principal responsibility is to assist the Board in the review and oversight of the Company’s management of its enterprise-wide risk program (see discussion under “Risk Oversight” later in this proxy statement), including establishing, in consultation with senior management, acceptable risk tolerance levels for the Company and reporting this information to the Board. The Risk Committee met eight times in 2016.

Credit Risk and CRA Committee

The purpose of the Committee is to oversee the credit and lending strategies and objectives of the Bank, including: (i) oversight of the credit risk management and strategies, including approval of internal credit policies and establishment of loan portfolio concentration limits; (ii) review of the quality and performance of the Bank’s loan portfolio; (iii) approval of intercompany loans subject to Regulation W and loans to Bank “insiders” (as

24 | F.N.B. Corporation

defined under Regulation O) in accordance with applicable regulatory requirements; and (iv) oversight of the Bank’s Community Reinvestment Act (“CRA”) responsibilities, including the CRA Policy, fair lending, affirmative credit programs, community development and involvement, and compliance with technical requirements of the CRA. The Credit Risk and CRA Committee met nine times in 2016.

The Audit Committee, Compensation Committee, Executive Committee, Nominating Committee, Risk Committee and Credit Risk and CRA Committee responsibilities are described more fully within, and these Committees operate under written charters adopted by the Board. You may review these charters on our website under the tab, “About Us — Investor Relations & Shareholder Services” and then clicking on the “Corporate Governance” link. The principal responsibilities of the Standing Committees described above are qualified by reference to the charters of these committees and relevant sections of our bylaws.

Code of Conduct/Code of Ethics

The Company has a Code of Conduct that applies to all of the Company’s Directors and employees, including its principal executive officer, principal financial officer and principal accounting officer, and a Code of Ethics that applies to the Company’s senior officers and employees. The Company annually requires each director and senior officer to certify that they understand their responsibilities under the Code of Conduct and that their conduct adheres to the standards set forth in the Code of Conduct. You may view copies of our Code of Conduct and Code of Ethics on our website at www.fnbcorporation.com under the tab, “About Us — Investor Relations & Shareholder Services” and then clicking on the “Corporate Governance” link. In addition, the Company will provide copies of its Code of Conduct and Code of Ethics, without charge, to any person upon a written request sent to our Corporate Secretary at F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212. The Company will disclose any changes in or waivers from its Code of Conduct or Code of Ethics by posting the revised Code(s) or other related information on its website or by filing a Form 8-K.

Risk Oversight

The Board recognizes that, as a financial institution, the Company takes on a certain amount of risk in every business decision, transaction and activity. The Company’s Board and management have identified seven major categories of risk: credit risk, market risk, liquidity risk, reputational risk, strategic risk, operational risk and regulatory compliance risk. In its oversight role of the Company’s risk management function, the Board is mindful that risk management is not about eliminating risk, but rather is about identifying, accepting and managing risks so as to optimize total shareholder value, while balancing prudent business considerations and safety and soundness.

The Company supports its risk management process through a governance structure involving its Board and senior management. The Board’s Risk Committee establishes risk tolerance limits for monitoring key business risks and helps senior management ensure that business decisions in the organization are executed within our desired risk profile. The Risk Committee has the following oversight responsibilities: (i) identification, measurement, assessment, monitoring and controlling of enterprise-wide risk across the Company and its subsidiaries; (ii) development of appropriate and meaningful risk metrics to use in connection with the oversight of the Company’s businesses and strategies; (iii) review and assessment of Company policies and practices to manage the Company’s credit, market, liquidity and operating risk (including technology, operational, compliance and fiduciary risks); and (iv) identification and implementation of risk management best practices. The Risk Committee serves as the primary point of contact between our Board and the FNBPA Risk Management Committee, which is the senior management level committee responsible for the bank’s risk management. The combined board structure, which includes an interlocking directorate for the F.N.B. and FNBPA Boards and a joint meeting schedule, was implemented in 2015 as part of an initiative to streamline and further strengthen the governance, oversight and risk management processes of the Company’s and FNBPA’s Boards of Directors.

As noted above, the Company’s principal subsidiary, FNBPA, has a Risk Management Committee composed of senior management. The purpose of this committee is to provide regular oversight of specific areas of risk with respect to the level of risk and risk management structure. The FNBPA Risk Management Committee reports on a regular basis to the Company’s Risk Committee regarding the enterprise-wide risk profile of the Company, tracking and monitoring of risk-related matters and other significant risk management issues. F.N.B.’s Chief Risk Officer is responsible for the design and implementation of the Company’s enterprise-wide risk management

2017 Proxy Statement | 25

strategy and framework, consistent with tolerance limits established by the Board’s Risk Committee, and ensures the coordinated and consistent implementation of risk management initiatives and strategies on a day-to-day basis. Our Compliance Department, which reports to the Chief Risk Officer, is responsible for developing policies and procedures and monitoring the bank’s compliance with applicable laws and regulations. Further, the Company’s audit function performs an independent assessment of the Company’s internal controls environment and plays an integral role in testing the operation of our internal controls systems and reporting findings to management and the Company’s Audit Committee. Both the Company’s Risk Committee and Audit Committee regularly report on risk-related matters to the Company’s Board. Significant risk-related matters, including regulatory, transactional, business, cybersecurity, technology, litigation, compliance and other matters are regularly reported to, and discussed by, the Board. In addition, both the Company’s Risk Committee and FNBPA’s Risk Management Committee regularly assess the Company’s enterprise-wide risk profile and provide guidance to the Board on actions needed to address critical and emerging risk issues. Our Compensation Committee, in consultation with an experienced and independent executive compensation advisor, monitors and evaluates our compensation practices from a risk management perspective to ensure that such compensation and incentive practices do not encourage undue risk and are consistent with the Company’s risk appetite.

The Board believes that the Company’s enterprise-wide risk management process is effective since it includes the following material components: (i) enables the Board to assess the quality of the information it receives; (ii) enables the Board to understand the businesses, investments and financial, accounting, regulatory and strategic considerations of F.N.B. and its subsidiaries, and the risks that they face; (iii) enables the Board to oversee and assess how senior management evaluates risk; and (iv) enables the Board to assess appropriately the quality of the Company’s enterprise-wide risk management process.

Corporate Governance

We have developed and operate under corporate governance principles and practices which are designed to optimize long-term shareholder value, align the interests of our Board and management with those of our shareholders and promote the highest ethical conduct among our directors, management and employees.

Highlights of portions of our Corporate Governance Guidelines, as well as some of our corporate governance policies, practices, procedures and related matters are as follows:

•	Maintain an Overwhelmingly Independent Board. Of the Board’s current 15 members, 12 are independent, including the Lead Independent Director.

•	Seeks Best Qualified Directors. Our Board reflects a range of talents, experience, skills, diversity, professions and expertise.

•	Shareholder Access to Board. Shareholders may communicate directly with our Board or any Board Committee or any individual director.

•

Maintain Independent Committees. Our Audit, Compensation, Nominating and Corporate Governance and Risk Committees are composed entirely of independent directors. Each of these committees operates under a written charter (posted on Corporation’s website at www.fnbcorporation.com) approved by the Board and annually reviewed by each committee.

•

Well-Qualified Audit Committee. Each of our Audit Committee members qualifies as financially literate, a financial expert and independent under applicable SEC and NYSE standards. Audit Committee members cannot serve on more than two other public company audit committees without the approval of our Board.

•	Internal Auditor Reports Directly to Audit Committee. Our internal auditor, who oversees our internal audit function, reports directly to our Audit Committee.

•

Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant whose sole service to F.N.B. is to provide the Committee with advice and guidance on our executive and Board compensation and incentive programs.

•	Shareholder Nominations and Proposals. Our Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. For details regarding our policy with regard to

26 | F.N.B. Corporation

the consideration of director candidates recommended by our shareholders, we refer to “Shareholder Proposals and Nominations for 2018 Annual Meeting” and “Identification and Evaluation of Director Nominees” elsewhere in this proxy statement and our Corporate Governance Guidelines at our corporate website.

•

Conduct Annual Board and Individual Director Self-Assessment Evaluations. The Board and its committees conduct rigorous annual self-evaluations. The self-assessment process is designed to evaluate Board, committee and individual director performance and to promote state-of-the-art best practices.

•

Facilitate a Comprehensive Director Education Program. The F.N.B. director orientation and education program, more fully detailed in the Corporate Governance Guidelines, provides the opportunity for new directors to participate in orientation sessions, including meetings with Board leadership and senior management, mentorship arrangements and written materials describing, among other matters, company policies, fiduciary responsibilities, regulatory requirements and strategic plan objectives. Directors are provided an annual education stipend to encourage them to attend outside board and director educational conferences, including the ability to attend regional and national conferences. Each F.N.B. director attended at least one outside director education session or conference in 2016 (several F.N.B. directors attended multiple director education sessions). Additionally, our directors and committees are routinely provided materials to stay well-informed of current trends, issues and best practices with respect to corporate governance, risk management, compensation, audit, regulatory and other related topics.

•

Expect Director Attendance at Meetings. The average attendance by directors at Board and committee meetings during 2016 was 95.14%. Our Corporate Governance Guidelines set forth the expectation that directors will attend all shareholder and Board meetings and those committee meetings of which they are a member, and at a minimum, at least 75% of Board and committee meetings in the aggregate. Eleven members of the Board have attended all meetings.

•

Strive for Board Diversity. Our Corporate Governance Guidelines expressly state that we shall consider diversity, among other important factors, in connection with Board composition determinations. The composition of our Board reflects our goal of promoting a diverse and productive Board.

•

Corporate Governance Policies Published on Website. The Board has adopted strong governance policies which are disclosed on the Company’s website under the tab, “About Us — Investor Relations & Shareholder Services” and then clicking on the “Corporate Governance” link.

•

Provide for Strong Clawback Policy. Our compensation recoupment or clawback policy allows our Board to recoup any excess compensation paid to our NEOs if the Company restates its financial results upon which an award is based due to fraud, intentional misconduct or gross negligence.

•

No Hedging of Company Stock. Our directors, NEOs (as described in the “Executive Compensation and Other Proxy Disclosure” sections of this proxy statement) and all other employees are not permitted to engage in hedging strategies using puts, calls or other derivative securities based on the Company’s common stock.

•

Independent Lead Director. The Board recognizes the importance of independent leadership on the Board, as evidenced by its designation of an independent Lead Director. For details regarding our Lead Director’s qualifications and responsibilities, we refer to “Biographical Information Concerning Director Nominees” (refer to director William B. Campbell’s biography) and “Board Leadership Structure Role in Risk Oversight and Corporate Governance” elsewhere in this proxy statement and our “Corporate Governance Guidelines” at our corporate website.

•

Maintain Robust Stock Ownership Requirement. Appropriate stock ownership policies for our senior management and Board designed to ensure that their interests are meaningfully aligned with shareholders’ interests, as more fully detailed under the caption, “Director Stock Ownership Requirements” of this proxy statement and described in our Corporate Governance Guidelines.

•

Board and Committee Access to Outside Advisors. Our Board and its committees may retain their own legal counsel and other professional advisors without management approval and at the Company’s expense.

2017 Proxy Statement | 27

•

Regularly Conduct Board Executive Sessions. Our Board conducted seven executive sessions in 2016, of which two were attended by all directors and the CEO, two were attended exclusively by independent directors and three were attended exclusively by non-management directors. William B. Campbell, our Lead Director, presides at all executive sessions.

•	Maintain a De-Classified Board. The Full Board of Directors is elected annually and, in an uncontested election, a director must be elected by a majority of votes cast.

•

Properly Align Executive Compensation. We have specific policies and practices to align executive compensation with long-term stockholder interest. These policies and practices are routinely reviewed by the Compensation Committee in conjunction with advice and counsel of a qualified independent consultant. A majority of the compensation allocated to key executives is not guaranteed; executive compensation is tied to Company performance and aligned with the long-term interest of stockholders.

•	Regular Review of Management and Succession Planning. The Board proactively engages in the review of the Board, CEO, executive, senior and mid-level management succession planning.

•	Continuous Focus on Strategic Planning. The Board and management regularly focus on strategy and planning.

•	Remain Socially Responsible. We have a longstanding commitment to corporate social, civic and charitable responsibility.

•	No Adoption of a “Poison Pill.” There is no stockholder rights plan or “poison pill.”

•	No Family Relationships Among Directors and Executive Officers. No immediate family relationships exist between any of our directors or executive officers.

We encourage you to visit our corporate website at www.fnbcorporation.com under the tab, “About Us — Investor Relations & Shareholder Services” and then clicking on the “Corporate Governance” link for additional information about our Board, its committees, our Corporate Governance Guidelines, our Code of Ethics, our Code of Conduct and our Audit, Nominating and Compensation Committee Charters. We also include additional information on these topics in other sections of this proxy statement.

Director Independence

Background. As a company that has securities listed on the NYSE, a majority of the members of our Board must be independent. Under the NYSE’s corporate governance standards, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with F.N.B. The fact that a director or member of a director’s immediate family may have a material relationship with F.N.B. directly, or as a partner, owner, shareholder, or officer of an organization that has a relationship with F.N.B., will not necessarily preclude such director from being nominated for election to our Board. In assessing director independence, the Board must consider all relevant facts and circumstances in determining whether a material relationship exists. This portion of the proxy statement describes the NYSE independence standards for directors and the categorical independence standards that our Board adopted to guide it in evaluating director independence. The types of material relationships that the Board may consider under the NYSE and F.N.B. independence standards include commercial, legal, industrial, banking, business, consulting, accounting, charitable and family relationships.

The NYSE’s bright-line independence tests. The NYSE established director independence requirements in order to increase the quality of Board oversight at listed companies and to lessen the possibility that damaging conflicts of interests will influence Board decisions.

Some of the relationships that are deemed to automatically impair a director’s independence under NYSE’s “bright-line” tests include the following:

•	a director employed by F.N.B.;

•	a director’s immediate family member is an F.N.B. executive officer;

•	a director’s (or immediate family member’s) receipt of more than $120,000 per year in direct compensation from F.N.B.;

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•	a director (or immediate family member) who has been an executive officer of a company where an F.N.B. executive officer serves on that company’s compensation committee;

•	a director’s (or immediate family member’s) relationship involving companies that make business-related payments to, or receive business-related payments from, F.N.B. in excess of certain amounts; and

•	any of the above relationships that existed within the prior three years.

More detail regarding the NYSE’s bright-line director independence tests, including the explanatory commentary, may be found at the NYSE’s website at www.nyse.com. The NYSE’s corporate governance standards do not define every relationship that may be considered by our Board to be material for purposes of determining a director’s independence.

F.N.B. categorical standards of director independence. In addition to the NYSE bright-line independence standards, F.N.B. has adopted categorical independence standards. F.N.B. categorical independence standards are described in its Corporate Governance Guidelines which may be found on our website at www.fnbcorporation.com under the tab, “About Us—Investor Relations & Shareholder Services” and then clicking on the “Corporate Governance” link. The categorical independence standards define certain ordinary course of business transactions and other relationships that F.N.B.’s Board has concluded would not cause a director to cease to be independent. F.N.B.’s categorical standards include the following:

•

Financial relationship whereby a service or product provider that is an affiliated entity of a director or immediate family member has made payments to, or received payments from us or our affiliates in an amount that, in any of the last five fiscal years, does not exceed the greater of $1,000,000 or 2% of such provider’s consolidated gross revenue;

•

Business or financial transactions (e.g., loans, deposit accounts, or trust-, insurance- or investment-related services) with an affiliate of F.N.B., provided that such transaction is entered into in the ordinary course of business and on terms substantially similar to those prevailing at the time for comparable transactions for non-affiliated persons of F.N.B. or its affiliates; such transaction conforms with applicable federal regulatory standards; such transaction is not a loan that is disclosed in the most recent federal bank examination as non-accrual, past due, restructured or having significant potential problems; and termination of the business or financial relationship in the ordinary course of business would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations or business of F.N.B. or its affiliate;

•

A director or immediate family member is associated as a partner or associate of, or of counsel to, a law firm that provides services to F.N.B. or its affiliates and the payments relating to such services do not exceed $1,000,000 or 2%, whichever is greater, of the law firm’s revenues in each of the past five years. Moreover, the F.N.B. Board adopted guidelines which provide that Directors associated with law firms that provide services to F.N.B. adopt appropriate measures which are designed to preclude Directors from participating in, or otherwise receiving, pecuniary or other benefits in connection with law firm services provided to F.N.B.;

•

A director or an immediate family member is a manager, officer or director of a charitable or not-for-profit entity that F.N.B. or its affiliates supports through grants or other support and the contributions by F.N.B. do not exceed the greater of $250,000 or 2% of the charitable organization’s or not-for-profit entity’s annual receipts; and

•

Participation by a director, the director’s immediate family member or an affiliated entity in financing transactions sponsored by F.N.B. Capital which are made in the ordinary course of business and are made on substantially the same terms as those made available to F.N.B. Capital will not be deemed material for director independence determination purposes unless the director or immediate family member is an officer, director or owner of 10% or more of the business enterprise or the entity to which F.N.B. Capital is furnishing any such financing or equity capital.

In applying the NYSE and F.N.B. categorical independence standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone who resides in such director’s home.

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All relevant facts and circumstances. Our Corporate Governance Guidelines require that our Board “broadly consider all relevant facts and circumstances” especially in particular situations not covered by the NYSE bright-line independence standards or our categorical independence standards.

As required by the NYSE’s corporate governance rules, we will disclose any relationship that a director has with us that is not consistent with either the NYSE bright-line independence standards or our categorical independence standards in this proxy statement.

Director Independence Determinations

On February 15, 2017, our Board, with the assistance of the Nominating Committee, conducted an evaluation of F.N.B. director independence based on the director independence standards set forth in the F.N.B. Corporate Governance Guidelines, the NYSE corporate governance standards, and applicable SEC rules and regulations. As a result of this evaluation, our Board affirmatively determined that each of Mses. Ellsworth and Nicholas and Messrs. Campbell, Chiafullo, Hormell, Malone, Martz, McCarthy, Mencini, Motley, Stanik and Strimbu is an independent director.

In making these determinations, the Board considered various categories of transactions, relationships and arrangements that existed between each independent director and the Company or its subsidiaries, including, but not limited to, business, legal, family and charitable. The following chart reflects relationships between F.N.B and each independent director, such director’s spouse and immediate family members (“Personal or Family Relationships”), and related interests, including a company or charitable organization of which such director or the director’s spouse is, or was, during 2016, a partner, officer, director, employee, or in which the director or the director’s spouse holds a significant ownership position (“Affiliated Entity Relationships”). All of these transactions meet our Board guidance on independence (i.e., made in the ordinary course of business, not preferential and fair market value, and involving normal risk of collectability).

Personal or Family Relationships	Deposit, Wealth Management and Similar Banking Products(1)	x	x	x	x	x	x	x	x	x	x	x
	Credit Relationships(2)(4)	x	x	x	x	x	x	x	x	x	x	x
	Charitable Contributions(3)		x	x	x		x		x	x		x
Affiliated Entity Relationships	Deposit, Wealth Management and Similar Banking Products(1)		x			x				x	x	x
	Credit Relationships or Commercial Banking Products(2)(4)									x		x

(1)	Includes deposit accounts, trust accounts, certificates of deposit, safe deposit boxes, workplace banking or wealth management products.

(2)	Includes extensions of credit, including mortgages, commercial loans, home equity loans, credit cards, or similar products, as well as credit and credit-related products.

(3)	Includes charitable contributions made to entities affiliated with directors.

(4)

Includes extensions of credit, including commercial loans, credit cards or similar products, as well as credit, credit-related products and other commercial banking products, including treasury management, foreign exchange and global trading services.

Customer Relationships. We provide financial services to most of our directors. We also provide financial services to some of their immediate family members and affiliated entities. We offer these services in the ordinary course of our business. We provide the services on substantially the same terms and conditions, including price, as we provide to other similarly situated customers.

Credit Relationships. We also extend credit to some of our directors and their immediate family members and affiliated entities. Federal Banking law (Regulation O) governs these extensions of credit. We have incorporated the Regulation O requirements as part of the F.N.B. categorical independence standards.

Business Relationships. We also enter into other business relationships or professional services arrangements with entities affiliated with our directors or their immediate family members. These relationships are in the ordinary course of business.

Certain Charitable Contributions. We make contributions to charitable organizations where our directors serve as directors or trustees or have other affiliations with the charity.

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As part of FNBPA’s community reinvestment outreach initiative, during 2016, FNBPA donated $107,500 to Imani Christian Academy, a Pittsburgh-based nonprofit organization that offers an alternative to the public education system, particularly for children from under-performing school districts. This donation is eligible for a 90% Pennsylvania tax credit which will reduce the overall Company expense. Ms. Ellsworth is Chair of the Academy’s Board of Directors.

Additional transactions, relationships and arrangements that were considered by the Board are disclosed under the caption, “Related Person Transactions.”

Our Board affirmatively determined that Messrs. Gurgovits (former CEO), Delie (CEO), Custer (former Chairman, President and CEO of Yadkin Financial Corporation) and Nalbandian (former Chairman, President and CEO of Metro Bancorp, Inc.) are not independent under the NYSE corporate governance standards and F.N.B.’s categorical director independence standards by virtue of their former (Mr. Gurgovits) or current employment (CEO Delie) with the Corporation or, in the case of Messrs. Custer and Nalbandian, their former executive employment with a company recently acquired by the Corporation.

Family Relationships

There are no family relationships among the executive officers and directors of the Company.

Executive Sessions of our Board

Our Board conducted seven executive sessions in 2016, of which two were attended by all directors and the CEO, two were attended exclusively by independent directors and three were attended exclusively by non-management directors. William B. Campbell, our Lead Director, presides at all executive sessions.

Director Stock Ownership Requirement

Our Board believes that each director’s equity ownership in the Corporation should be aligned with the Corporation’s shareholders. Accordingly, our Corporate Governance Guidelines require each of our directors to have beneficial ownership of the lesser of 40,000 shares of Corporation common stock (or common stock equivalent) or $400,000 in value of the Corporation’s common stock (or common stock equivalent). The Corporation’s director stock ownership requirement is progressively phased in over a five-year period; however, each current director was provided an additional year to comply with the stock ownership requirement since the F.N.B director stock ownership requirement was increased in December 2016. As of March 31, 2017, each F.N.B. director is in compliance with the stock ownership requirement.

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Communications with Our Board

Shareholders or other interested parties may send communications to our Board, the independent directors as a group, Board Chair, any committee Chair, and/or any individual director, including our Lead Director, by addressing such communications to the Board, c/o Corporate Secretary, F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212. The Corporate Secretary, or his designee, will promptly forward all such communications submitted and addressed in this manner to the members of our Board or any designated individual director or directors, as the case may be. Our Corporate Secretary will forward all shareholder communications with the Board or individual directors without prior screening by the Corporate Secretary or any other employee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires our executive officers and directors, as well as certain persons who beneficially own 10% or more of our common stock, to file reports of their ownership of our securities, as well as statements of changes in such ownership, with the SEC. To our knowledge, based solely on written representations received from our executive officers and directors and copies of the statements of ownership changes furnished to us by our executive officers and directors during 2016, we believe that all such filings required during 2016 were made on a timely basis, except for one late Form 4 filing by the Corporation’s executive officers which was the result of the inadvertent failure of F.N.B administrative personnel to timely report the issuance of restricted stock units to these officers and one late Form 4 filing by Director Hormell which was due to the failure of his brother to provide timely notice of the Director’s F.N.B stock purchase. We do not have any shareholders who own 10% or more of our common stock who are required to file reports under Section 16(a) of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

We are not aware of any shareholder who was the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2016, except for the entities identified in the table below:

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Common Stock Beneficially Owned(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	24,665,993	(3)	11.69%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	16,999,543	(4)	8.05%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	12,687,510	(5)	6.01%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	12,140,607	(6)	5.75%

(1)

Under the regulations of the SEC, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

(2)	Based on 211,059,547 shares of Corporation common stock outstanding as of December 31, 2016.

(3)

According to Schedule 13G/A filed under the Exchange Act on January 12, 2017, by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power as to 24,207,150 shares and sole dispositive power as to 24,665,993 shares.

32 | F.N.B. Corporation

(4)

According to Schedule 13G/A filed under the Exchange Act on February 9, 2017, by The Vanguard Group, Inc. The Schedule 13G/A states that The Vanguard Group, Inc. has sole voting power over 250,634 shares shared voting power over 20,130 shares, sole dispositive power over 16,739,359 shares, and shared dispositive power over 260,184 shares.

(5)

According to Schedule 13G filed under the Exchange Act on February 9, 2017, by Dimensional Fund Advisors LP. The Schedule 13G states that these shares are owned of record by registered investment companies, group trusts and separate accounts to which Dimensional Fund Advisors LP serves as investment manager or sub-adviser. In such capacity, Dimensional Fund Advisors LP or its subsidiaries have sole voting power as to 12,436,833 shares and sole dispositive power as to all 12,687,510 shares.

(6)

According to Schedule 13G filed under the Exchange Act on February 6, 2017, by State Street Corporation. The Schedule 13G states that State Street Corporation has shared voting power as to 12,140,607 shares and shared dispositive power as to 12,140,607 shares.

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Related Person Transactions

We have adopted a written policy formalizing the manner in which we review a proposed transaction involving the Company and any of our directors, any director nominees, any executive officers, any 5% or greater shareholder or any immediate family member of the foregoing (“related persons”) because of the possibility of a conflict of interest. A copy of this “Policy with Respect to Related Person Transactions” is posted on our website at www.fnbcorporation.com under the tab, “About Us—Investor Relations & Shareholder Services” and then clicking on the “Corporate Governance” link. Under our policy, all proposed related person transactions except for (i) transactions generally available to all employees or shareholders of the Company, and (ii) compensatory transactions consistent with the plans, policies and decisions approved by the Company’s Board of Directors or Compensation Committee, must receive the prior approval of the Nominating Committee of our Board before we can take part in the transaction, and if such transaction continues for more than one year, the Nominating Committee and Board must annually approve the transaction. For purposes of this policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or any of its subsidiaries was, is or will be a participant, and the amount involved exceeds $120,000, and a related person had, has or will have a direct or indirect material interest. Consistent with the SEC rule, our policy provides that certain transactions, including employment relationships and ordinary course non-preferential transactions, entered into with a related person are not considered to be related person transactions and are not required to be disclosed or approved by the Nominating Committee. The category of related persons generally consists of the Company’s Directors, director nominees and executive officers, holders of 5% or more of the Company’s common stock, immediate family members of the foregoing persons and any entity owned or controlled by the foregoing persons.

Mr. Gurgovits’ son is the former President of F.N.B. Capital Corporation, LLC, a merchant banking subsidiary of the Corporation. Due to the uncertainty as to whether the F.N.B. Capital investment activities would continue to be permissible under the final Dodd-Frank Volcker rules, Mr. Gurgovits’ son, along with the other F.N.B. Capital principals, resigned from F.N.B. Capital effective July 31, 2013. Mr. Gurgovits’ son and his fellow principals, established a new company called Tecum Capital Partners (formerly known as F.N.B. Capital Partners, LP), as a Small Business Investment Company licensed by the U.S. Small Business Administration (“SBIC Fund”) in 2013. Mr. Gurgovits’ son and the other principals are the sole owners of Tecum Capital Management (“Tecum”), the general partner of the SBIC Fund. In view of the detailed knowledge and experience that the Tecum principals had with respect to the F.N.B. Capital investment portfolio, F.N.B. Capital entered into an asset management agreement whereby Tecum manages the F.N.B. Capital investment portfolio for a quarterly fee based on the amount of assets under management. The economics and terms of the asset management arrangement were agreed to pursuant to an arms-length negotiation between F.N.B. Capital and Tecum. In 2016, F.N.B. Capital made total payments to Tecum of approximately $75,000 in fees pursuant to terms of the asset management advisory arrangement.

In addition, as of December 31, 2016, as anchor investor, F.N.B. committed to invest an aggregate amount of $14,700,000 (representing a 21.94% equity interest) in the SBIC Fund, subject to the same material terms and conditions as those of other co-investors in the SBIC Fund. In connection with this investment and the aforementioned management agreement, F.N.B. permitted Tecum and the SBIC Fund to use the name, “F.N.B. Capital Partners” until September 2016. The SBIC Fund has 61 co-investors, including six non-affiliated bank investors. The total commitment of all investors in the SBIC Fund is $64,990,000. Mr. Gurgovits, Sr., has a 0.846% equity investment in the SBIC Fund. Director Gurgovits, Sr., is on the SBIC Fund Board of Advisors and the fund’s Investment Committee. F.N.B. has a net book value of funded commitments at December 31, 2016, of $15,274,277 after investing $12,191,054 into the SBIC Fund (leaving a remaining unfunded commitment of $2,508,946).

Former Director Nalbandian is the former Chairman, President and CEO of Metro Bancorp, Inc., a bank holding company that was acquired by F.N.B. by merger on February 13, 2016. Mr. Nalbandian’s positions with Metro Bancorp and its subsidiary, Metro Bank, were terminated effective February 13, 2016, as a result of the merger. On February 12, 2016, Mr. Nalbandian was elected to the F.N.B. Board of Directors pursuant to the terms of the Agreement and Plan of Merger between F.N.B. and Metro Bancorp, Inc., dated as of August 4, 2015, which provided for one member of the Metro Bancorp board of directors, as mutually agreed by F.N.B. and Metro

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Bancorp, to be appointed as a director of F.N.B. and FNBPA, and required F.N.B. to nominate said director for election at the 2016 annual meeting of F.N.B. shareholders and to solicit proxies for said director in the same manner as for all other members of F.N.B.’s slate of directors for that meeting. Additionally, under the Agreement and Plan of Merger, F.N.B. agreed to honor the contractual obligations of Metro and Metro Bank to their current and former employees, including Mr. Nalbandian. Under the terms of his employment agreement with Metro, Mr. Nalbandian was entitled to receive approximately $2.4 million as a change-in-control payment due to the completion of the merger between F.N.B. and Metro Bancorp; immediate vesting of all unvested incentive compensation awards, including equity awards; and continued disability and life insurance benefits for three years. To satisfy a precondition to F.N.B.’s obligation to provide the payments and benefits contemplated by the employment agreement, Mr. Nalbandian executed a general release and non-disparagement agreement and must comply with certain confidentiality and non-competition provisions. F.N.B. will also provide Mr. Nalbandian and his dependents continued medical insurance coverage for the rest of Mr. Nalbandian’s life. Lastly, Mr. Nalbandian is a third-party beneficiary of Section 6.7 under the Agreement and Plan of Merger. Under this provision, F.N.B. will be obligated (i) to indemnify and hold harmless Mr. Nalbandian against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel), and judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, to which Mr. Nalbandian is made a party or is threatened to be made a party; and (ii) to advance expenses as incurred by Mr. Nalbandian prior to the final disposition of such claim, action, suit, proceeding or investigation. Pursuant to this provision, F.N.B. also has purchased and is required to maintain, for a period of six years, directors’ and officers’ liability insurance and fiduciary liability insurance for the persons who were covered by Metro Bancorp’s directors’ and officers’ insurance and fidelity liability insurance policies, including Mr. Nalbandian, in amounts and coverages that are equivalent to the policies maintained by Metro Bancorp. Additionally, FNBPA leases 4,744 square feet in a local business center from NN&S Associates, of which Mr. Nalbandian is a partner. FNBPA utilizes this leased space as a storage facility. The lease was originally entered into by NN&S Associates and FNBPA’s predecessor by merger, Metro Bank, on November 1, 2006, and was renewed by FNBPA in 2016 (the monthly lease amount at the time the lease expired was $5,161.05) for another five-year term that will expire on October 31, 2021. FNBPA, as successor by merger, assumed the obligation of the lease upon completion of the merger on February 13, 2016. The lease was renewed following an “arms-length” negotiation by F.N.B. (Mr. Nalbandian did not participate in the lease renewal discussions). Under the terms of the lease arrangement, Mr. Nalbandian and his family members received approximately $64,108 in lease payments in 2016.

Director Custer is the former Chairman, President and CEO of Yadkin Financial Corporation, a bank holding company that was acquired by F.N.B. by merger on March 11, 2017. Mr. Custer’s positions with Yadkin Financial Corporation and its subsidiary, Yadkin Bank, were terminated effective March 11, 2017, as a result of the merger. On October 18, 2016, Mr. Custer was elected to the F.N.B. Board of Directors with the appointment becoming effective upon the consummation of the F.N.B.-Yadkin merger. Pursuant to the terms of the Agreement and Plan of Merger between F.N.B. and Yadkin Financial Corporation, dated as of July 20, 2016, F.N.B. was required to appoint one member of the Yadkin Financial Corporation board of directors as a director of F.N.B. and FNBPA, and to nominate said director for election at the annual meeting of F.N.B. shareholders which immediately followed the effective time of the merger. Additionally, under the Agreement and Plan of Merger, F.N.B. agreed to honor the contractual obligations of Yadkin Financial Corporation and Yadkin Bank to their current and former employees, including Director Custer. Director Custer received approximately $2,000,000 in connection with the F.N.B.-Yadkin merger which included change-in-control, pro-rated bonus (including vesting of prior equity awards), healthcare benefits and life/disability insurance benefits. In addition, Mr. Custer entered into a Consulting Agreement which commenced on March 11, 2017, the effective date of the merger. This agreement provides for Mr. Custer to furnish services to assist F.N.B. with the retention of employees and customers and meet with customers for purposes of obtaining business. In exchange for his services under the consulting arrangement, F.N.B. will compensate Mr. Custer in the annual amount of $600,000 netted against compensation he receives as an F.N.B. director. The contract will expire March 11, 2018, one year after the effective date. Mr. Custer also received a distribution of common stock of Yadkin from a rabbi trust established by Yadkin in connection with two whole-bank acquisitions completed by Yadkin in July 2014. The number of shares allocated to Mr. Custer, represented currently by units, is 157,988. When this rabbi trust was terminated on March 9, 2017, Mr. Custer received F.N.B. stock valued at $3,751,578.34. To satisfy a precondition to F.N.B.’s obligation to provide the payments and benefits contemplated by the employment agreement, Mr. Custer has executed a general release

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and non-disparagement agreement and must comply with certain confidentiality and non-competition provisions. Lastly, Director Custer is a third-party beneficiary of Section 6.7 under the Agreement and Plan of Merger. Under this provision, F.N.B. will be obligated (i) to indemnify and hold harmless Director Custer against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel), and judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, to which Director Custer is made a party or is threatened to be made a party; and (ii) to advance expenses as incurred by Director Custer prior to the final disposition of such claim, action, suit, proceeding or investigation. Pursuant to this provision, F.N.B. also has purchased and is required to maintain, for a period of six years, directors’ and officers’ liability insurance and fiduciary liability insurance for the persons who were covered by Yadkin Financial Corporation’s directors’ and officers’ insurance and fidelity liability insurance policies, including Director Custer, in amounts and coverages that are equivalent to the policies maintained by Yadkin Financial Corporation.

In the ordinary course of our business, we have engaged and expect to continue engaging in ordinary banking transactions with our directors, executive officers, their immediate family members and entities in which they hold a position or ownership interest, including loans to such persons. Any loan to those persons or entities was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features.

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Executive Compensation and Other Proxy Disclosure

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee (“Committee”) during 2016 were Messrs. Malone, Motley, Stanik and Strimbu and Ms. Ellsworth. Mr. Stanik joined the Committee in May, at which time Mr. Strimbu left the Committee. Neither we nor FNBPA has ever employed any member of the Committee. No such member has, during our last fiscal year, any relationship with us requiring disclosure under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K. We have determined that the Committee members are independent under the NYSE corporate governance standards, and are non-employees under the meaning of Rule 16b-3 under the Exchange Act. Our Board has delegated to the Committee the responsibility of setting the compensation of our directors, CEO, Chief Financial Officer (“CFO”) and Section 16 officers. The Committee met 8 times in 2016.

Authority and Responsibilities

The Committee administers our executive compensation programs, including the oversight of executive compensation policies and decisions, administration of our equity incentive plan and the annual cash incentive award plan applicable to Section 16 officers. The Committee administers and interprets our qualified and non-qualified benefit plans, establishes guidelines, approves participants in the non-qualified plans, approves grants and awards, and exercises other power and authority required and permitted under the plans and its Charter. The Committee also reviews and approves executive officer, including CEO, compensation, including, as applicable, salary, short-term incentive and long-term incentive compensation levels, perquisites and equity compensation. The Committee Charter reflects its responsibilities and the Committee reviews the Charter annually and recommends any proposed changes to the Board. A copy of the Committee Charter is available at our website, at www.fnbcorporation com under the tab, “About Us—Investor Relations & Shareholder Services” and then clicking on the link “Corporate Governance.”

Delegation

From time to time, and subject to statutory and regulatory limitations, the Committee may delegate authority to fulfill various functions of administering the Company’s plans to our employees. Currently, it delegates administration of our qualified plans to the Pension Committee, a committee of our senior officers who have the appropriate expertise, experience and background in handling defined benefit and defined contribution plans.

Independent Compensation Consultant

The Committee engaged an independent compensation consultant, McLagan, an Aon Hewitt company (“Consultant”), to assist it in evaluating our compensation practices and to provide ongoing advice and recommendations regarding CEO, NEO and director compensation that are consistent with our business goals and pay philosophy. The Committee selected the Consultant for, among other reasons, its reputation for providing comprehensive solutions to complex compensation challenges facing companies and specific expertise in the financial services industry. The Consultant is not affiliated with us nor did it provide any other services or perform other work for us in 2016. In addition to McLagan, an AON Hewitt affiliate, Radford, provided accounting services to us related to our long-term incentive plan. The Committee has reviewed all services provided by the Consultants in 2016, and has determined that they are independent with respect to SEC standards.

The Consultant reported directly to the Chairman of the Committee. In performance of its duties, the Consultant interacted with our CEO, CFO, Executive Vice President, Human Resources and other employees. The CEO had various discussions with the Consultant related to our compensation programs, philosophy and Peer Group. Additionally, the CEO regularly attended Compensation Committee meetings and discussed with the Consultant and the Committee members, both during meetings and outside meetings, the appropriate base salary and short-term and long-term compensation of the Section 16 officers. The CFO regularly attended meetings of the Committee to discuss Company performance relative to the short-term and long-term plans versus peers. In addition, the Consultant communicated with, took direction from, and regularly interacted with the Chairman of the Committee and other members of the Committee in addition to attending Committee meetings on an as-needed basis.

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Compensation Discussion and Analysis

Executive Summary

Overview

We have designed our compensation programs to link strong corporate performance to increased total compensation. We review our philosophy and our compensation programs annually to ensure that we are being competitive in attracting and retaining the appropriate executive talent, while maintaining good corporate governance practices. In determining executive compensation for 2016, the Committee considered the overwhelming support that the “Say-On-Pay” proposal received at our May 2016 Annual Meeting of Shareholders (“2016 Annual Meeting”) pertaining to 2015 compensation and the related Compensation Discussion and Analysis disclosure of 2015 compensation and certain 2016 items. Over 97% of the shareholders who voted on our proposal supported our compensation program. As a result, the Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and future advisory votes. We have provided an advisory vote to shareholders on an annual basis consistent with the frequency vote supported by the shareholders at our 2011 Annual Meeting of Shareholders, and we are conducting an advisory vote at our 2017 Annual Meeting of Shareholders. We are also holding a frequency vote at our 2017 Annual Meeting of Shareholders and we recommend that our shareholders vote to support continued annual advisory votes on our compensation program. Furthermore, our CEO and CFO will continue to frequently meet with shareholders and prospective investors, while our Investor Relations Department will remain continually available to shareholders in order to ensure adequate methods to receive shareholder sentiment.

Corporate Performance

In 2016, we exceeded our financial plan despite extraordinarily low interest rates and continued industry pressure on earnings. As the charts below demonstrate, we have grown rapidly while simultaneously remaining profitable and efficient. This combination positions us to meet our long-term growth objectives in order to create shareholder value.

38 | F.N.B. Corporation

The following accomplishments during 2016 were key to our success last year and should serve us well moving forward:

•	We completed the acquisition of Metro Bancorp and completed a branch acquisition from Fifth Third Bank which further solidified our central and western Pennsylvania presence.

•	We continued to invest in our infrastructure while maintaining a peer-leading efficiency ratio.

•	We announced the largest acquisition in our history, Yadkin Bank, which expanded our footprint into the attractive Southeast U.S. markets following completion of this acquisition in March 2017.

•	Our credit quality trends were favorable throughout 2016 and remain strong.

•	We continued to return a strong dividend to our shareholders. Our dividend yield, as measured at year-end, was at the 95th percentile of our Regional Peer Group.

•	We continue to exceed federal bank regulatory agency “well-capitalized” thresholds.

We have concentrated on moving F.N.B. into markets with more growth opportunities than our traditional footprint. Over the last 5 years, under our CEO’s leadership, we have grown organically and by acquisition, with our acquisition strategy focused on metropolitan markets. Specifically, we acquired financial services franchises in the contiguous markets of Baltimore, Maryland, and Cleveland, Ohio, through whole bank acquisitions, while expanding our presence in both Harrisburg and Pittsburgh, Pennsylvania, through both whole bank and branch acquisitions. Additionally, we completed the largest transaction in the history of F.N.B. in March 2017, a merger with Yadkin, based in North Carolina. We believe these markets offer attractive consumer demographics with a significant number of commercial opportunities providing favorable circumstances for deepening relationships and growing our customer base.

We have a proven track record for gaining market share as a result of our mergers and acquisitions strategy. In 2016, we completed our largest merger, Metro Financial Corporation, adding approximately $3 billion in assets in central Pennsylvania. Through that acquisition and other acquisitions, we continue to produce strong financial returns by focusing on expanding our core competencies in the new and expanded markets. Our acquisition activity has resulted in significant growth in profits and changes in our overall financial results in a short period of time, including the incurrence of merger expenses.

For the period ending December 31, 2013, to December 31, 2016, we grew total assets over 61% from approximately $13.6 billion to approximately $21.8 billion. Moreover, including the recently completed Yadkin acquisition (March 11, 2017), our total asset growth from December 31, 2013 through March 31, 2017 ($13.6 billion to nearly $30 billion), was over 114%. At the same time, these mergers have resulted in us incurring one-time expenses which skew our financial results if included in earnings. We anticipate planning similar levels of one-time expenses correspondent to these transactions. However, this growth has been consistent with our established merger metrics, including being accretive to earnings per share and tangible book value.

2017 Proxy Statement | 39

F.N.B. 2016 Performance - GAAP vs. Operating

ROAA — Return on average assets; net income as a percent of average assets

Operating ROAA — Operating income return on average assets

ROATCE — Net income, adjusted for tax-affected amortization of intangibles, as a percent of average tangible common equity

Operating ROATCE — Operating income as a percent of average tangible common equity

EPS — Diluted earnings per share, after extraordinary items if applicable

Operating EPS — Operating income, on a diluted per-share basis. Operating income is net income the adjustment to the EPS results of $0.134 per share, predominantly due to an exclusion of merger costs of $0.128 and a $0.006 per share related to a reduction in the dividend rate paid on Federal Reserve stock as part of the Fixing America’s Future Transportation Act enacted in December 2015.

Our acquisition strategy generally results in accompanying merger-related expenses that are commensurate with the size of the transaction and size of the acquired entity. Therefore, in evaluation of our NEOs’ compensation in comparison to peers, we believe it is appropriate to exclude merger expenses associated with our growth and to make comparisons relative to peer performance versus operating expenses.

Furthermore, in order to insure our compensation levels remain appropriate and we properly reward our NEOs for successful completion of strategically important and profitable growth, we believe we must rely on our operating earnings (a non-GAAP measure) as a measure of success. Our growth has allowed us to increase adjusted earnings on an annual basis by overcoming significant recent regulatory revenue challenges, including more than $0.10 in annual lost earnings per share solely related to reduced revenues resulting from Dodd-Frank Durbin Amendment restrictions, higher FDIC insurance premiums, reduced dividends received on Federal Reserve stock (allocated to the highway spending bill), and cost attendant to capital raising initiatives to replace trust preferred securities from our capital accounts. We routinely evaluate our Peer Group on a pro forma basis due to our rapid and significant growth. The Peer Group we used for 2016 compensation contemplated our Metro acquisition and excluded companies with assets below $10 billion. We review our performance versus peers and our executive compensation analysis with such matters in mind in an effort to properly assess our relative performance. Otherwise, we believe our pay for performance analysis will be misleading. We expect to continue to review our NEOs in light of their ability to continue to create shareholder value through organic growth and growth by acquisition. Our 2017 Peer Group is based upon, among other things, our current asset size and the projected post-merger asset size including Yadkin.

40 | F.N.B. Corporation

Summary of 2016 Executive Compensation Actions

Salaries

•	Increases: From 2015 to 2016, salary increases ranged from 2.5% – 19% for the executive officers, with the largest increases due to recent promotions for Messrs. Moorehead and Robinson.

•	Current Positioning: After a prolonged period of lagging the peer group, we believe the officer’s current salaries are in line with median pay for similar positions in the market.

Executive Incentive Compensation Plan (EIC Plan)

•

Performance Metrics: Incentive payouts for 2016 performance were based on EPS vs. budget, return on average tangible common equity (ROATCE) vs. peers, and efficiency ratio vs. peers. We believe these measures closely align our annual performance goals and shareholder interests, support our long term expectations and properly reward management.

•	Payout: Based on our performance, we paid executives’ bonuses under the plan at 131.52% of target.

Long-Term Incentive Plan (LTIP)

•	Plan Structure: We granted our executives equity based on a predefined matrix defining grant values as a percentage of salary.

•	67% of award is performance-based

•	33% of award is service-based

•

Performance Metric: The structure of the award was similar to prior years and we continued the practice started in 2014 utilizing relative Total Shareholder Return (TSR) as the metric to assess performance for the performance-based portion of the award. We believe, as a long-term measure, TSR provides a good peer comparison that creates shareholder value while properly rewarding management when delivering value.

Key Compensation Governance Highlights

Policy	Description
Stock Ownership Policy	Our directors and certain senior level managers who participate in the long-term incentive plan, including our NEOs, are currently in compliance with a robust stock ownership policy.
Anti-Hedging Policy	Our anti-hedging policy prohibits our directors, NEOs, and executive officers from engaging in hedging transactions with Company stock.
Clawback Policy

Our compensation recoupment or clawback policy allows our Board to recoup any excess compensation paid to our NEOs if the Company restates its financial results upon which an award is based due to fraud, intentional misconduct or gross negligence.

Risk Assessment	We annually conduct a risk assessment of all of our compensation plans and the Committee annually reviews the assessment to ensure the compensation programs do not encourage inappropriate risk taking.

2017 Proxy Statement | 41

Compensation Philosophy

During 2016, the Compensation Committee reviewed and determined it appropriate to continue the formal executive compensation philosophy it adopted in 2015 to guide future compensation decisions. The overall goal of our compensation program is to pay at the median for median performance, below median pay for below median performance, and above median pay for above median performance.

The following table shows why we pay each component and how we intend to position our compensation relative to the market.

Percentile Rank to Market
Component	Why We Pay this Component	Median Performance	Superior Performance
Salary

We provide base salary to all salaried employees, including the NEOs, in order to provide each employee with a degree of financial certainty. Competitive base salaries further our compensation program objectives by allowing us to attract and retain talented employees by providing a fixed portion of compensation upon which all employees can rely.

		50th Percentile	50th Percentile
Annual Incentive (EIC Plan)

We believe that a significant amount of our NEOs’ compensation should be contingent on our performance. Our annual incentive plan focuses on our EPS ROATCE and our efficiency ratio. We believe a focus on those metrics will increase our total shareholder return. By paying a portion of the NEOs’ total compensation in variable incentive pay, we expect to drive our annual performance while increasing long-term shareholder value.

Long-Term Incentive Plan

We believe providing performance-based (2/3 of total equity) and service-based (1/3 of total equity) restricted stock units is an effective means of promoting long-term stock ownership by NEOs and rewards management for creating long-term shareholder value. We also believe that placing a significant portion of an executive’s compensation in stock, through restricted stock units, causes executives to focus on long-term performance resulting in risk mitigation and clearly aligns management and shareholder interests. We presently do not grant stock options.

Direct Compensation

Includes salary, annual incentive plan payouts, and long-term incentive plan payouts. To keep a strong link between pay and performance, we prefer to place more weight on performance-based incentives rather than benefits like SERPs, pensions and other forms of non-direct compensation. By targeting a higher compensation positioning for direct compensation, we expect to be approximately at our targeted positioning for total compensation.

		60th Percentile	Top Quartile
Other Benefits and Perquisites

We do not have an active SERP or pension as we prefer compensation to be performance-based. Other perquisites are intended to be in line with market practice, including health and welfare benefits on the same basis as our general employee population.

Total Compensation	Includes all elements in this table.	50th Percentile	Top Quartile

42 | F.N.B. Corporation

Benchmarks

We desire our compensation programs to be competitive in the marketplace. Thus, for purposes of 2016 compensation, we compared ourself against commercial banks with assets in the $9 billion to $34 billion range as of December 31, 2015, located in the Mid-Atlantic, Midwest and South Regions (“Peer Group”)1 that includes the following financial institutions:

Associated Banc-Corp
BancorpSouth, Inc.
BOK Financial Corp.
Commerce Bancshares, Inc.
Cullen/Frost Bankers, Inc.
First Horizon National Corp.
First Midwest Bancorp, Inc.
FirstMerit Corporation
Fulton Financial Corporation
Hancock Holding Co.
IBERIABANK Corp.
MB Financial, Inc.
National Penn Bancshares, Inc.

Old National Bancorp
PrivateBancorp, Inc.
Prosperity Bancshares, Inc.
Signature Bank
Synovus Financial Corp.
TCF Financial Corporation
Texas Capital Bancshares, Inc.
Trustmark Corp.
UMB Financial Corporation
United Bankshares, Inc.
Valley National Bancorp
Webster Financial Corporation
Wintrust Financial Corporation

For purposes of comparing base salary, annual incentives, and long-term compensation, the Committee conducts a review of its benchmarks throughout the year with assistance from its independent compensation consultant using a variety of methods such as direct analysis of proxy statements of companies in the peer group, as well as a review of a compilation of survey data of companies of a similar size published by several sources. At the time of setting 2016 base salary and making short-term and long-term compensation awards for 2016, there were the 26 organizations noted above in the Peer Group. Our asset size following the acquisitions we completed in 2015 and our organic growth was approximately $17.6 billion which does not include the acquisition of Metro which closed in early February 2016 and added approximately $3 billion in assets. When setting the Peer Group, we took into account the anticipated asset growth as a result of the pending Metro merger transaction. We compete for talent with the institutions in our Peer Group, as well as large financial institutions in our geographic markets. As we grow, we continue to add talent from large financial institutions with which we compete in many metropolitan markets. We believe the Peer Group is diverse and provides the necessary depth to be meaningful in setting salary and incentive goals. We believe these companies are an appropriate group against which to benchmark our compensation given their asset size compared to our existing size, and the asset size we anticipate to be shortly due to pending transactions. After setting 2016 base salaries, we believe our NEOs’ base compensation and total compensation approximates the 50th percentile of the Peer Group.

The various components of the NEOs’ total compensation are detailed below.

Base Salary

•	How We Determine the Amount

Each year the Committee reviews salaries and determines adjustments to each NEO’s base salary based upon an assessment of the NEO’s performance versus job responsibilities, including the impact of such performance and contributions on our financial results. We target base salary for NEOs at the median of the peer group. We review base salary annually and adjust it as the Committee deems appropriate. In certain cases, the Committee increases base salary in order to raise the NEO’s annual salary to reflect more closely the annual salaries of comparably performing peer group executives.

Typically, we preliminarily review the compensation levels of our NEOs in the last quarter of the year in evaluating the upcoming year, including potential salary adjustments. When we conducted such a review,

[1]

The Mid-Atlantic region includes Delaware, Maryland, New Jersey, New York, Pennsylvania, Virginia and West Virginia. The Midwest region includes Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin. The South region includes Florida, Georgia, Louisiana, Missouri, North Carolina, Oklahoma, South Carolina, Tennessee and Texas.

2017 Proxy Statement | 43

we noted that our Section 16 officers’ base salaries, other than Messrs. Moorehead and Robinson, approximated the peer median. Messrs. Moorehead’s and Robinson’s salaries were just below the 25th percentile of the Peer Group.

Based on the above information, and the continued strong performance compared to peers over a long period, despite various continued challenges to earnings, effective January 1, 2016, we increased Mr. Delie’s annual base salary to approximate the median of the Peer Group we used for setting base compensation. We believe that Mr. Delie’s total compensation level is competitive with chief executive officers’ salaries within the financial services industries and the Peer Group and is consistent with the Company’s philosophy.

At the same time we reviewed Mr. Delie’s compensation, we also reviewed each of the other Section 16 officer’s salaries to determine where salary and total compensation fell compared to the Peer Group median and whether it was consistent with our compensation philosophy. Again, at the time of setting 2016 base salaries, the Committee noted that the NEOs’ base salaries, except Messrs. Moorehead and Robinson, approximated the 50th percentile of the Peer Group. Accordingly, the Committee determined it appropriate to increase each of the NEOs’ salaries to remain at or approximate the 50th percentile of the Peer Group and set their 2016 salaries as more particularly noted in the table below.

Name	2015 Salary	2016 Salary	% Increase	Approximate Market Positioning After Increase
Vincent J. Delie, Jr.	905,016	928,008	2.5%	50th
Vincent J. Calabrese, Jr.	445,008	460,008	3.4%	50th
Gary L. Guerrieri	360,000	390,000	8.3%	50th
Robert M. Moorehead	315,000	375,000	19.0%	<50th
Barry C. Robinson	305,016	350,016	14.8%	<50th

In 2016, we set the NEOs’ 2017 salaries as follows: Delie — $1,050,000; Calabrese — $480,000; Guerrieri — $440,000; Moorehead — $425,000; and Robinson — $375,000.

•	Relation of Base Salary to Other Components of Compensation

An NEO’s base salary is a reference point for the executive’s annual incentive opportunities. The Committee determines the level at which each NEO participates in the annual executive incentive compensation program (“EIC Plan”) under the F.N.B. Corporation 2007 Incentive Compensation Plan, as Amended and Restated May 20, 2015 (“2007 Plan” or “Incentive Plan”). This level is typically expressed as a percentage amount. For example, if an NEO participates in the EIC Plan at the 40% level, it means that the NEO’s target incentive opportunity is the NEO’s base salary multiplied by 40%. In addition, prior to 2007, base salary was the only component of compensation in the formula used to calculate an NEO’s pension benefit accrual under the Company’s Pension Plan. An NEO may also defer a portion of his or her base salary and bonus into the Company’s 401(k) Plan.

Annual Incentive Awards

We intend our EIC Plan to provide additional compensation to our NEOs in the form of performance-based awards that are based on our achievement of certain financial objectives. The EIC Plan is open to each NEO.

•	How We Determine the Amount

Philosophy

We target short-term, annual incentive compensation of the CEO and the other NEOs such that their compensation is tied directly to our performance. We measure our annual performance against three weighted target goals set by the Committee: EPS ROATCE and efficiency ratio. We believe these performance goals are financial measures that are critical to our growth and profitability, as well as contributors to the long-term creation and preservation of shareholder value. In evaluating performance, the Committee considers in the calculation unusual factors and their resulting effect on our performance,

44 | F.N.B. Corporation

i.e. significant merger and acquisition transactions, unusual investment gains or losses, corporate and balance sheet restructuring, significant asset sales and other items it deems appropriate in measuring our performance against the target goal. We set the target incentive award level for each NEO based upon market-competitive incentive opportunities as provided by McLagan for executives performing similar duties and we have the sole discretion to determine all annual bonuses for the CEO and other NEOs. In 2015, we recognized that the market median for short-term incentive compensation continued to increase at a rate higher than our CEO and CFO resulting in their target short-term incentive compensation being below market median. Since it is our philosophy to pay at market median for target performance, we believed it appropriate to increase by 20% the target short-term incentive for our CEO, and 10% for our CFO; all of which were reflected in the tables below.

Calculation

Our 2016 performance goals are reflected in the table below.

PERFORMANCE GOALS

Key Performance Measurement	Weight	Threshold	Target	Maximum
EPS vs. Budget	70%	$0.824 (90% Budget)	$0.916 (100% Budget)	$1.008 (110% Budget)
ROATCE vs. Peer Group	20%	25th Percentile	50th Percentile	75th Percentile
Efficiency Ratio vs. Peer Group	10%	25th Percentile	50th Percentile	75th Percentile
Total	100%

We calculate performance for each specific key performance measurement independently to determine the payout for that key performance measurement. The sum of the awards for each key performance measurement determines the total incentive award.

The CEO and other NEOs have an incentive opportunity expressed as a percentage of each of their base salaries, with the possibility of achieving an incentive payout as more particularly set forth in the table below. We interpolate for performance between levels.

The payout potential established for each NEO in 2016 was as follows:

Name	Below Threshold	Threshold (50%)	Target (100%)	Maximum (200%)
Vincent J. Delie, Jr.	0%	50%	100%	200%
Vincent J. Calabrese, Jr.	0%	35%	70%	140%
Gary L. Guerrieri	0%	25%	50%	100%
Robert M. Moorehead	0%	25%	50%	100%
Barry C. Robinson	0%	25%	50%	100%

2017 Proxy Statement | 45

2016 Awards

The chart below reflects our 2016 performance for purposes of our EIC Plan and is more particularly detailed in the narrative below the chart:

INCENTIVE PLAN

2016 PERFORMANCE CALCULATIONS

Key Performance Indicator	Weight	Target 100%	Actual Results	Actual Performance (% of Target)(1)	Payout Percent
EPS vs. Budget	70%	$0.916	$0.918	100.2%	71.52%
ROATCE vs. Peer Group (Percentile)	20%	50th percentile	96th percentile	200.0%	40.00%
Efficiency Ratio vs. Peer Group (Percentile)	10%	50th percentile	80th percentile	200.0%	20.00%
Total	100%				131.52%

(1)    Performance result between target and maximum is interpolated between levels.

After adjustments for certain non-recurring items, EPS was $0.9182, 100.2% of the target EPS goal, and we had ROATCE of 14.6% and an efficiency ratio of 55.36%, both exceeding peer median and in the top quartile. The Committee certified the adjustment to the EPS results of $0.134 per share, predominantly due to an exclusion of merger costs of $0.128 and a $0.006 per share related to a reduction in the dividend rate paid on Federal Reserve stock as part of the Fixing America’s Future Transportation Act enacted in December 2015. Based on our results, the formula under our EIC Plan provided for a payment for corporate performance for each NEO at 131.52% of his target award amount. Based upon our continued outstanding results versus our Peer Group and performance relative to our financial plan, the Committee determined it appropriate to apply the formula and provide each NEO an annual incentive bonus of 131.52% of the NEO’s target as more particularly reflected in the 2016 Summary Compensation Table, and the Committee did not exercise any downward discretion.

•	Relation of Annual Incentives to Other Components of Compensation

As noted above under the Base Salary discussion, annual incentive compensation is directly related to base compensation. An NEO may also defer a portion of his bonus into the Company’s 401(k) Plan. Previously, we used any cash bonus paid to any participant in the defined benefit plan, including NEOs, in calculating each participant’s retirement benefit. Since 2011, we have not made any additional accruals for any participant in the defined benefit plan.

Long-Term Awards

We awarded service-based and performance-based restricted stock awards to our NEOs under our 2007 Plan as more particularly stated in the 2016 Grants of Plan-Based Awards table. The restricted stock unit awards reward NEOs based on the Company’s achievement of certain financial objectives, in the case of performance-based awards, and assist us in the retention of our key executives. The 2007 Plan is open to each NEO and all other salaried personnel selected by our CEO and the Committee for participation.

[2]	A reconciliation of reported EPS to adjusted EPS amounts is as follows (the amount represents the after tax amount):

EPS	After Tax Adjustments	Amount
As reported		$0.784
	Merger-related costs	0.128
	Federal Reserve dividend adjustment	0.006
As adjusted		$0.9186

46 | F.N.B. Corporation

•	How We Determine the Amount

We establish a target award level for each NEO based upon the executive officer’s level of responsibility, and set the levels such that the award amount increases as the officer’s level of responsibility in the organization increases. At the time of granting the awards, the Committee sets the award amount for each participant level in a manner designed to provide competitive long-term compensation based on data provided by McLagan as market-competitive incentive opportunities for executives performing similar duties. We split the award into two components, one-third as a service-based award (“Service-Based Awards”) and two-thirds as a performance-based award (“Performance-Based Awards”). Commencing with the 2014 awards, both awards vest in full at the end of three years. The performance awards only vest if we meet certain performance requirements set forth in the awards. We believe this allocation of equity awards is appropriate since the Service-Based Awards reward NEOs for loyalty to us, encourage stock ownership and help us retain our key executives. The Performance-Based Awards help drive our performance, while creating shareholder value by linking the shareholders’ interests and the NEOs’ interests in long-term success. The NEO will forfeit both types of awards if the NEO terminates employment before the cliff vesting date, other than as a result of retirement, death or disability. The Committee used survey data from McLagan when positioning the target long-term incentive compensation such that an award when realized by the NEO at target, as a percent of salary, would approximate the 60th percentile of direct compensation and the 50th percentile of total compensation. The Committee also considered the accounting impact on earnings and recommendations of the CEO with respect to all NEOs other than himself when making the awards.

Our Performance-Based Awards are designed to align management’s long-term incentive compensation with our total shareholder return objective. In order to qualify for vesting of the awards we granted in 2016, each NEO must meet two criteria. The NEO must remain continuously employed by us from the date of the award to the vesting date and our relative total shareholder return during the performance period must equal or exceed the 25th percentile performance of peer financial institutions. If the NEOs do not meet the criteria, the awards will not vest and the NEOs will not receive any shares or payment. If the NEOs meet the criteria, the number of Performance-Based Awards that vest is contingent upon the degree of our achievement of certain performance levels compared to a group of peer financial institutions. Our performance levels are based on our relative total shareholder return during a three-year performance period versus our Peer Group. We believe the size of the Peer Group (26) is large enough to reduce potential volatility that may result when peer financial institutions are acquired during the three-year performance period and, therefore, are unavailable for measurement comparison purposes. We expect the Peer Group to provide a meaningful comparison based upon our current asset size and anticipated growth over the award performance period.

Performance Level	Percent Rank	Vesting Percentage
Threshold	25th Percentile	25% of Target
Target	50th Percentile	100% of Target
Maximum	75th Percentile	175% of Target

We target TSR in the 50th percentile of the Peer Group, with threshold performance at the 25th percentile and a maximum payout for performance at or above the 75th percentile. We have two further restrictions on the vesting of the RSUs:

•	The vested RSUs will be limited to the target amount if FNB’s TSR is negative, and

•	The maximum dollar value between performance and any increase in total shareholder value will be capped at 350% of the grant date value.

The Service-Based Awards and Performance-Based Awards granted in 2016 are described in the 2016 Summary Compensation Table below. The Performance-Based Awards that vested in 2016 were for the performance period from 2012-2015 and vested between the target and maximum level for all NEOs. The shares that vested are more particularly detailed in the 2016 Outstanding Equity Awards at Fiscal Year-End table.

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As noted in our 2015 proxy statement, when studying our NEOs’ total compensation, it became apparent that despite our strong performance, the equity realized by our CEO and CFO was not consistent with our peers; therefore, we granted additional equity awards to our CEO and CFO in 2015. Additionally, we increased the target incentive opportunity for each of our NEOs, except Mr. Guerrieri, as noted below:

Name	LTI Plan Opportunity (% of Salary)
Vincent J. Delie, Jr.	245%
Vincent J. Calabrese, Jr.	165%
Gary L. Guerrieri	75%
Robert M. Moorehead	75%
Barry C. Robinson	75%

•	Relation of Long-Term Incentive to other Components of Compensation

Long-term incentive compensation earned by the NEOs is a component of total compensation and is benchmarked against our Company’s Peer Group and survey data provided by our independent compensation consultant. It does not impact any other component of the NEOs’ compensation or benefits. However, the program is designed to increase the NEOs’ overall compensation in alignment with an increase in shareholder value such that achievement of the performance goals will result in increased compensation.

Management Stock Ownership Policy

We maintain a Management Stock Ownership Policy that requires the CEO, the other NEOs and certain senior management who participate in the long-term incentive plan, the 2007 Plan, and any successor plan to have varying levels of stock ownership based upon the officer’s participation level in the plan. The policy requires participants to hold the lesser of a specific share amount or a number of shares equal to a specific dollar threshold that is a multiple of the participant’s salary. We believe that this policy aligns management and shareholder interests and acts as a risk mitigant because our NEOs have a significant long-term stake in our success. Under our policy, acceptable forms of stock ownership include:

•	shares owned individually and by immediate family;

•	long-term stock awards, including all restricted stock and unit awards;

•	shares held in the 401(k) Plan; and

•	vested stock options.

Specific ownership guidelines for the NEOs are as follows:

Named Executive Officer	Share Value	Number of Shares
Vincent J. Delie, Jr.	5 x salary	250,000
Vincent J. Calabrese, Jr.	3 x salary	100,000
Gary L. Guerrieri	3 x salary	100,000
Robert M. Moorehead	3 x salary	100,000
Barry C. Robinson	3 x salary	100,000

We annually review progress toward achieving the ownership guidelines. Our NEOs are required to reach the stock ownership guidelines within five years after the later of any of the following events: commencement of participation in the long-term incentive portion of the 2007 Plan; promotion to a higher participation level; or, our increasing a participant’s ownership requirement. If an NEO does not hold the required share amount after the five-year period, the NEO will receive any future incentive awards as stock, in lieu of cash, that the participant must hold until he or she reaches the applicable required ownership level. All of our NEOs currently meet the required stock ownership levels based on prior policies and are within the time period allotted to achieve the level required under our current stock ownership guidelines.

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Retirement and Other Post-Employment Benefits

All employees are eligible to participate in a 401(k) retirement savings plan (“401(k) Plan”). All salaried employees hired before January 1, 2008, except employees of First National Insurance Agency, LLC (“FNIA”), participated in our defined benefit pension plan, the Retirement Income Plan (“RIP”), through December 31, 2010. At that time, we froze each participant’s accrued benefit amount and ceased future accruals.

•	Why We Pay these Benefits to Executives

In general, we have designed our retirement plans to provide NEOs and other employees with financial security after retirement. We provide matching contributions and a performance-based contribution under the 401(k) Plan for all employees, including the NEOs. Previously, we offered a defined benefit pension plan, the RIP. We detail its benefits to employees more particularly in the narrative accompanying the 2016 Pension Benefits table. Additionally, due to Code limits on the amount of compensation that may be recognized for tax-qualified retirement plans, certain NEOs were unable to make the full amount of contributions to the 401(k) Plan and the amount of their total pay that is included in the calculation of their pension benefit is limited. Therefore, we offered the F.N.B. Corporation ERISA Excess Retirement Plan (“Excess Plan”) and continue to offer the F.N.B. Corporation ERISA Excess Lost Match Plan to allow any affected employee, including the NEO’s, to receive the full benefit intended by the qualified retirement plans. In 2010, we amended these plans consistent with the amendments to the RIP.

In addition to those plans, we previously provided to some senior executives, including Mr. Guerrieri, a supplemental executive retirement plan, called the Basic Retirement Plan (“BRP”), which is designed to supplement the benefits provided by the RIP and the ERISA Excess Retirement Plan. The purpose of the BRP was to insure a minimum level of retirement income for the NEOs and other senior officers who participated in the plan. We closed the BRP to new participants and ceased future accruals for all participants, effective December 31, 2008.

We believe post-retirement compensation is necessary to attract and retain talented executives and that our post-retirement benefits are competitive in the industry and provide NEOs with appropriate retirement benefits.

We provide severance and change in control payments through employment contracts that provide additional security for our NEOs. We determined that the continued retention of the services of our NEOs on a long-term basis fosters stability of senior management through retention of well-qualified officers. The 2016 Potential Payments Upon Termination or Change in Control tables and accompanying narrative detail the NEOs’ employment contracts.

•	How We Determine the Amount to Pay

The RIP benefit is determined by a precise formula set forth in the plan document and explained in the narrative accompanying the 2016 Pension Benefits table. The ERISA Excess Lost Match Plan and ERISA Excess Retirement Plan benefit formulas are based upon the specific opportunity or the amounts lost by the participant due to Code limits and are more fully detailed in the 2016 Pension Benefits table and narrative. The benefit under the BRP is a monthly benefit equal to a target benefit percentage based on years of service at retirement and a designated tier as determined by the Committee and detailed in the narrative accompanying the 2016 Pension Benefits table. We do not grant extra years of credited service under any of our qualified or non-qualified plans. The termination and change in control benefits for NEOs were set by contract and are described more fully in the 2016 Potential Payments Upon Termination or Change in Control tables and in the narrative accompanying the 2016 Summary Compensation Table.

•	Relation of these Benefits to Other Components of Compensation

Retirement benefits are directly linked to the amount of the NEO’s total pay, which includes base salary and annual incentive compensation. Similarly, while the NEO’s termination benefits are determined under their respective employment agreements, generally, termination benefits are a product of base compensation and in the case of Messrs. Delie and Calabrese, their annual bonus, if any.

2017 Proxy Statement | 49

Other Benefits and Perquisites

The NEOs participate in a wide array of benefit plans that are generally available to all employees of the Company, including the RIP3 and the 401(k) Plan. Benefits primarily consist of participation in the Company’s defined benefit, defined contribution and health and welfare benefit plans. In addition, some of the NEOs receive perquisites in the form of club membership dues, a company car and other perquisites more particularly detailed as part of the 2016 Summary Compensation Table and accompanying narrative. We provide club membership dues to certain NEOs in order to provide them with the ability to entertain customers, potential customers and various business contacts, which is an integral part of our industry. Similarly, we provide certain NEOs a company car for purposes of appropriate transportation for entertainment of customers, vendors and business contacts and traveling between our facilities. It is the Committee’s policy that it will not include tax gross-ups in any new or amended employment agreements.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Code limits the deductibility of compensation in excess of one million dollars paid to the CEO and the three most highly compensated executive officers other than the CFO, unless such compensation qualifies as “performance-based compensation.” We intend for Performance-Based Awards of restricted stock units and annual incentive compensation granted under our 2007 Plan to meet the performance-based compensation exception to the annual one-million-dollar limitation. However, there can be no assurance that any amounts paid will be deductible under Section 162(m). While we are cognizant of the tax deduction limitations applicable to our compensation program for NEOs, we may set compensation levels or structure arrangements outside the deduction limitations if we deem the amount of compensation appropriate. The Committee has the discretion to establish the compensation paid, or intended to be paid or awarded to the NEOs, as the Committee may determine is in our and our shareholders’ best interest. This is an important feature of our compensation practices because it provides the Committee with sufficient flexibility to respond to specific situations we encounter.

In addition, Section 409A of the Code provides for an additional tax on executives with respect to various features of deferred compensation arrangements. We have made the appropriate changes to our non-qualified retirement plans and employment agreements to help ensure compliance with Code Section 409A and that there are no adverse effects on us or our executive officers as a result of Section 409A. We do not expect these changes to have a material tax or financial effect on us.

As discussed above, we have calculated and discussed with the Committee the tax impact to us and the executives of each of our cash and equity compensation awards and agreements. We also calculate and monitor the accounting expense related to equity-based compensation using the guidance of Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation.

[3]

As noted in the Retirement and Other Post-Employment Benefits section, we closed the RIP to employees hired after December 31, 2007, and froze all benefits for all participants effective December 31, 2010.

50 | F.N.B. Corporation

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis of this proxy statement with the Company’s management and, based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement. Portions of this proxy statement, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2016.

Respectfully submitted,

David J. Malone, Chair

Laura E. Ellsworth

David L. Motley

John S. Stanik

2017 Proxy Statement | 51

2016 SUMMARY COMPENSATION TABLE

The following table shows the total compensation paid or earned by the Company’s CEO, CFO and the three most highly-paid executive officers other than the CEO and CFO who were employed as of December 31, 2016. Each of the above is referred to as an NEO and together, NEOs. The amounts include services rendered in all capacities to us and our subsidiaries for our year ended December 31, 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Vincent J. Delie, Jr. President and CEO	2016	928,008	0	2,263,817	0	1,220,516	12,295	169,132	4,593,768
	2015	905,016	0	3,548,672	0	993,635	0	201,582	5,648,905
	2014	770,016	0	836,513	0	723,103	32,620	125,363	2,487,615
Vincent J. Calabrese, Jr. Chief Financial Officer	2016	460,008	0	740,643	0	423,502	7,228	77,435	1,708,816
	2015	445,008	0	1,359,021	0	366,438	0	99,097	2,269,564
	2014	385,008	0	298,719	0	241,034	17,981	65,640	1,008,382
Gary L. Guerrieri Chief Credit Officer	2016	390,000	0	285,439	0	256,464	60,571	57,870	1,050,344
	2015	360,000	0	272,290	0	247,032	0	80,089	959,411
	2014	350,016	0	271,576	0	219,128	154,456	36,051	1,031,227
Robert M. Moorehead(6) Chief Wholesale Banking Officer	2016	375,000	0	274,450	0	246,600	0	55,466	951,516
	2015	283,874	0	105,283	0	170,370	0	58,797	618,324

Barry C. Robinson(6) Chief Consumer Banking Officer	2016	350,016	0	256,160	0	230,171	0	30,760	867,107
	2015	274,676	0	102,766	0	137,242	0	34,471	549,155

(1)	Payments under the Company’s annual incentive plan for 2016 are reported in the Non-Equity Incentive Plan Compensation column instead of in the Bonus column, in accordance with SEC requirements.

(2)

The restricted stock award amounts shown in this table represent the dollar amount of awards granted during the fiscal year determined pursuant to ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2017. The restricted stock awards granted under the 2007 Plan vest either after (i) the NEO’s continued employment with the Company or one of its affiliates for three years or (ii) the Company’s achievement of performance goals and the NEO’s continued employment with the Company or one of its affiliates for three years. We issued Service-Based Awards and Performance-Based Awards in restricted stock units. The restricted stock units earn dividend equivalents, which are subject to the same restrictions and vesting schedule as the underlying restricted stock units. The amounts reflected in the table assume that each NEO will perform the requisite service and we will achieve the required performance goals at target levels. The following table provides additional information regarding the Performance-Based Awards granted during 2016. The target amounts have been included in the above table and are reflected below for comparative purposes:

	At Target ($)	At Maximum ($)
Mr. Delie	1,464,761	2,563,332
Mr. Calabrese	488,991	855,734
Mr. Guerrieri	188,450	329,787
Mr. Moorehead	181,194	317,090
Mr. Robinson	169,123	295,966

The amount for Mr. Delie also includes stock awards valued at $45,230 for service as a director in 2016 that vested immediately upon grant. (See the narrative under Executive Directors in the section of this proxy statement discussing Director Compensation.)

52 | F.N.B. Corporation

(3)

Amount earned by the NEO as an annual incentive bonus under our EIC Plan, based upon the Company’s performance. The EIC Plan is discussed in further detail in the Compensation Discussion and Analysis under the heading Annual Incentive Awards.

(4)

The amounts in this column reflect the actuarial change in the present value of the NEO’s benefit under all of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and include amounts that the NEO may not currently be entitled to receive because such amounts are not vested. Our pension plans are described in the narrative accompanying the 2016 Pension Benefits table. We do not pay or provide above-market interest under Non-Qualified Deferred Compensation Plans.

(5)	Amounts in this column are explained in the 2016 Other Compensation Table and the 2016 Perquisites Table that follow the 2016 Summary Compensation Table.

(6)	Messrs. Moorehead and Robinson became executive officers in 2015; therefore, we have not reported their 2014 compensation.

2016 OTHER COMPENSATION TABLE

The following table reflects the items included in the All Other Compensation column of the 2016 Summary Compensation Table shown above.

Name	Perquisites ($)	401(k) Match and Company Contributions ($)	Lost Match ($)(1)	Excess Liability Insurance Premium ($)	Other ($)(2)	Total All Other Compensation ($)
Vincent J. Delie, Jr.	48,395	16,724	103,638	375	0	169,132
Vincent J. Calabrese, Jr.	25,340	16,724	34,996	375	0	77,435
Gary L. Guerrieri	18,341	16,724	22,330	375	100	57,870
Robert M. Moorehead	13,723	16,724	17,344	375	7,300	55,466
Barry C. Robinson	0	16,724	13,661	375	0	30,760

(1)	This amount reflects Company contributions during the year to the ERISA Excess Lost Match Plan as more fully described in the narrative accompanying the 2016 Non-Qualified Deferred Compensation Table.

(2)

The amount reported as “Other” for Mr. Guerrieri represents an award under the Company’s Star Power Program. The amount reported as “Other” for Mr. Moorehead represents a car allowance from the Company and an award under the Company’s Star Power Program.

2017 Proxy Statement | 53

2016 PERQUISITES TABLE(1)

The NEOs receive various perquisites provided by or paid for by us pursuant to our policies or individual agreements with the executive. SEC rules require disclosure of the perquisites and other personal benefits, securities or property for an NEO unless the amount of that type of compensation is less than $10,000 in the aggregate.

The following table reflects the perquisites included in the All Other Compensation column of the 2016 Summary Compensation Table shown above:

Name	Club Dues ($)	Company Provided Automobiles ($)(2)	Financial Planning ($)	Other ($)(3)	Total Perquisites Included in All Other Compensation ($)
Vincent J. Delie, Jr.	15,073	20,462	11,000	1,860	48,395
Vincent J. Calabrese, Jr.	11,748	7,087	5,545	960	25,340
Gary L. Guerrieri	4,735	12,646	0	960	18,341
Robert M. Moorehead	11,803	0	0	1,920	13,723
Barry C. Robinson	0	0	0	0	0

(1)	The NEOs pay taxes on these perquisites in accordance with applicable sections of the Code.

(2)

The valuation of the company provided automobiles was calculated as our current year depreciation or leasing expense for the automobile plus all costs incurred related to the automobile (including, but not limited to, the cost of insurance, gas, car washes, repairs, registration and inspection fees), less our mileage reimbursement allowance for business miles driven by employees who use their own automobile for business purposes.

(3)	The amount reported as “Other” represents the cost of Company-paid parking fees for Messrs. Delie, Calabrese, Guerrieri and Moorehead.

The foregoing 2016 Summary Compensation Table and its sub-tables do not include certain fringe benefits generally made available on a non-discriminatory basis to all of our salaried employees such as group health insurance, dental insurance, vision insurance, life insurance, accidental death and dismemberment insurance and long-term disability insurance, which we consider to be ordinary and incidental business costs and expenses.

In 2010, the Committee made a policy decision that we will not provide tax gross-ups in any new or amended employment agreements.

Mr. Delie became CEO in 2012 and entered into his employment agreement with us and FNBPA on December 15, 2010. Mr. Delie’s contract has an initial term of three years and, unless sooner terminated, automatically extends for one year on the anniversary of the commencement date. Either party may terminate the automatic renewal provision by providing the other party with 30 days’ advance written notice of non-renewal prior to the anniversary of the commencement date. Currently, Mr. Delie’s employment agreement runs through December 2019. Under the terms of the agreement, Mr. Delie is entitled to receive a base salary that may be increased from time to time as determined by the Committee. Additionally, in 2016, Mr. Delie was eligible to participate in our annual incentive compensation plan at a target award level of 100% of his base salary. Thus, he had the possibility of achieving a bonus between 0% and 200% of his base salary. The severance and change in control provisions of Mr. Delie’s employment agreement are described below under 2016 Potential Payments Upon Termination or Change in Control.

Mr. Calabrese serves as our CFO and entered into the employment agreement, the amounts for which are detailed in the 2016 Summary Compensation Table, with FNBPA on February 21, 2013. The initial term of the agreement was for two years, and automatically extends for a one-year period on each anniversary of its commencement date unless sooner terminated. Either party may terminate the automatic renewal of the agreement by providing the other with 60 days’ advance written notice of non-renewal. Mr. Calabrese’s contract runs through February 2019. Under the terms of the agreement, Mr. Calabrese receives a base salary that may

54 | F.N.B. Corporation

be increased from time to time as determined by the Committee. Additionally, Mr. Calabrese is eligible to participate in our annual incentive compensation and bonus plans at the discretion of the Committee with a target award level of 70% of base salary for 2016. Thus, he had the possibility of achieving a bonus between 0% and 140% of his base salary. The severance and change in control provisions of Mr. Calabrese’s employment agreement are described in the narrative accompanying the 2016 Potential Payments Upon Termination or Change in Control tables.

Mr. Guerrieri serves as our Chief Credit Officer. He entered into an employment contract with FNBPA on January 25, 2002. Mr. Guerrieri’s contract had an initial term of two years and automatically extends for a one-year period on the anniversary of its commencement date, unless either party terminates the contract sooner. Either party may terminate the automatic renewal of the agreement by providing the other 60 days’ advance written notice of non-renewal. Mr. Guerrieri’s contract runs through January 2019. Under the terms of the agreement, Mr. Guerrieri receives a base salary, as reflected in the 2016 Summary Compensation Table that may be increased from time to time as determined by the Committee. Mr. Guerrieri is also eligible to participate in our annual incentive compensation and bonus plans at the Committee’s discretion. Mr. Guerrieri’s target award level for annual incentive compensation was 50% of his base salary for 2016. Thus, he has the possibility of achieving a bonus between 0% and 100% of his base salary. The severance and change in control provisions of Mr. Guerrieri’s employment agreement are described in the narrative accompanying the 2016 Potential Payments Upon Termination or Change in Control tables. In December 2008, and December 2012, we amended Mr. Guerrieri’s contract in order to ensure compliance with and clarify certain points related to Code Section 409A.

Mr. Moorehead is our Chief Wholesale Banking Officer and entered into his current employment agreement on September 10, 2015. Mr. Robinson serves as our Chief Consumer Banking Officer and entered into his current employment agreement on November 4, 2015. The agreements are for an initial term of two years and automatically renew. Under the terms of the contracts, Messrs. Moorehead and Robinson receive base salaries as reflected in the 2016 Summary Compensation Table that may be increased from time to time as determined by the Committee. They are eligible to participate in our annual incentive compensation and bonus plans at the Committee’s discretion. Their target award level for annual incentive compensation in 2016 was 50% of base salary with the possibility of achieving between 0% and 100% of base salary. The severance and change-in-control provisions of Messrs. Moorehead and Robinson’s employment agreements are described in the narratives accompanying the 2016 Potential Payments Upon Termination or Change In Control tables.

2017 Proxy Statement | 55

2016 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of plan-based awards to the NEOs for 2016:

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Award Type(1)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent J. Delie, Jr.	EIC RSU-SB RSU-PB	n/a 4-1-2016 4-1-2016	0 n/a n/a	928,008 n/a n/a	1,856,016 n/a n/a	n/a n/a 28,971	n/a n/a 115,883	n/a n/a 202,795	n/a 57,942 n/a	n/a n/a n/a	n/a n/a n/a	n/a 753,826 1,464,761
Vincent J. Calabrese, Jr.	EIC RSU-SB RSU-PB	n/a 4-1-2016 4-1-2016	0 n/a n/a	322,006 n/a n/a	644.012 n/a n/a	n/a n/a 9,672	n/a n/a 38,686	n/a n/a 67,701	n/a 19,343 n/a	n/a n/a n/a	n/a n/a n/a	n/a 251,652 488,991
Gary L. Guerrieri	EIC RSU-SB RSU-PB	n/a 4-1-2016 4-1-2016	0 n/a n/a	195,000 n/a n/a	390,000 n/a n/a	n/a n/a 3,727	n/a n/a 14,909	n/a n/a 26,091	n/a 7,455 n/a	n/a n/a n/a	n/a n/a n/a	n/a 96,989 188.450
Robert M. Moorehead	EIC RSU-SB RSU-PB	n/a 4-1-2016 4-1-2016	0 n/a n/a	187,500 n/a n/a	375,000 n/a n/a	n/a n/a 3,584	n/a n/a 14,335	n/a n/a 25,086	n/a 7,168 n/a	n/a n/a n/a	n/a n/a n/a	n/a 93,256 181,194
Barry C. Robinson	EIC RSU-SB RSU-PB	n/a 4-1-2016 4-1-2016	0 n/a n/a	175,008 n/a n/a	350,016 n/a n/a	n/a n/a 3,345	n/a n/a 13,380	n/a n/a 23,415	n/a 6,690 n/a	n/a n/a n/a	n/a n/a n/a	n/a 87,037 169,123

(1)

Award types are as follows: EIC is an annual incentive cash award, RSU-SB is a long-term service based restricted stock unit award, and RSU-PB is a long-term performance based restricted stock unit award.

(2)

The amounts shown represent the threshold, target and maximum amounts to be earned by the NEO under the annual incentive compensation program based upon our performance during 2016. The amounts actually earned for 2016 were above the target and are reflected in the Non-Equity Incentive Plan Compensation column of the 2016 Summary Compensation Table.

(3)

For awards granted April 1, 2016, the amounts shown represent the threshold, target and maximum unit amounts that could be earned by the NEO under performance-based restricted stock unit awards based upon the Company’s performance during the three-year performance period commencing April 1, 2016, and ending March 31, 2019, provided the NEO remains continuously employed through the April 1, 2019, vesting date. As of December 31, 2016, we believe that it is probable that we will achieve the performance conditions below the threshold level for the awards granted April 1, 2016. If we meet the performance conditions, and the NEO terminates service prior to the vesting date, the program may provide partial vesting depending on the reason for termination as more particularly detailed in the 2016 Potential Payments Upon Termination or Change in Control tables. In 2016, the awards were in restricted stock units as more particularly described in the Long-Term Awards Section above.

(4)	The amount shown represents the number of service-based restricted stock units granted April 1, 2016, which will vest if the NEO remains continuously employed until the April 1, 2019, vesting date.

(5)

The amount shown represents the grant date fair value as determined under ASC Topic 718 of all service-based restricted stock unit awards and all performance-based restricted stock unit awards, assuming payout at target levels, granted in 2016.

Participants who terminate service prior to year-end are not eligible for annual incentive compensation under the program. In the event of death, disability or retirement (i.e., age 55 with five years of service) during the year or before we make payment of the annual incentive award amount, the Committee may approve a discretionary pro-rata award. The program provides for payment in the case of a change in control as more particularly detailed in the 2016 Potential Payments Upon Termination or Change in Control tables.

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We issue service-based and performance-based awards in the form of restricted stock units that earn dividend equivalents that are subject to the same restrictions and vesting schedule as the underlying restricted stock units. The program allows for accelerated or pro-rated vesting of the restricted stock units in the case of death, disability, retirement, or change in control as more particularly detailed in the 2016 Potential Payments Upon Termination or Change in Control tables.

There are 3,238,464 shares remaining available for awards under the 2007 Plan, which represent 1.5% of the outstanding shares of our common stock.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END(1)

The following table sets forth certain information summarizing the outstanding equity awards of each NEO as of December 31, 2016.

	Option Awards(2)					Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vincent J. Delie, Jr.	0	0	0	0	n/a	145,103	2,326,001	247,493	3,967,313
Vincent J. Calabrese, Jr.	0	0	0	0	n/a	47,398	759,790	96,189	1,541,910
Gary L. Guerrieri	0	0	0	0	n/a	32,162	515,557	11,139	178,558
Robert M. Moorehead	0	0	0	0	n/a	17,969	288,043	6,501	104,211
Barry C. Robinson	0	0	0	0	n/a	17,349	278,104	6,189	99,210

(1)	All awards were made under the 2007 Plan.

(2)

Options may be granted under the 2007 Plan with up to a ten-year expiration date and with a strike price of no less than 100% of the closing sales price of our common stock on the NYSE on the business day preceding the award date. Options cannot be transferred or assigned by a participant under the 2007 Plan, other than by will or pursuant to the laws of succession. We have not issued stock options for any year reported in the 2016 Summary Compensation Table.

(3)

Stock Awards are restricted stock units awarded under the 2007 Plan subject to a restriction period and/or satisfaction of one or more performance-based criteria, as determined by the Committee. Unless otherwise determined by the Committee, if a participant terminates employment with us or our subsidiaries for a reason other than retirement, disability, death or change in control, as detailed in the 2016 Potential Payments Upon Termination or Change in Control tables, before the expiration of the applicable restriction period, the participant will forfeit any restricted stock units that are still subject to a restriction. When restricted stock units vest, the participant recognizes ordinary income on the then market value of the shares, and we receive a tax deduction in that same amount.

2017 Proxy Statement | 57

(4)

Restricted stock units in this column consist of all service-based restricted stock units outstanding and performance-based restricted stock units that will vest if the NEO remains employed on the vesting date because we already have met the performance thresholds. These restricted stock units, as applicable, vested or are scheduled to vest as follows:

Vesting Date	Mr. Delie	Mr. Calabrese	Mr. Guerrieri	Mr. Moorehead	Mr. Robinson
March 1, 2017	37,878	10,102	10,102	5,054	5,054
April 1, 2017	20,959	7,860	7,146	2,748	2,683
April 1, 2018	26,759	9,570	7,258	2,806	2,740
April 1, 2019	59,507	19,866	7,656	7,361	6,872

(5)

Restricted stock units in this column consist of Performance-Based Awards for fiscal years 2014 through 2016 and are reported assuming that the Company will achieve its performance goals at threshold for the 2014, 2015 and 2016 Performance-Based Awards, and assuming that the Company will achieve its performance goals at target for the supplemental Performance-Based Awards granted to Messrs. Delie and Calabrese in December 2015. Based on these assumptions, these restricted stock units are scheduled to vest as follows:

Vesting Date	Mr. Delie	Mr. Calabrese	Mr. Guerrieri	Mr. Moorehead	Mr. Robinson
April 1, 2017	10,638	3,990	3,627	1,395	1,362
April 1, 2018	13,582	4,858	3,684	1,425	1,391
January 16, 2019	193,519	77,408	0	0	0
April 1, 2019	29,754	9,933	3,828	3,681	3,436

2016 OPTION EXERCISES AND STOCK VESTED(1)

The following table contains information concerning the aggregate option exercises and the vesting of restricted stock by the NEOs in 2016.

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Vincent J. Delie, Jr.	0	0	62,814	759,544
Vincent J. Calabrese, Jr.	0	0	15,546	189,189
Gary L. Guerrieri	0	0	15,546	189,189
Robert M. Moorehead	0	0	7,774	94,601
Barry C. Robinson	0	0	7,774	94,601

(1)	All awards were made under the 2007 Plan.

(2)	The amount included in the table above reflects a value realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

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2016 PENSION BENEFITS

The following table contains information concerning the pension benefits for each NEO as of December 31, 2016:

Name	Plan Name	Number of Years Credited Service (#)(3)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)
Vincent J. Delie, Jr.(1)	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan	5.17 5.17	108,787 37,769	0 0
Vincent J. Calabrese, Jr.(1)	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan	3.75 3.75	78,663 5,901	0 0
Gary L. Guerrieri	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan F.N.B. Corporation Basic Retirement Plan	24.17 24.17 22.17	627,812 99,114 58,728	0 0 0
Robert M. Moorehead(2)	n/a	n/a	0	0
Barry C. Robinson(2)	n/a	n/a	0	0

(1)	Messrs. Calabrese and Delie do not participate in the BRP.

(2)	Messrs. Moorehead and Robinson do not participate in the RIP, BRP or the Excess Plan as we froze those plans to new participants before Mr. Moorehead and Mr. Robinson commenced employment with us.

(3)	Our pension plans do not provide credit for additional years of service to any of the NEOs.

(4)

For the RIP, the Excess Plan and the BRP, the present value of accumulated benefits reflected above was determined using the same assumptions as used for the December 31, 2016, financial statement disclosures, except assuming retirement at the normal retirement age of 65. We have assumed a discount rate of 4.00% for the RIP and 3.70% for the BRP and the Excess Plan. For post-retirement mortality, we are using the 2007 base rates from RP-2014 projected linearly to 2017 to a long-term improvement of 0.8% (grading down linearly to 0.0% from ages 85 to 95).

The following is a summary of our qualified and non-qualified plans mentioned in the 2016 Pension Benefits table:

Retirement Income Plan

Until 2008, the RIP, a traditional defined benefit plan qualified under the Code and subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), was available to all salaried employees, except FNIA employees. In 2007, we closed the RIP to employees who commenced employment with us or our affiliates on or after January 1, 2008, and in 2010, we froze the plan and we have not made accruals for participants after December 31, 2010. The RIP provides for benefit payments in the form of a lifetime annuity with five years guaranteed and provides the participant with the ability to select from several choices for the form of the annuity. The election that the participant chooses may affect the amount of the annual benefit as reflected in the 2016 Pension Benefits table. Effective January 1, 2007, we amended the plan such that the benefit is calculated in two pieces. First, for the period worked by a participant prior to January 1, 2007, (“Pre-2007 Benefit”) the annual annuity benefit is payable without reduction to participants with five years of service who retire after age 62 and is calculated by multiplying each participant’s final average base salary by 1.2% plus, if appropriate, 0.5% of the participant’s final average base salary that is in excess of covered compensation (as defined in Section 401(1)(5)(E) of the Code), with the sum being multiplied by the participant’s years of credited service, not to exceed 25 years including service through December 31, 2006. A participant’s final average base salary is calculated using the highest 60 consecutive months of base salary, not including incentive compensation, within the last 120 months of the participant’s service with us or our affiliates prior to January 1, 2007. The Pre-2007 Benefit was frozen as of December 31, 2006. Beginning in 2007, we calculated each participant’s benefit by adding the Pre-2007 Benefit to the benefit determined under the post-2007 formula detailed below. For 2007 through 2010 (“Post-2007 Benefit”), we calculated each participant’s annual retirement benefit by taking the

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participant’s total pay earned from January 1, 2007, through December 31, 2010, and multiplying it by 1%. The benefit earned after 2007 is payable without reduction to participants who retire on or after age 65. The RIP provides for cliff vesting after five years of employment. The RIP provides for an early commencement reduction factor that decreases as the participant’s age approaches the normal retirement age of 62 for the Pre-2007 Benefit and 65 for the Post-2007 Benefit. The early reduction factor is multiplied by the participant’s benefit as determined by the RIP to arrive at the reduced benefit.

ERISA Excess Retirement Plan

The Excess Plan is a non-qualified plan under ERISA and was available to all participants of the RIP until December 31, 2010, when we ceased all future accruals. The Excess Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowable under the Code and the amount that would be provided under the RIP formula if the Code did not impose limits on the amount of compensation included for purposes of calculating a qualified plan benefit. The Excess Plan provides the full amount of benefit that would have been paid under the formula of the RIP but for the Code limits, reduced by the amount of benefit that is actually provided by the RIP. The participant’s rights to benefits under the Excess Plan cliff vest at 100% if the participant terminates service due to death, after a “change in control” (as defined in the Excess Plan), or upon retirement on or after reaching age 55 with five years of service. Benefits are payable either in an annuity or a lump sum depending upon the reason for termination, with payments commencing the first day of the month following six months after the participant separates from service.

Basic Retirement Plan

The BRP is a separate supplemental executive retirement benefit plan, currently only applicable to Mr. Guerrieri. Effective December 31, 2008, we amended the BRP such that there will not be any new participants in the plan and no additional accruals for existing participants. Officers participating in the BRP receive a benefit based on a target benefit percentage that is based on the officer’s years of service at retirement. The target percentages are based upon the tier assigned to the participant by the Committee. The tier percentages are as follows: Tier 1, 3.00% for each of the first ten years of employment, plus 1.50% for each of the next ten years of employment, plus 0.75% for each of the next ten years of employment; Tier 2, 3.50% for each of the first ten years of employment, plus 2.00% for each of the next ten years of employment, plus 0.75% for each of the next ten years of employment.

When a participant retires, the benefit under the BRP is a monthly benefit equal to the participant’s aggregate target benefit percentage multiplied by the participant’s highest average monthly cash compensation including bonuses during five consecutive calendar years within the last ten calendar years of employment before 2009. This monthly benefit is reduced by the monthly benefit the participant receives from the Social Security Administration, the RIP, the Excess Plan, and the annuity equivalent of the automatic contributions paid to participants under the 401(k) and Lost Match Plans.

The participant’s rights to benefits under the BRP vest at 100% if the participant terminates service due to death, disability, after a “change in control” (as defined in the BRP), or normal retirement (age 65). The BRP contains a provision for reducing the basic benefit if the participant retires prior to normal retirement but on or after early retirement (age 55 with five years of service). A participant forfeits benefits in the event we terminate the participant’s employment for cause or a participant voluntarily terminates employment prior to early retirement.

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2016 NON-QUALIFIED DEFERRED COMPENSATION

The following table contains information concerning the non-qualified deferred compensation plan account balances for each NEO for 2016. All contributions are under the ERISA Excess Lost Match Plan as described below.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Vincent J. Delie, Jr.	0	103,638	3,981	0	437,990
Vincent J. Calabrese, Jr.	0	34,996	1,246	0	141,151
Gary L. Guerrieri	0	22,330	921	0	104,792
Robert M. Moorehead	0	17,344	433	0	54,544
Barry C. Robinson	0	13,661	400	0	49,677

(1)

Note that the amount of our contributions is also included in the All Other Compensation column of the 2016 Summary Compensation Table. These contributions are not in addition to the amount reported there.

(2)	This plan does not provide for above-market interest.

(3)

Our contributions during each fiscal year have historically been reported in the Summary Compensation Table for each year in which the NEO was considered such, and aggregate earnings during the fiscal year have been historically excluded from the Summary Compensation Table. Additionally, the amounts reflected represent the NEO’s entire balance under this plan which is fully vested.

The amounts reflected in the 2016 Non-Qualified Deferred Compensation table were contributed to accounts for the NEOs under the ERISA Excess Lost Match Plan. The ERISA Excess Lost Match Plan provides for Company contributions, equal to the difference, if any, between the maximum benefit allowable under the Code and the amount that would be provided under the 401(k) Plan if the IRS did not impose contribution or pay limitations. Under the ERISA Excess Lost Match Plan, the amount credited to the participant’s account accrues interest at the rate set by FNBPA as its highest interest rate on the first day of the year on the longest term IRA account that it offers. The benefit is then paid as a single lump sum on the first of the month following six months after the participant terminates employment.

We also maintain a deferred compensation plan known as the F.N.B. Corporation Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Committee may select a group of management employees to participate in the plan. The Deferred Compensation Plan provides participants the ability to defer into the plan a portion of his or her annual cash compensation, including 50% of base salary and 100% of any annual incentive compensation he or she would otherwise receive to help postpone and minimize taxes while accumulating capital on a pre-tax basis until termination of employment. A participant may elect to defer his or her compensation into a fixed interest rate option, with the interest rate determined by the Committee. Currently, there are no participants in the Deferred Compensation Plan.

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2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our current NEOs are each a party to an employment agreement that provides for certain salary and benefits upon termination of employment under various scenarios. The agreements are all described more fully in the narrative and tables below. The tables below set forth the estimated current value of benefits that could be paid to each of our NEOs upon various termination events. The actual amounts paid upon any of these termination events will only be known at the time that the benefits become payable. The tables reflect the amounts that could be payable under the various arrangements if the event in question occurred as of December 31, 2016. The NEOs’ employment agreements do not provide for any additional payments or benefits in the event of a voluntary termination of employment by the executive without good reason or an involuntary termination by us for cause. Under those scenarios, the NEOs are only entitled to their accrued and unpaid obligations, such as salary, unused vacation, and vested benefits. The following tables contain common information about our qualified and non-qualified plans and policies, as well as assumptions used by us in arriving at the amounts contained in the tables. To the extent the information is common it is contained in the endnotes to the 2016 Potential Payments Upon Termination or Change in Control tables and is indicated by letters.

2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

VINCENT J. DELIE, JR.

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control – Termination ($)	Change in Control – No Termination ($)	Good Reason or Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary Continuation(1)	0	2,784,024	0	2,784,024	0	635,508
Executive Incentive Compensation(a)(2)	0	1,220,516	1,220,516	0	1,220,516	1,220,516
Bonus(1)	0	2,937,254	0	2,937,254	0	0
Restricted Stock: Unvested and Accelerated(b)(2)	0	8,791,926	5,689,816	0	8,791,926	3,985,299
Benefits and Perquisites:
Accrued Vacation(c)	98,155	98,155	0	98,155	98,155	98,155
Post-Termination Health Care(3)	0	36,796	0	36,796	0	0
401(k) Plan(d)(4)	285,140	285,140	0	285,140	285,140	285,140
RIP(e)(4)	0	108,787	0	108,787	85,990	108,787
Excess Plan(f)(5)	0	31,124	0	0	28,393	37,769
ERISA Excess Lost Match Plan(6)	437,990	437,990	0	437,990	437,990	437,990
Total:	821,285	16,731,712	6,910,332	6,688,146	10,948,110	6,809,164

(1)

In the event that we terminate Mr. Delie’s employment without cause, or if he terminates his employment for good reason, he is entitled to base salary continuation and a bonus payment for three years. In the event of a change in control resulting in his termination, he is entitled to three times his base salary plus a bonus amount payable immediately as a lump sum. The bonus amount is calculated by taking the average of the annual amounts paid, whether paid in cash, company stock or other form, to Mr. Delie as a bonus for the last three completed fiscal years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Delie is not entitled to any additional amounts.

(2)	Based on Mr. Delie’s age and length of service, he is not eligible for retirement; therefore, in the case of retirement, no benefit is immediately payable.

(3)

In the event that we terminate Mr. Delie’s employment without cause, or if he terminates his employment for good reason, he is entitled to continue to participate in our group health plan on the same terms and at the same cost as active employees for 36 months or until he first becomes eligible for coverage under any group health plan of another employer. In the case of termination for any other reason, Mr. Delie is not entitled to any additional amounts.

(4)	Mr. Delie is 100% vested in his benefit under this plan.

(5)	Based on Mr. Delie’s age and length of service, he is 0% vested in his benefit under this plan, but will become 100% vested in this plan in the event of death, disability or upon a change in control.

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(6)

Mr. Delie is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Delie’s account balance under this plan as of December 31, 2016. Upon termination of employment for any reason, Mr. Delie is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

Mr. Delie’s employment agreement does not provide for any additional benefits, other than the payment of accrued and unpaid obligations existing at the time of a voluntary termination of employment by Mr. Delie without good reason or by us for cause. Mr. Delie’s agreement allows him to terminate the agreement for good reason and obtain the same termination benefits as if he was terminated by the Company for a reason other than cause. Under the terms of his agreement, good reason exists if Mr. Delie experiences any of the following: reduction in base salary, unless the reduction is less than 10% and part of an overall reduction; a material diminution in compensation and benefits unless part of an overall reduction; a material diminution of his authority, duties and responsibilities; a change of material duties that are inconsistent with the position; a material diminution of the budget over which he maintains control; relocation of his office more than 50 miles from both Pittsburgh and Hermitage, Pennsylvania; or there occurs material diminution of the duties of his supervisor or a material breach of the agreement by us. Mr. Delie’s contract does not provide a gross-up under Section 280G of the Code.

For purposes of Mr. Delie’s and all other NEO’s employment agreements, “change in control” means any merger or consolidation with another corporation, and as a result of such merger or consolidation, our shareholders as of the day preceding such transaction will own less than 51% of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of 80% or more of our common stock for securities of another entity in which our shareholders will own less than 51% of such entity’s outstanding voting securities, or in the event of the sale of a substantial portion of our assets (including the capital stock we own in our subsidiaries) to an unrelated third party.

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2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

VINCENT J. CALABRESE, JR.

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control – Termination ($)	Change in Control – No Termination ($)	Good Reason or Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary Continuation(1)	0	1,380,024	0	1,380,024	0	253,008
Executive Incentive Compensation(a)(2)	0	423,502	423,502	0	423,502	423,502
Bonus(1)	0	1,030,974	0	1,030,974	0	0
Restricted Stock: Unvested and Accelerated(b)(2)	0	3,178,909	1,938,059	0	3,178,909	1,407,880
Benefits and Perquisites:
Accrued Vacation(c)	21,231	21,231	0	21,231	21,231	21,231
Post-Termination Health Care(3)	0	36,796	0	36,796	0	0
401(k) Plan(d)(4)	265,435	265,435	0	265,435	265,435	265,435
RIP(e)(4)	0	78,663	0	78,663	60,043	78,663
Excess Plan(f)(5)	0	4,986	0	0	4,420	5,901
ERISA Excess Lost Match Plan(6)	141,151	141,151	0	141,151	141,151	141,151
Total:	427,817	6,561,671	2,361,561	2,954,274	4,094,691	2,596,771

(1)

In the event that we terminate Mr. Calabrese’s employment without cause or if he terminates his employment for good reason, he is entitled to base salary continuation and a bonus payment for three years. In the event of a change in control resulting in his termination, he is entitled to three times his base salary plus a bonus amount payable immediately as a lump sum. The bonus amount is calculated by taking the average of the annual amounts paid, whether paid in cash, company stock or other form, to Mr. Calabrese as a bonus for the last three completed fiscal years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Calabrese is not entitled to any additional amounts.

(2)	Based on Mr. Calabrese’s age and length of service, he is not eligible for retirement; therefore, in the case of retirement, no benefit is immediately payable.

(3)

In the event that we terminate Mr. Calabrese’s employment without cause, or if he terminates his employment for good reason, he is entitled to continue to participate in our group health plan on the same terms and at the same cost as active employees for 36 months or until he first becomes eligible for coverage under any group health plan of another employer. In the case of termination for any other reason, Mr. Calabrese is not entitled to any additional amounts.

(4)	Mr. Calabrese is 100% vested in his benefit under this plan.

(5)

Based on Mr. Calabrese’s age and length of service, he is 0% vested in his benefit under this plan, but will become 100% vested in this plan in the event of death, disability or upon a change in control.

(6)

Mr. Calabrese is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Calabrese’s account balance under this plan as of December 31, 2016. Upon termination of employment for any reason, Mr. Calabrese is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

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2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

GARY L. GUERRIERI

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control – Termination ($)	Change in Control – No Termination ($)	Good Reason Termination(1) ($)	Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary Continuation(1)	0	780,000	0	666,576	780,000	0	214,500
Executive Incentive Compensation(a)(2)	0	256,464	256,464	256,464	0	256,464	256,464
Restricted Stock: Unvested and Accelerated(b)(2)	578,656	1,203,869	1,203,869	1,203,869	578,656	1,203,869	728,724
Benefits and Perquisites:
Accrued Vacation(c)	35,250	35,250	0	35,250	35,250	35,250	35,250
Post-Termination Health Care(3)	0	738	0	0	738	0	0
401(k) Plan(d)(4)	357,849	357,849	0	357,849	357,849	357,849	357,849
RIP(e)(4)	464,035	464,035	0	464,035	464,035	430,495	627,812
Excess Plan(f)(4)	68,198	65,728	0	68,198	68,198	62,881	99,114
BRP(f)(4)	55,434	53,426	0	55,434	55,434	52,523	58,728
ERISA Excess Lost Match Plan(5)	104,792	104,792	0	104,792	104,792	104,792	104,792
Total:	1,664,214	3,322,151	1,460,333	3,212,467	2,444,952	2,504,123	2,483,233

(1)

In the event that we terminate Mr. Guerrieri’s employment without cause, he is entitled to base salary continuation for two years. In the event that Mr. Guerrieri voluntarily terminates his employment within 90 days of a change in control, he is entitled to a cash payment, equal to one times his base amount as defined in Section 280(G)(b)(3) of the Code, paid in three equal installments with the first payment to be made on the effective date of his termination of employment, the second payment to be made on the last day of the sixth month following such effective date and the third payment to be made on the last day of the 12th month following such effective date. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Guerrieri is not entitled to any additional amounts.

(2)

Based on Mr. Guerrieri’s age and length of service, he is eligible for early retirement under the 2007 Plan. In the case of retirement, the amount reflected represents the value of restricted stock awards that vest upon early retirement. Refer to the endnotes to these tables for when the shares would be distributed to Mr. Guerrieri.

(3)

In the event that we terminate Mr. Guerrieri’s employment without cause, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance for 18 months less the amount that Mr. Guerrieri would have paid towards medical insurance if he were still employed during that time. In the case of termination for any other reason, Mr. Guerrieri is not entitled to any additional amounts.

(4)	Mr. Guerrieri is 100% vested in his benefit under this plan.

(5)

Mr. Guerrieri is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Guerrieri’s account balance under this plan as of December 31, 2016. Upon termination of employment for any reason, Mr. Guerrieri is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

Mr. Guerrieri’s employment agreement provides that Mr. Guerrieri may voluntarily terminate his employment after a change of control and receive a bonus payment payable in three installments equal to his Base Amount as defined in the Code. His contract does not provide for a gross-up under Section 280G of the Code. It was our intention when structuring the amendment to his agreement that any payments will comply with Code Section 409A. He is not entitled to any additional benefits other than accrued and unpaid obligations under a termination of employment voluntarily by Mr. Guerrieri or by the Company for cause. Mr. Guerrieri’s agreement provides for a reduction of certain amounts in the above tables after the first 12 months of payments if Mr. Guerrieri obtains new employment. Mr. Guerrieri’s employment agreement provides that upon a change in control, if the acquiring company terminates Mr. Guerrieri’s employment, Mr. Guerrieri may obtain employment with a competitive enterprise, which new employment would otherwise be restricted by the employment agreement, provided Mr. Guerrieri releases the acquiring company from any payment obligations under the terms of the employment agreement. “Change in control” has the same definition as noted above for Mr. Delie.

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2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

ROBERT M. MOOREHEAD

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control – Termination ($)	Change in Control – No Termination ($)	Good Reason Termination(1) ($)	Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary Continuation(2)	0	750,000	0	750,000	750,000	0	206,250
Executive Incentive Compensation(a)(3)	0	246,600	246,600	0	0	246,600	246,600
Bonus(2)	0	375,980	0	375,980	375,980	0	0
Restricted Stock: Unvested and Accelerated(b)(3)	259,125	691,887	691,887	691,887	259,125	691,887	370,035
Benefits and Perquisites:
Accrued Vacation(c)	18,750	18,750	0	18,750	18,750	18,750	18,750
Post-Termination Health Care(4)	0	26,155	0	26,155	26,155	0	0
401(k) Plan(d)(5)	131,638	131,638	0	131,638	131,638	131,638	131,638
RIP(e)(6)	0	0	0	0	0	0	0
ERISA Excess Lost Match Plan(7)	54,544	54,544	0	54,544	54,544	54,544	54,544
Total:	464,057	2,295,554	938,487	2,048,954	1,616,192	1,143,419	1,027,817

(1)

Amounts reported in this column apply to good reason termination within two years following a change in control. If Mr. Moorehead terminates his employment for good reason at any other time, he is not entitled to any additional amounts.

(2)

In the event we terminate Mr. Moorehead’s employment without cause, he is entitled to base salary continuation and a bonus payment for two years. In the event of a change in control resulting in his termination, or if he terminates his employment for good reason within two years of a change in control, he is entitled to two times his base salary, plus a bonus amount payable in a lump sum within 15 business days. The bonus amount is calculated by taking the average of the annual amounts paid, whether paid in cash, company stock or other form, to Mr. Moorehead as a bonus for the last three completed fiscal years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Moorehead is not entitled to any additional amounts.

(3)

Based on Mr. Moorehead’s age and length of service, he is eligible for early retirement under the 2007 Plan. In the case of retirement, the amount reflected represents the value of restricted stock awards that vest upon early retirement. Refer to the endnotes to these tables for when the shares would be distributed to Mr. Moorehead.

(4)

In the event that the Company terminates Mr. Moorehead’s employment without cause or following a change in control, or Mr. Moorehead terminates his employment for good reason within two years of a change in control, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance, to the same extent as we contributed to such premium while he was an active employee, for the period beginning on the termination date and ending on the earlier of (a) the later of (x) the expiration of Mr. Moorehead’s, or his applicable dependents, as the case may be, COBRA coverage, or (y) the 24 month anniversary of his separation from service, or (b) the date Mr. Moorehead or such dependents, as the case may be, first become eligible for coverage under another group health plan of another employer. In the case of termination for any other reason, Mr. Moorehead is not entitled to any additional amounts.

(5)	Mr. Moorehead is 100% vested in his benefit under this plan.

(6)	Mr. Moorehead does not participate in this plan.

(7)

Mr. Moorehead is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Moorehead’s account balance under this plan as of December 31, 2016. Upon termination of employment for any reason, Mr. Moorehead is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

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2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

BARRY C. ROBINSON

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control – Termination ($)	Change in Control – No Termination ($)	Good Reason(1) or Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary Continuation(2)	0	700,032	0	700,032	0	192,507
Executive Incentive Compensation(a)(2)	0	230,171	230,171	0	230,171	230,171
Restricted Stock: Unvested and Accelerated(b)(3)	0	661,911	661,911	0	661,911	358,128
Benefits and Perquisites:
Accrued Vacation(c)	13,462	13,462	0	13,462	13,462	13,462
Post-Termination Health Care(4)	0	26,566	0	26,566	0	0
401(k) Plan(d)(5)	179,527	179,527	0	179,527	179,527	179,527
RIP(e)(6)	0	0	0	0	0	0
ERISA Excess Lost Match Plan(6)(7)	49,677	49,677	0	49,677	49,677	49,677
Total:	242,666	1,861,346	892,082	969,264	1,134,748	1,023,472

(1)

Amounts reported in this column apply to good reason termination within one year following a change in control. If Mr. Robinson terminates his employment for good reason at any other time, Mr. Robinson is not entitled to any additional amounts.

(2)

In the event that we terminate Mr. Robinson’s employment without cause or following a change in control, or if he terminates his employment for good reason within one year of a change in control, he is entitled to base salary continuation for two years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Robinson is not entitled to any additional amounts.

(3)	Based on Mr. Robinson’s age and length of service, he is not eligible for retirement; therefore, in the case of retirement, no benefit is immediately payable.

(4)

In the event that the Company terminates Mr. Robinson’s employment without cause or following a change in control, or Mr. Robinson terminates his employment for good reason within one year of a change in control, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance, to the same extent as we contributed to such premium while he was an active employee, for 18 months or until Mr. Robinson or such dependents, as the case may be, first become eligible for coverage under another group health plan of another employer, if earlier. In the case of termination for any other reason, Mr. Robinson is not entitled to any additional amounts.

(5)	Mr. Robinson is 100% vested in his benefit under this plan.

(6)	Mr. Robinson does not participate in this plan.

(7)

Mr. Robinson is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Robinson’s account balance under this plan as of December 31, 2016. Upon termination of employment for any reason, Mr. Robinson is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

Messrs. Calabrese, Guerrieri, Moorehead and Robinson’s contracts do not provide for any additional benefits other than payment of accrued and unpaid obligations existing at the time of a voluntary termination of employment or by the Company for cause. Additionally, none of the NEOs are entitled to any type of gross-up under Section 280G of the Code. “Change in control” has the same definition as noted for Mr. Delie.

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Endnotes to All 2016 Potential Payments Upon Termination or Change in Control Tables

(a) The amounts reflected in the Executive Incentive Compensation row represent the payout earned under the annual incentive portion of the 2007 Plan. We make the payout in a lump sum approximately 60 days after the end of the year provided the participant is still employed by us on December 31st. For purposes of this table, in the event of death, disability or retirement, the Committee may approve a pro-rated award. The amount in the table is based on the assumption that the Committee would approve the award. Since the table assumes termination of employment as of December 31, 2016, pro-ration is not necessary. In the case of a change in control, the participant is entitled to receive a pro-rated award based on the date of termination not less than his targeted award. Therefore, the amount shown in the case of a change in control is based on the amount the NEO earned for 2016, not the NEO’s targeted award. In the event we terminate any of the NEOs with cause, we do not owe the NEO any additional amount.

(b) The amounts reflected represent the taxable income realized by the NEOs under each potential termination scenario based on the terms of the 2007 Plan. Under the 2007 Plan, both service-based and performance-based outstanding restricted stock awards, excluding the supplemental performance-based awards granted in December 2015, will become 100% vested at target levels in the event of the death of the participant or upon a change in control. Under the 2007 Plan, a change in control occurs when there is a merger or other consolidation which results in a 50% or greater change in the ownership of the common stock of the resulting company. In the event a current NEO becomes disabled or terminates employment due to normal retirement, all service-based restricted stock awards will become 100% vested, except that if the NEO retires in the same calendar year as we granted the award, the number of shares that shall vest will be pro-rated for the period worked. If an NEO terminates employment due to early retirement, all service-based awards of restricted stock will be pro-rated for the period worked. In the event an NEO terminates employment due to retirement or disability and we achieve the performance objectives, the performance-based shares, excluding the supplemental performance-based awards granted in December 2015, will vest on the vesting date in a pro-rated amount based on the period worked. The supplemental performance-based awards granted in December 2015 will become 100% vested at target levels in the event of death of the participant or upon termination without cause or the participant terminates for good reason within two years of a change in control. If an NEO terminates employment due to early retirement or disability and we achieve the performance objectives, the supplemental performance-based awards granted in December 2015 will vest on the vesting date in a pro-rata amount based on the period worked.

For purposes of these tables, we have assumed that the performance-based shares for the awards granted in 2013 will vest between the target and maximum levels; the awards granted in 2014 will vest at the target level; the awards granted in 2015 and 2016 will not vest; and, the awards granted in December 2015 will vest at the target levels, in the case of disability or retirement. The NEOs will forfeit all unvested awards if we terminate them without cause or if they terminate their employment for any other reason.

(c) Upon termination for any reason, the NEOs are entitled to an immediate lump sum payment of earned but unused vacation days. In the case of a Change in Control — No Termination, the NEOs would still be employed and would therefore be entitled to carry over the earned but unused vacation days for use in 2017.

(d) The amounts reflected represent the dollar amount of our matching and Company contributions into the 401(k) Plan as of December 31, 2016. Distributions from the 401(k) Plan are in the form of a single lump sum payment and are made as soon as administratively possible after termination of employment. In the case of a change in control that does not result in termination, the NEO would still be employed, thus no benefit is immediately payable.

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(e) The present values reflected above for the RIP were determined using the following assumptions: benefit payments paid as a monthly annuity commencing at age 65, except in the case of disability where payments would commence at age 65 once long-term disability benefits cease; an interest rate of 4.00%; no pre-retirement mortality; and for post-retirement mortality, the 2007 base rates from RP-2014 projected linearly to 2017 to a long-term improvement rate of 0.8% (grading down linearly to 0.0% from ages 85 to 95). The present values for Retirement, Change in Control — Termination, Good Reason or Involuntary Not for Cause Termination, and Disability were calculated based on a five-year certain and continuous annuity option. The present value for Death was calculated based on a 100% joint and survivor annuity option and assumes that the NEO and his spouse are the same age. In addition, the death benefit is assumed to commence immediately if the NEO is over age 55 or otherwise at age 55. In the case of a change in control that does not result in termination, no benefit is immediately payable. Note that we have shown the present value of the benefit available for consistency with the 2016 Pension Benefits Table. However, the participant is only entitled to a lump sum distribution if the lump sum benefit under the RIP is less than $60,000.

(f) The present values reflected above for the Excess Plan and BRP were determined using the following assumptions: benefit payment paid as a monthly annuity commencing at age 65, except in the case of disability where payments would commence at age 65 once long-term disability benefits cease, and in the case of termination following a change in control where the payment would be in the form of an immediate lump sum; an interest rate of 3.70% for annuity payments and the IRS mandated segment rates for distributions in 2017 for the lump sum payment triggered due to Change in Control — Termination; no pre-retirement mortality; and for post-retirement mortality, the 2007 base rates from RP-2014 projected linearly to 2017 to a long-term improvement rate of 0.8% (grading down linearly to 0.0% from ages 85 to 95) for annuity payments and the IRS mandated mortality for the lump sum payment due upon Change in Control — Termination. The present values for Retirement, Involuntary Not for Cause Termination, and Disability were calculated based on a five-year certain and continuous annuity option. The present value for Death was calculated based on a 100% joint and survivor annuity option and assumes that the NEO and his spouse are the same age. In addition, the death benefit is assumed to commence immediately if the NEO is over age 55 or, if the NEO is under age 55, the benefit is assumed to commence when the NEO reaches age 55. Note that we have shown the present value of the benefit available for consistency with the 2016 Pension Benefits table. The participant is not entitled to a lump sum payment unless there is a change in control. See the 2016 Pension Benefits Table and accompanying narrative for more information about the pension benefits under this plan.

Compensation Risk Assessment

We conducted a risk assessment of our compensation programs for the purpose of determining inherent risks in the overall compensation program. Our Chief Risk Officer conducted the assessment with the assistance of the Executive Vice President of Human Resources and Corporate Services and the Compensation and Benefits Accounting Manager, and reviewed the risk assessment with our compensation consultant. Our Chief Risk Officer reviewed each compensation plan to identify any plan features that could lead an employee to take unnecessary and excessive risks that could threaten our value. He conducted a business unit review and a review of employee incentive plans and executive incentive plans, including company-wide benefit plans. He used a decision tree analysis to determine if the business unit compensation practices or the compensation plans fostered risk-taking and if so, conducted further analysis to determine if there were compensating controls or mitigants to limit the risk. Our review of the executive incentive plans considered design features including: pay profiles, performance metrics, performance goals, payout curves, equity incentives, stock ownership requirements, performance appraisal management, and our recoupment policy. Our Chief Risk Officer reviewed the executive incentive plans for design features that may have the potential to encourage excessive risk-taking. Specifically, he reviewed the compensation program for the following features, among others: pay profiles that provide for low salaries and high annual incentives; the use of performance metrics that do not benefit the Company over the long term; plan goals and payouts that did not consider the impact of decisions; steep payout curves where a very high threshold level of performance is required to achieve a threshold level of incentive payout; and an over emphasis on the use of long-term incentives paid in cash.

Similarly, in the review of employee compensation plans, our Chief Risk Officer used a decision tree analysis that considered whether each plan was incentive based, and if so, whether the incentive was material relative to

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the participant’s total compensation. If the incentive was material, he further reviewed the plan to determine if the plan appeared to foster risk-taking. If the plan fostered risk-taking, he evaluated the plan to determine whether there were compensating controls or mitigants to limit our risk.

Finally, in the business unit compensation review, our Chief Risk Officer assessed whether the business unit generated a materially higher level of risk to us by considering various factors about the plans within each business unit. The factors he considered, among others, included: whether the business unit carried a significant portion of our risk profile; the business unit compensation structure and whether it was different from our other units; the business units’ profitability; whether the employees in the business unit were awarded a short-term bonus while income and risk to us extended over a significantly longer period of time; and whether the compensation expenses comprise a significant percentage of the business unit revenues.

We noted a number of compensation design features that we believe reduce the likelihood of excessive risk-taking. In our compensation programs applicable to our NEOs, the Committee has downward discretion over incentive program payouts; the program provides a balanced mix of cash and equity, and short-term and long-term incentives, includes multiple meaningful performance metrics, and we maintain a Recoupment Policy that provides for a clawback of payouts under certain circumstances. The employee plans include performance indicators designed to measure quality control standards, compliance results and asset quality. Based upon the risk assessment presented to the Committee, we believe our employee compensation policies and procedures do not encourage excessive and unnecessary risk-taking and the level of risk resulting from our compensation policies and procedures is not reasonably likely to have a material adverse effect on us.

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2016 DIRECTOR COMPENSATION

The following table shows the compensation paid to our directors for services rendered in all capacities during 2016. Mr. Delie is not included as his compensation as a director is disclosed in the 2016 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
William B. Campbell	81,000	45,230	0	0	0	0	126,230
James D. Chiafullo	61,363	45,230	0	0	0	2,500	109,093
Laura E. Ellsworth	57,500	45,230	0	0	0	0	102,730
Stephen J. Gurgovits(6)	118,454	45,230	0	0	379,211	472,441	1,015,336
Robert A. Hormell	58,500	45,230	0	0	0	2,500	106,230
David J. Malone	80,000	45,230	0	0	0	0	125,230
D. Stephen Martz	85,000	45,230	0	0	0	0	130,230
Robert J. McCarthy, Jr.	72,500	45,230	0	0	0	0	117,730
Frank C. Mencini	62,789	56,184	0	0	0	0	118,973
David L. Motley	67,137	45,230	0	0	0	2,500	114,867
Gary L. Nalbandian(7)	47,231	50,000	0	0	0	2,429,141	2,526,372
Heidi A. Nicholas	62,137	45,230	0	0	0	0	107,367
Arthur J. Rooney, II(8)	20,422	5,054	0	0	0	0	25,476
John S. Stanik	60,363	45,230	0	0	0	0	105,593
William J. Strimbu	72,057	45,230	0	0	0	3,333	120,620
Earl K. Wahl, Jr.(8)	20,422	5,054	0	0	0	0	25,476

(1)

Represents fees earned as a director of the Company. Fees earned as a director of FNBPA are included in the All Other Compensation column. The dollar amounts of the fees earned as a director of the Company were as follows:

Name	Annual Retainer Fee ($)(A)	Committee Chairman Fees ($)(B)
William B. Campbell	57,500	23,500
James D. Chiafullo	61,363	0
Laura E. Ellsworth	57,500	0
Stephen J. Gurgovits	59,637	58,817
Robert A. Hormell	58,500	0
David J. Malone	65,000	15,000
D. Stephen Martz	65,000	20,000
Robert J. McCarthy, Jr.	57,500	15,000
Frank C. Mencini	62,789	0
David L. Motley	67,137	0
Gary L. Nalbandian	47,231	0
Heidi A. Nicholas	62,137	0
Arthur J. Rooney, II	20,422	0
John S. Stanik	60,363	0
William J. Strimbu	65,390	6,667
Earl K. Wahl, Jr.	20,422	0

(A)	The amount reflected for Mr. Campbell includes the fee for his service as Lead Director of the Board.

(B)	The amount reflected for Mr. Gurgovits is for service as Chairman of the Board and the Executive Committee. The amounts reflected for all other directors are for service as Committee Chairman.

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(2)

Annually each director is awarded shares of our common stock. Awards granted were valued at $40,000 rounded up or down to the nearest 100 shares at a price determined in accordance with the 2007 Plan. The shares were issued on May 18, 2016, after our Annual Meeting, with a fair market value of $12.96 per share. Additionally, each director who completes a relevant educational program during the preceding calendar year is awarded $5,000 of our common stock, rounded up or down to the nearest 10 shares at a price determined in accordance with the 2007 Plan. These shares were issued on May 18, 2016, after our Annual Meeting, with a fair market value of $12.96 per share. Mr. Mencini and Mr. Nalbandian were elected as directors effective January 1, 2016, and March 1, 2016, respectively. At that time, the Company awarded them 1,200 and 800 shares, respectively, which represents a pro-rated amount of the $40,000 annual award based on the length of time remaining in the prior award period, with a fair market value of $13.34 and $12.28 per share, respectively. See “Annual Grant of Stock Awards” for stock awards to directors that remained outstanding at December 31, 2016.

(3)

Mr. Gurgovits is entitled to pension benefits under the RIP, the Excess Plan and the BRP. During 2016, he received $89,184 from the RIP; $123,744 from the Excess Plan and $312,528 from the BRP. Mr. Gurgovits also has a Deferred Compensation Agreement with FNBPA. The present value of the accumulated benefit under that agreement is calculated in accordance with ASC Topic 715, Compensation-Retirement Benefits, assuming an interest rate of 4.25% and assuming that payments commenced on January 1, 2014, and will continue for nine and one-half years. During 2016, Mr. Gurgovits received $43,262 under this agreement. The present value in the amount of $246,197 is reflected as an accrued liability in the financial statements of FNBPA as of December 31, 2016.

(4)

This column reflects fees earned as a director of FNBPA. Directors of FNBPA do not receive a separate fee for attending FNBPA Board or committee meetings; except that, between January 1, 2016, and April 30, 2016, Messrs. Chiafullo, Gurgovits, Hormell and Motley received $625 for attending the FNBPA Credit Risk Committee, while Mr. Strimbu received $833 for serving as this Committee’s Chair. Commencing May 1, 2016, this Committee became a committee of the Company; therefore, fees earned after this date are reflected in fees earned by the Company.

(5)

The valuation of all perquisites is at our actual cost. SEC rules require disclosure of the perquisites to any one director unless the amount of perquisites is less than $10,000 in the aggregate. There were no perquisites required to be disclosed for 2016.

(6)

Mr. Gurgovits earned $2,500 for fees earned as a director of FNBPA. The remaining amount of All Other Compensation was earned under the terms of his Consulting Agreement, under which Mr. Gurgovits agreed to perform assignments and projects upon which we and FNBPA along with Mr. Gurgovits mutually agreed. The Consulting Agreement specified that we and FNBPA would pay Mr. Gurgovits an annual consulting fee of $573,588. Moreover, the Consulting Agreement provided that Mr. Gurgovits was entitled to certain benefits, including automobile expenses, club dues and related benefits. Upon termination of the Consulting Agreement other than for “cause,” death or good reason, as those terms are defined in the Consulting Agreement, Mr. Gurgovits would be entitled to receive his annual fee for the remainder of the term of the Consulting Agreement. Effective March 31, 2014, the Company and Mr. Gurgovits mutually agreed to terminate the Consulting Agreement. In settlement of his Consulting Agreement, the Company paid to Mr. Gurgovits monthly installments of $39,161.74, with the final payment being made on December 31, 2016.

(7)

Mr. Nalbandian became a director of the Company on March 1, 2016, in conjunction with its acquisition of Metro Bancorp, Inc. (Metro). Mr. Nalbandian was the Chairman and the CEO of Metro. As a result of the merger, Mr. Nalbandian was entitled to receive a severance payment in the amount of $2,423,160. Additionally, Mr. Nalbandian is entitled to disability, hospitalization and life insurance benefits for three years following his termination from Metro. Furthermore, Mr. Nalbandian is entitled to medical insurance coverage for himself and his dependents, if any, for his lifetime. If coverage is not possible under the Company’s medical plan, the Company shall reimburse him for the cost of such coverage. During 2016, the Company reimbursed him $5,981.36 to cover the cost of these benefits.

(8)	Messrs. Rooney and Wahl did not stand for reelection in 2016; therefore, compensation reflects partial year service.

Executive Director

The Company’s Executive Director, Mr. Delie, received compensation for his position with the Company. Such compensation is disclosed in the 2016 Summary Compensation Table. Executive directors are entitled to receive an annual common stock award valued at $40,000 rounded up or down to the nearest 100 shares at a price determined in accordance with the 2007 Plan. As such, we awarded shares to Mr. Delie in May 2016 at the same time that we made the stock awards to all other directors. Additionally, Executive Directors who complete a relevant educational program during the preceding calendar year are awarded $5,000 of our common stock, rounded up or down to the nearest 10 shares at a price determined in accordance with the 2007 Plan. As such, we awarded shares to Mr. Delie on May 18, 2016, with a fair market value of $12.96 per share. These stock awards are also reflected in the 2016 Summary Compensation Table.

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Annual Board/Committee Retainer Fees

We pay our annual director and committee meeting fees on a retainer basis. We annualize the fees and pay them monthly. The annual Board and committee fees are as follows:

	Member Fee ($)	Chairman Fee ($)
Board(1)	50,000	55,000
Audit Committee(2)	7,500	20,000
Compensation Committee(2)	7,500	15,000
Credit Risk and CRA Committee(2)	7,500	10,000
Executive Committee(2)	7,500	10,000
Nominating and Corporate Governance Committee(2)	3,500	7,500
Risk Committee(2)	7,500	15,000

(1)	The Lead Director is entitled to an additional fee of $16,000 per year.

(2)	Committee chairmen do not receive a member fee in addition to the chairman’s fee.

For information regarding the number of full Board and committee meetings held during 2016, see the section titled “Our Board of Directors and Its Committees.” We reimbursed various directors for amounts the directors expended in traveling to our meetings and determined these amounts were consistent with our guidelines and thus are not included in the 2016 Director Compensation table.

Annual Grant of Stock Awards

We awarded each director shares of stock under the Company’s 2007 Plan as detailed in the 2016 Director Compensation table and the Executive Director disclosure above. The stock awarded vested immediately without any restrictions. The following table is a detailed accounting of equity incentive awards outstanding as of December 31, 2016. The amount reflected for Mr. McCarthy was awarded for his service as an employee, under a stock option plan of a predecessor entity acquired by us. The amounts reflected for Mr. Hormell and Ms. Nicholas were awarded for their service as former FNBPA directors.

Name	Options Outstanding (#)	Stock Awards (#)(1)
Robert A. Hormell	0	759
Robert J. McCarthy, Jr.	39,204	0
Heidi A. Nicholas	0	759

(1)

The amounts reported for Mr. Hormell and Ms. Nicholas were calculated consistent with the assumptions used for amounts reported for the NEOs in the 2016 Outstanding Equity Awards at Fiscal Year-End table. Their amounts represent units which are deemed to be earned but have not vested.

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PROPOSAL 2. ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, which was adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are asking shareholders to adopt an advisory resolution approving our executive compensation for our NEOs as reported in this proxy statement.

We have designed our executive compensation programs to support our long-term success. We believe that our performance-based executive compensation programs provide incentives that are aligned with the best interests of our shareholders and have helped to drive our performance.

In the Compensation Discussion and Analysis, we describe in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Please read it in conjunction with the 2016 Summary Compensation Table and related compensation tables and narrative that provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures as set forth in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has supported and contributed to our success.

Why You Should Approve Our Executive Compensation Program

Our compensation philosophy is designed to attract and retain executive talent and emphasizes pay for performance, primarily through the creation of shareholder value. Our compensation program includes base salary, short-term annual incentive compensation, long-term incentive compensation, retirement benefits and perquisites.

We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and are strongly aligned with long-term shareholder interests and worthy of continued shareholder support.

We believe the shareholders should consider the following information in determining whether to approve this proposal:

The Compensation Program is Highly Aligned with Shareholder Value

A significant portion of our NEOs’ compensation is directly linked to our performance and the creation of shareholder value because a significant portion of the direct and total compensation is in the form of incentive compensation, including annual incentive compensation and a significant long-term incentive award. Our long-term awards are in the form of restricted stock and restricted stock units and divided into a time vested portion and a performance portion. The performance portion, which is two-thirds of the overall award, only vests at the conclusion of three years if all performance measures are met. We believe these long-term awards motivate our executives to achieve long-term performance and reward them for increases in total shareholder return. Furthermore, we do not award stock options, and only the Compensation Committee may approve equity grants.

Summary of Key Compensation Practices

We seek to align our compensation programs and practices with evolving governance best practices. The Compensation Committee has followed best practices with respect to executive compensation including the following:

•

We target base compensation at peer median and structure our compensation plans to increase compensation when our performance under various measures, including total shareholder return, is better than peers;

•	Elimination of our supplemental executive retirement plan effective December 31, 2008;

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•	No tax gross-up payments for executive perquisites;

•	The Compensation Committee has adopted a policy that it will not approve any employment contracts that contain a tax gross-up;

•	None of our most recent employment contracts provide for a single trigger parachute payment;

•	No severance payments for “cause” terminations or resignations other than for good reason;

•	No extraordinary relocation benefits;

•	The short-term incentive plan contains maximum limits;

•	We do not grant stock options or allow the re-pricing or exchange of stock options;

•	Only the Compensation Committee may authorize equity grants;

•	No payment of dividends on unvested restricted stock or units;

•	Stock ownership guidelines are in place for our executive officers and directors;

•	We conduct an annual robust risk assessment of all of our compensation programs, including the executive annual incentive program and long-term incentive program;

•	We maintain a compensation recoupment or “clawback” policy; and

•	We maintain a prohibition on executive officers and directors engaging in hedging transactions using Company common stock or common stock equivalents.

Our Compensation Program Has Appropriate Long-Term Orientation

Our compensation programs and policies have a long-term focus:

•	We encourage our executives to maintain a long-term focus by using a three-year performance period and vesting schedule for long-term Performance-Based Awards and Service-Based Awards;

•	Our long-term incentive plan is based upon total shareholder return; and

•	We have robust stock ownership requirements for executive officers and directors to insure that our executive officers and directors have a substantial personal stake in our long-term success.

Our Compensation Committee Stays Current on Best Practices

We regularly update our Compensation Committee on compensation best practices and trends. In addition, the Compensation Committee engages an independent compensation consultant to provide advice on compensation trends and market information to assist the Compensation Committee in designing our compensation programs and making compensation decisions.

The Compensation Committee directly engaged independent compensation consultants that reported directly to the Compensation Committee, had no prior relationship with our CEO or any other NEO. Our directors are elected annually and meet without management present as a Compensation Committee and Board when necessary. The Compensation Committee maintains a charter and reviews its provisions annually. All committee charters and our Code of Conduct are posted on our website.

In accordance with Section 14A of the Exchange Act, which was adopted under the Dodd-Frank Act, we are asking shareholders to adopt an advisory resolution approving our executive compensation for NEOs, as reported in this Proxy Statement.

We submitted an advisory resolution to approve 2015 executive compensation to our shareholders at our 2016 Annual Meeting. Shareholders owning more than 97% of the shares for which votes were cast regarding the advisory resolution on executive compensation approved the compensation of our NEOs as stated in our 2016 proxy statement. Additionally, at our 2011 Annual Meeting, our shareholders supported an annual advisory vote frequency and as a result, the Committee and the Board are again submitting for the vote of shareholders an

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advisory resolution to approve the compensation of our NEOs, and will include this shareholder advisory vote annually until we receive the shareholder vote at our 2017 Annual Meeting on how frequently we conduct a “say-on-pay” vote.

Following the last shareholder vote on executive compensation, the Committee considered the results of the advisory vote in determining compensation policies and decisions. The advisory vote reaffirms our pay-for-performance philosophy and the Committee will continue to use this philosophy and past practices in determining future compensation decisions.

We are asking shareholders to approve the following advisory resolution at the 2017 Annual Meeting:

“RESOLVED, that the shareholders of F.N.B. Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers listed in the 2016 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the Section entitled “Executive Compensation and Other Proxy Disclosure,” including the “Compensation Discussion and Analysis,” the compensation tables and other narrative and other executive compensation disclosures set forth under that section.”

This advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote, gives shareholders another mechanism to convey their views about our compensation programs and policies. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation programs. The Board has determined to provide shareholders with an annual advisory vote on executive compensation at each Annual Meeting of Shareholders. Accordingly, the next annual advisory vote on executive compensation will be provided at our Annual Meeting of Shareholders in 2018.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2 TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 2 ON THE PROXY CARD).

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PROPOSAL 3. ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires us to submit a non-binding advisory resolution to shareholders at least once every six years to determine whether advisory votes on compensation of our named executive officers should be held every year, every two years or every three years. In satisfaction of this requirement, shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders of the Company advise that an advisory resolution with respect to compensation of the Company’s named executive officers should be presented every year, every two years or every three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for “Every Year,” “Every Two Years,” or “Every Three Years” based on your preference as to the frequency on which an advisory vote on compensation of our named executive officers should be held. (If you have no preference, you may mark your proxy for “abstain.”) While this resolution is advisory and is not binding on the Board, the Compensation Committee or the Company, the Board will consider the voting results when determining the appropriate frequency for holding future advisory votes on the compensation of our named executive officers.

Our Board recommends that shareholders approve the frequency of “Every Year” for conducting an advisory vote on compensation of our named executive officers. This has been our practice for the last six years and we believe it appropriately provides our shareholders an opportunity to express their views annually on our executive compensation program.

It is expected that the next vote on how frequently we should conduct future advisory votes on the compensation of our named executive officers will be at our annual meeting in 2023.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE ON PROPOSAL 3 TO HOLD FUTURE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS “EVERY YEAR” (PROPOSAL 3 ON THE PROXY CARD).

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PROPOSAL 4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm to audit the books of the Company and its subsidiaries for the year ending December 31, 2017, to report on our internal controls and our consolidated statement of financial position and related statements of income of us and our subsidiaries, and to perform such other appropriate accounting services as our Board may require. Ernst & Young LLP has advised us that they are independent accountants with respect to us, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. In the event a majority of the votes cast in person or by proxy do not ratify the appointment of Ernst & Young LLP, we anticipate that we would make no change in our independent registered public accounting firm for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered when we consider the appointment of auditors for 2018.

Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2016. We expect that a representative of Ernst & Young LLP will attend our Annual Meeting, be available to respond to appropriate questions and, if the representative desires, which we do not anticipate, make a statement.

The discussion under the caption “Audit and Non-Audit Fees” describes the aggregate fees for professional services provided by Ernst & Young LLP to us for the calendar years 2015 and 2016.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 4 THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017 (PROPOSAL 4 ON THE PROXY CARD).

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Report of Audit Committee

To Our Shareholders:

The Audit Committee (“Committee”) oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed with Ernst & Young LLP, its independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters we and Ernst & Young LLP must discuss pursuant to Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, including Ernst & Young LLP’s judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

The Committee has discussed with Ernst & Young LLP its independence from management and the Corporation, including the matters in the required written disclosures. The Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining its independence.

The Committee discussed with the Corporation’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted,

D. Stephen Martz, Chairman

David J. Malone

Frank C. Mencini

David L. Motley

Heidi A. Nicholas

2017 Proxy Statement | 79

Audit and Non-Audit Fees

Ernst & Young LLP served as the Corporation’s independent registered public accounting firm for the fiscal years ended December 31, 2016 and 2015. The Company has been advised by such firm that none of its members or any of its associates has any direct financial interest or material indirect financial interest in the Corporation or its subsidiaries.

Fees and out-of-pocket expenses billed by Ernst & Young LLP for professional services during 2016 and 2015 were as follows:

	Audit	Audit-Related	Tax	All Other
2016	$1,685,542	$0	$303,526	$121,995
2015	$1,374,408	$0	$253,804	$47,955

Audit Fees relate to the audit of the Corporation’s annual financial statements and internal control over financial reporting, review of the financial statements included in the Corporation’s Reports on Forms 10-Q and 10-K and other SEC filings, services provided in connection with regulatory filings including registration statements filed with the SEC, and accounting consultations related to the audit.

Audit-Related Fees relate to merger and acquisition consultation services.

Tax Fees relate to tax compliance, tax planning and tax advice services.

All Other Fees relate to subscriptions for Ernst & Young’s web-based accounting and auditing research library and for 2016 FDIC assessment advisory services.

80 | F.N.B. Corporation

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee must pre-approve the audit and non-audit services the independent registered public accounting firm will perform in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee annually reviews and pre-approves the services that the independent registered public accounting firm may provide. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management, but may delegate pre-approval authority to one or more of its members. The member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee annually establishes pre-approval fee levels for all services the independent registered public accounting firm may provide. Any proposed services exceeding these levels require specific pre-approval.

The annual audit services engagement terms and fees are subject to the pre-approval of the Audit Committee. In addition, the Audit Committee may grant pre-approval for other audit services, including statutory audits or financial audits for our subsidiaries or our affiliates and services associated with SEC registration statements, periodic reports and other documents filed with the SEC.

Our Audit Committee must also pre-approve audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit” services, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters and assistance with internal control reporting requirements. Tax services include tax compliance, tax planning and tax advisory services.

Our Audit Committee may grant pre-approval to those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and when such pre-approval would not impair the independence of the independent registered public accounting firms.

2017 Proxy Statement | 81

Shareholder Proposals and Nominations for the 2018 Annual Meeting

SEC Rule 14a-8

If you are a shareholder who would like us to include your proposal in our notice of the 2018 Annual Meeting and related proxy materials, you must follow SEC Rule 14a-8 under the Securities Exchange Act of 1934. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices at One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212, no later than December 2, 2017.  If you do not follow SEC Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy statement.

Advance Notice Requirements Under Our Bylaws

Pursuant to Article I, Section 1.11 of our bylaws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an Annual Meeting, or to propose any business to be considered at an Annual Meeting, must deliver advance notice of such nomination or business to our Corporate Secretary. The notice must be delivered in person, by first-class United States mail postage prepaid or by reputable overnight delivery service to the attention of our Corporate Secretary, at our principal executive offices at F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212 during the period commencing on December 4, 2017, and ending on January 1, 2018. The shareholder must be a shareholder of record as of the date the notice is delivered and at the time of the Annual Meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our bylaws for a director nomination or other business. The notice must contain certain information about the proposal or nominee, as applicable, which is generally equivalent to the information that would be required to be disclosed under the proxy rules of the SEC if proxies were solicited for shareholder consideration of the matter at a meeting of shareholders, as well as certain information about the shareholder who is making the proposal or nomination. Nominees also will be required to submit a completed and signed questionnaire. The questionnaire will be provided by our Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors regarding their background, experience and independence.

Only shareholder proposals and nominations submitted in accordance with the Company bylaw provisions will be eligible for presentation at our 2018 Annual Meeting, and any other matter not submitted to our Board in accordance with such provisions will not be considered or acted upon at our 2018 Annual Meeting. The Board Chairman is authorized to determine whether a nomination or proposal was made in accordance with our bylaws and to declare that a defective nomination or proposal be disregarded.

82 | F.N.B. Corporation

Other Matters

As of March 31, 2017, our Board does not know of any other matter to be presented for consideration at our Annual Meeting other than the matters described above. However, if any other matter is presented in conformance with our bylaws, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board or, in the absence of such a recommendation, in accordance with the judgment of the individuals designated as proxies.

“Householding” of Proxy Materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We, and some brokers who household proxy materials, may deliver a single copy of these proxy materials to multiple shareholders who share the same address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or us if you hold registered shares. You can notify us by sending a written request to: Shareholder Services, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, or by calling our Transfer Agent representative at 1-844-877-8750. Upon written or oral request to us or our Transfer Agent representative, a separate copy of our proxy materials will promptly be sent to you.

Electronic Delivery of Proxy Materials

You can also access our proxy statement, Form 10-K for the fiscal year ended December 31, 2016, and our Annual Report to shareholders, via the Internet at http://www.proxyvote.com.

For our 2018 Annual Meeting, you can help us save significant printing and mailing expenses by consenting to access our proxy materials and Annual Report electronically via the Internet. If you hold your shares in your own name (instead of “street name” through a bank, broker or other nominee), you can choose this option by appropriately marking the box on your proxy card denoting your consent to electronic access or, if voting by telephone at 1-800-690-6903, following the prompts for consenting to electronic access, or following the instructions at the Internet voting website at http://www.proxyvote.com which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and Annual Report electronically, then prior to next year’s Annual Meeting you will receive notification when the proxy materials and Annual Report are available for on-line review via the Internet, as well as the instructions for voting electronically via the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to: Shareholder Services, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. If you hold your shares in “street name” through a bank, broker or other nominee, you should follow the instructions provided by that entity if you wish to access our proxy materials electronically via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS,

James G. Orie

Chief Legal Officer and Corporate Secretary

March 31, 2017

2017 Proxy Statement | 83

F.N.B. CORPORATION

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(888) 981-6000

Website: www.fnbcorporation.com

C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E17430-P86900 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

F.N.B. CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following: Vote on Directors			☐	☐	☐
1.	Election of 14 Directors
Nominees:

01)    William B. Campbell         08)    D. Stephen Martz

02)    James D. Chiafullo           09)    Robert J. McCarthy, Jr.

03)    Vincent J. Delie, Jr.          10)    Frank C. Mencini

04)    Laura E. Ellsworth            11)    David L. Motley

05)    Stephen J. Gurgovits        12)    Heidi A. Nicholas

06)    Robert A. Hormell             13)    John S. Stanik

07)    David J. Malone                14)    William J. Strimbu

Vote on Proposal 2:						Vote on Proposal 4:

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2.	Advisory approval of named executive officer compensation.		☐	☐	☐	4. Ratification of appointment of Ernst & Young LLP as F.N.B.’s independent registered public accounting firm for the 2017 fiscal year.	☐	☐	☐

Vote on Proposal 3:

The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	Adoption of an advisory (non-binding) resolution on the frequency of future shareholder advisory votes to approve compensation of our named executive officers.	☐	☐	☐	☐

Note: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

V.1.1

F.N.B. Corporation 2017 Annual Meeting of Shareholders

Wednesday, May 17, 2017

Doors open at 2:30 p.m. local time

Meeting begins at 3:00 p.m. local time

Regional Learning Alliance

Great Room

850 Cranberry Woods Dr.

Cranberry Twp., PA 16066

Directions from Interstate 76 & Interstate 79
●	If taking Interstate 76, take Exit 28 (Old Exit 3) – follow signs to Interstate 79 North
●	From Interstate 79, take Exit 78 – Route 228 – Cranberry/Mars
●	Turn onto Route 228 East
●	At the first traffic light, turn right onto Cranberry Woods Drive (the Marriott Hotel will be on the right)
●	Follow Cranberry Woods Drive to the stop sign
●	Continue straight through the stop sign
●	In approximately 100 yards turn right (there is no street sign)
●	Continue for 250 yards to the entrance to the Regional Learning Alliance
●	The meeting will be held in the Great Room

Note: If you plan on attending the Annual Meeting in person, please bring, a valid picture identification. The use of cell phones, video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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E17431-P86900

Annual Meeting of Shareholders

May 17, 2017 3:00 PM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Vincent J. Calabrese, James G. Orie and Thomas M. Whitesel, and each of them, proxies, with full power of substitution, to vote all shares of common stock of F.N.B. Corporation held of record by the undersigned on March 8, 2017 at the Annual Meeting of Shareholders to be held on May 17, 2017, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting.

If specific voting directions are not given with respect to the matters to be acted upon and the signed and dated card is returned, it will be treated as an instruction to vote such shares in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR all nominees in Proposal 1., FOR Proposal 2., FOR 1 year on Proposal 3 and FOR Proposal 4., and listed on the reverse side of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting.

Continued and to be signed on reverse side

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